As filed with the Securities and Exchange Commission on March __, 2000
                                                   Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  -------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                  -------------

                              CORNING INCORPORATED

             (Exact name of registrant as specified in its charter)

            New York                     3231                    16-0393470
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                  One Riverfront Plaza, Corning, New York 14831
                                 (607) 974-9000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             William D. Eggers, Esq.
                    Senior Vice President and General Counsel
                              Corning Incorporated
                  One Riverfront Plaza, Corning, New York 14831
           Telephone No.: (607) 974-9000/Facsimile No.: (607) 974-8656
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  -------------

                                   Copies To:

             Nixon Peabody LLP                       Edwards & Angell, LLP
               Clinton Square                    250 Royal Palm Way, Suite 300
         Rochester, New York  14603               Palm Beach, Florida  33480
   Attention:  Deborah McLean Quinn, Esq.     Attention:  Jonathan E. Cole, Esq.
       Telephone No.:  (716) 263-1307           Telephone No.:  (561) 833-7700
       Facsimile No.:  (716) 263-1600           Facsimile No.:  (561) 655-8719

                                  -------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger referred to herein have been satisfied or waived.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


                        CALCULATION OF REGISTRATION FEE

                                                       Proposed

   Title of Each Class of        Amount to            Maximum            Proposed Maximum           Amount of
      Securities to be              be              Offering Price       Aggregate Offering         Registration
         Registered             Registered           Per Security              Price (2)               Fee
                                    (1)                   (2)

Common Stock, par               12,080,607          $149.625             $2,008,400,814             $530,218
value $.50 per share            shares


(1) Based on the maximum number of shares of Corning Incorporated ("Corning") common stock, par value $.50 per share, that may be required to be issued in connection with the merger, calculated as the product of (a) 13,422,896, which is the sum of (i) the number of shares of common stock of NetOptix Corporation ("NetOptix"), par value $.01 per share, outstanding on March 16, 2000, (ii) the number of shares of NetOptix common stock issuable pursuant to outstanding stock options through the date the merger is expected to be consummated, and (iii) the number of shares of NetOptix common stock issuable pursuant to an outstanding warrant to purchase common stock of NetOptix, and (b) the exchange ratio of 0.9 of a share of Corning common stock issued for each share of NetOptix common stock outstanding.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 as amended (the "Securities Act"), and calculated pursuant to Rule 457(f)(1) and rule 457(c) thereunder on the basis of the fair market value of the NetOptix common stock to be exchanged in the merger as the product of (a) $149.625 (the average high and low sales price per share of NetOptix common stock as reported on the NASDAQ on March 15, 2000) and (b) 13,422,896, the sum of (i) the number of shares of common stock of NetOptix, par value $.01 per share, outstanding on March 16, 2000, (ii) the number of shares of NetOptix common stock issuable pursuant to outstanding stock options through the date the merger is expected to be consummated and (iii) the number of shares of NetOptix common stock issuable pursuant to an outstanding warrant to purchase the common stock of NetOptix.

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION - ________ ___, 2000

NETOPTIX CORPORATION LOGO

                                                              ________ __, 2000

Dear Stockholder of NetOptix Corporation:

         The Board of Directors of NetOptix Corporation has unanimously approved a merger in which Corning Incorporated will acquire NetOptix. In the merger, each share of NetOptix common stock will be converted into the right to receive
0.90 of a share of Corning common stock, and NetOptix will become a wholly-owned subsidiary of Corning. Corning common stock is listed on the New York Stock Exchange under the symbol "GLW". As of ________, Corning's closing stock price was $________.

         The merger cannot be completed unless the holders of a majority of the outstanding shares of NetOptix's common stock approve the merger and adopt the merger agreement. NetOptix has scheduled a special meeting of its stockholders for _________, 2000 to vote on this matter. If you were a stockholder of record on _________, you may vote at this meeting. Your vote is very important.

         Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

         THIS PROXY STATEMENT/PROSPECTUS CONTAINS ANSWERS TO FREQUENTLY ASKED QUESTIONS AND A SUMMARY DESCRIPTION OF THE MERGER (BEGINNING ON PAGE 1), FOLLOWED BY A MORE DETAILED DISCUSSION OF THE MERGER AND OTHER RELATED MATTERS. YOU SHOULD ALSO CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS RELATING TO THE MERGER" COMMENCING ON PAGE __ OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS.

                                   Sincerely,

Ralf T. Faber                            Gerhard R. Andlinger
President                                Chairman and Chief Executive Officer
NetOptix Corporation                     NetOptix Corporation

                             YOUR VOTE IS IMPORTANT.

                            PLEASE CAST YOUR VOTE BY
                 COMPLETING, SIGNING, DATING AND RETURNING YOUR
                         PROXY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement/prospectus or the Corning common stock to be issued in connection with the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------



      THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS DATED ________ ___, 2000,
        AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT ________ __,2000.

We will amend and complete the information in this prospectus/proxy statement. This prospectus/proxy statement is not an offer to sell these securities or our solicitation of your offer to buy these securities, nor will we sell these securities or accept your offer to buy them, in any jurisdiction where that would not be permitted or legal prior to registration or qualification in that jurisdiction.

                              NETOPTIX CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON ____________ __, 2000

To the Stockholders of NetOptix Corporation:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of NetOptix Corporation has been called by the Board of Directors of NetOptix and will be held at ______________________ on ___________, ________ __, 2000, at
[9:00 a.m.], local time for the following purposes:

         1. To consider and vote upon a proposal to approve a merger of CI Subsidiary, Inc., a wholly-owned subsidiary of Corning, with and into NetOptix and to adopt the Agreement and Plan of Merger, dated as of February 13, 2000, among Corning Incorporated, CI Subsidiary, Inc. and NetOptix Corporation. The merger agreement provides, among other things, for the merger of CI Subsidiary, Inc. with and into NetOptix, with NetOptix surviving the merger as a wholly-owned subsidiary of Corning.

         2. To vote upon other matters as may properly come before the special meeting or any adjournment or postponement of such special meeting.

         NetOptix has fixed the close of business on ___________ ___, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement of such meeting. Only holders of record of shares of NetOptix common stock at the close of business on the record date are entitled to vote at the special meeting. A list of stockholders entitled to vote will be available for inspection at the offices of NetOptix, located at Sturbridge Business Park, Sturbridge, Massachusetts 01566, for a period of ten days prior to the special meeting.

         Your Board of Directors recommends that you vote to approve the merger and adopt the merger agreement, which is described in detail in the accompanying Proxy Statement/Prospectus.

         You can ensure that your shares of NetOptix common stock are voted at the special meeting by signing and dating the enclosed proxy and returning it in the postage pre-paid envelope provided. Sending in a signed proxy will not affect your right to attend the special meeting and vote in person. You may revoke your proxy at any time before it is voted by (1) giving written notice to the secretary of NetOptix at Sturbridge Business Park, Sturbridge, Massachusetts 01566, (2) signing and returning a later dated proxy, or (3) voting in person at the special meeting. All stockholders are cordially invited to attend the special meeting in person.

         WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED.

                                           By Order of the Board of Directors,



                                           Stephen A. Magida
                                           Secretary

         Sturbridge, Massachusetts
         ________ __, 2000

                                TABLE OF CONTENTS

                                                                            Page

QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................iv

SUMMARY.......................................................................1

RISK FACTORS RELATING TO THE MERGER..........................................20

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...................21

THE SPECIAL MEETING..........................................................22

   DATE, TIME AND PLACE......................................................22

   PURPOSES OF THE SPECIAL MEETING...........................................22

   RECORD DATE...............................................................22

   REQUIRED VOTES............................................................22

   PROXIES, VOTING AND REVOCATION............................................23

   SOLICITATION OF PROXIES...................................................23

THE MERGER...................................................................24

   BACKGROUND OF THE MERGER..................................................24

   REASONS FOR THE MERGER; RECOMMENDATION OF THE NETOPTIX
   BOARD OF DIRECTORS........................................................26

OPINION OF SALOMON SMITH BARNEY INC..........................................27

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER............................37

CERTAIN COMPENSATION ARRANGEMENTS............................................40

   SEVERANCE AGREEMENTS......................................................40

   EMPLOYMENT AGREEMENT......................................................40

EQUITY BASED AWARDS..........................................................40

   OPTIONS...................................................................40

DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION OF
  NETOPTIX DIRECTORS AND OFFICERS............................................42

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.....................................42

ACCOUNTING TREATMENT.........................................................44

REGULATORY APPROVALS.........................................................44

RESTRICTIONS ON SALES OF CORNING COMMON STOCK................................44

STOCK EXCHANGE LISTING.......................................................45

NO APPRAISAL RIGHTS..........................................................45

THE MERGER AGREEMENT.........................................................46

   CONVERSION OF SECURITIES..................................................46

   EXCHANGE OF CERTIFICATES..................................................46

   STOCK OPTIONS.............................................................46

   ANDLINGER CAPITAL WARRANT.................................................46

   CONDITIONS TO CLOSING.....................................................47

   REPRESENTATIONS AND WARRANTIES OF CORNING AND NETOPTIX....................47

   CONDUCT OF BUSINESS PRIOR TO THE CLOSING..................................49

   NO SOLICITATION PROVISION.................................................50

   MUTUAL COVENANTS OF CORNING AND NETOPTIX..................................51

   TERMINATION AND TERMINATION FEES..........................................51

   EXPENSES..................................................................53

UNAUDITED PRO FORMA CONDENSED COMBINED SUPPLEMENTAL FINANCIAL
 INFORMATION ................................................................54

   UNAUDITED PRO FORMA COMBINED BALANCE SHEET................................55

   UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME.........................56

THE COMPANIES ...............................................................58

   CORNING...................................................................58

   BUSINESS..................................................................58

   MANAGEMENT AND ADDITIONAL INFORMATION.....................................59

   NETOPTIX..................................................................59

   BUSINESS..................................................................59

   MANAGEMENT AND ADDITIONAL INFORMATION.....................................60


DESCRIPTION OF CORNING CAPITAL STOCK.........................................61

   AUTHORIZED CAPITAL STOCK..................................................61

   COMMON STOCK..............................................................61

   PREFERRED STOCK...........................................................61

   RIGHTS AGREEMENT..........................................................62

   INDEMNIFICATION AND LIABILITY OF DIRECTORS AND OFFICERS...................62

   TRANSFER AGENT AND REGISTRAR..............................................62

COMPARISON OF STOCKHOLDER RIGHTS.............................................62

   NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS...........................63

   ADVANCE NOTICE OF STOCKHOLDER PROPOSALS...................................63

   RIGHT TO CALL SPECIAL MEETINGS............................................64

   SHAREHOLDER ACTION BY WRITTEN CONSENT.....................................64

   TRANSACTIONS WITH INTERESTED SHAREHOLDERS.................................64

   AMENDMENT OF CHARTER AND BYLAWS...........................................65

LEGAL MATTERS................................................................65

EXPERTS......................................................................65

WHERE YOU CAN FIND MORE INFORMATION..........................................66

Annexes

         Annex A Agreement and Plan of Merger
         Annex B Opinion of Salomon Smith Barney Inc.
         Annex C Stockholder Voting Agreement and Irrevocable Proxy

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

         The Board of Directors of NetOptix Corporation has unanimously approved a merger in which Corning Incorporated will acquire NetOptix. The following questions and answers provide an overview of certain important facts in connection with the proposed transaction. You should read this entire proxy statement/prospectus and the other materials referred to before determining how to vote at the special meeting of NetOptix stockholders on June __, 2000.

Q:   WHY ARE CORNING AND NETOPTIX PROPOSING TO MERGE?

A: The combination of the two companies and their complementary businesses serving the telecommunications industry will create a company we believe is uniquely qualified to capitalize on new opportunities domestically and around the world.

Q:   WHAT WILL HAPPEN IN THE MERGER?

A: NetOptix will become a direct subsidiary of Corning by the merger of CI Subsidiary, Inc., a wholly-owned subsidiary of Corning, into NetOptix.

Q:   WHAT WILL NETOPTIX STOCKHOLDERS RECEIVE?

A: NetOptix stockholders will be entitled to receive 0.90 of a share of Corning common stock in exchange for each of their shares of NetOptix common stock. Corning will not issue fractional shares. Instead, you will receive a cash payment equal to the market value of the fractional share.

     For example:

     If you currently own 1,000 shares of NetOptix common stock, then after the merger you will be entitled to receive 900 shares of Corning common stock.

     If you currently own 175 shares of NetOptix common stock, then after the merger you will be entitled to receive 157 shares of Corning common stock and a check for the market value of the .50 fractional share of Corning common stock.

     On _________, 2000 the closing price per share of Corning common stock on the NYSE was $_____.__ and of NetOptix common stock on the NASDAQ was $____.__.

Q:   AS A STOCKHOLDER, HOW WILL THE MERGER AFFECT ME?

     A: After the merger, you will own shares of Corning, a company that will then own NetOptix as well as Corning's ongoing businesses. Holders of NetOptix common stock will receive Corning common stock in exchange for their NetOptix common stock.

Q:   WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to vote to approve the merger and to adopt the merger agreement.

Q:   WHAT DO I NEED TO DO NOW?

     A: After carefully reading and considering the information contained in this proxy statement/prospectus, indicate in the enclosed proxy card how you want to vote, and sign and submit it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. All proxy cards received prior to the special meeting will be voted at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the merger and for adoption of the merger agreement. If you do not vote, or if you abstain, it will have the effect of a vote against the merger.

     THE NETOPTIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of NetOptix at the address set forth below. Third, you can attend the special meeting and vote in person.

Q: IF MY NETOPTIX SHARES ARE HELD IN THE NAME OF MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your NetOptix shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares according to your directions. Without instructions, your shares will not be voted by your broker which will have the effect of a vote against the merger. You should follow the directions provided by your broker.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Corning has appointed Harris Trust & Savings Bank as exchange agent to coordinate the exchange of your shares of NetOptix common stock for shares of Corning common stock. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. In addition to NetOptix's shareholder approval, we must also obtain regulatory approvals and satisfy other customary requirements set forth in the merger agreement. We hope to complete the merger shortly after the special meeting.

Q:   WHAT ARE MY TAX CONSEQUENCES AS A RESULT OF THE MERGER?

A. The exchange of NetOptix common stock for Corning common stock will be tax free for federal income tax purposes. However, you will have to pay taxes on any cash received for fractional shares. We recommend that you read the more detailed explanation of the U.S. federal income tax consequences on pages __ through ___ carefully.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

         NetOptix Corporation
         6401 Congress Avenue
         Boca Raton, Florida  33487
         Attention:  Thomas J. Mathews
         Telephone: (561) 994-0202

                                     SUMMARY

         This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" on page __.

         We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. (As used in this proxy statement/prospectus, "we" and "our" refers to Corning and NetOptix.)

THE COMPANIES

   NETOPTIX CORPORATION

   Sturbridge Business Park
   Sturbridge, Massachusetts  01566
   Attention:
   Telephone:  (508) 347-9191

         NetOptix was incorporated in Delaware in 1973 as the successor to a business which was founded in 1959. NetOptix was named Galileo Corporation until September 1999, and prior to that was named Galileo Electro Optics from its incorporation to September 1996.

NetOptix:

         - designs, manufactures and markets a broad range of optical components and systems, including:

               -  optical filters;
               -  optical lens coatings for medical devices;
               -  laser systems; and
               - infrared thermal imaging devices and optical analytic instruments;

         - has one of the world's largest and most technically advanced diamond point turning facilities, which manufactures highly sophisticated optical components and systems for industrial lasers and semiconductor instrumentation; and

         - beginning in 1999, developed and readied for commercial production optical filters for use in Dense Wavelength Division Multiplexing (DWDM) components of fiberoptic networks serving the telecommunications industry.

   CORNING INCORPORATED

   One Riverfront Plaza
   Corning, New York  14831
   Attention:  Secretary
   Telephone:  (607) 974-9000

         Corning is a global, technology based corporation that operates in three broadly-based operating business segments:

         - TELECOMMUNICATIONS: this segment produces optical fiber and cable, optical hardware and equipment and photonic components for the worldwide telecommunications industry;

         - ADVANCED MATERIALS: this segment manufactures specialized products with unique properties for customer applications utilizing glass ceramic and polymer technologies. Businesses within this segment include environmental products, science products, semiconductor materials and optical and lighting products; and

         - INFORMATION DISPLAY: this segment manufactures glass panels and funnels for television and computer displays, projection video lens assemblies and liquid-crystal display for flat panel displays.

CI SUBSIDIARY, INC.
c/o Corning Incorporated
One Riverfront Plaza
Corning, New York  14831

         CI Subsidiary, Inc. is a wholly-owned subsidiary of Corning, formed under the laws of the State of Delaware solely for purposes of acting as a party to the merger. CI Subsidiary, Inc. will merge with and into NetOptix and NetOptix will be the surviving corporation.

REASONS FOR THE MERGER (PAGES __ THROUGH __)

         The NetOptix board of directors believes that the merger is in the best interests of NetOptix and its stockholders. In reaching its decision to approve the merger the NetOptix board of directors considered a number of factors, including the following:

- the effect of the merger on implementing and accelerating NetOptix's basic long-term growth strategy in light of the current economic, financial and business environment, the limited size of NetOptix, its limited financial resources and customer base and its dependence on a single line of business;

- NetOptix's financial condition, results of operations, business and prospects compared to those of the combined companies the price and other terms of the merger agreement, as well as other information concerning the merger, including the structure of the merger;

- Corning's strong research and development capabilities, and its existing commitment to the optical filter market, which would significantly strengthen NetOptix's existing technology and product development efforts; and Corning's financial resources, customer relationships and commitment to drive NetOptix's business forward;

- the alternatives available to NetOptix in lieu of the transaction, including acquiring other companies or seeking joint venture partners and remaining as a stand-alone entity;

- the benefits of the merger, including its view that the combined company might be able to capitalize on operational and competitive elements that may not be available otherwise to NetOptix on a stand-alone basis;

- the opportunity for you to become holders of Corning common stock, which the NetOptix board of directors believed would perform at least as well as NetOptix common stock over the long term and would have greater liquidity and lower volatility than NetOptix common stock;

- the opinion of Salomon Smith Barney Inc. that as of date of that opinion the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of NetOptix common stock;

- Corning's reputation and policies with respect to its employees, and the impact on NetOptix's employees of becoming employees of Corning;

- economies of scale because the telecommunications industry, particularly the fiberoptics transmission materials industry, is currently characterized by intense competition and large-scale consolidation; and

- the effect on NetOptix stockholders of NetOptix continuing as a stand-alone entity compared to the effect of NetOptix combining with Corning, in light of the factors summarized above.

         To review the reasons for the merger in greater detail, see pages __ through __.

RECOMMENDATION OF THE NETOPTIX BOARD OF DIRECTORS (PAGES __ THROUGH __)

         The NetOptix board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote in favor of the approval and adoption of the merger agreement.

PURPOSES OF THE SPECIAL MEETING (PAGE ___)

         The purposes of the special meeting are to consider and vote upon:

         - a proposal to approve the merger and adopt the merger agreement; and

         - such other business as may properly be brought before the special meeting.



DATE, TIME AND PLACE (PAGE __)

         The special meeting of the NetOptix stockholders will be held on _______, 2000 at ______ Eastern Standard Time at _____________.

RECORD DATE; REQUIRED VOTES (PAGES __ AND __)

         The close of business on _________, 2000 is the record date for the special meeting. Only NetOptix stockholders on the record date are entitled to receive notice and vote at the special meeting. On the record date, there were ________ shares of NetOptix common stock outstanding. Each share of NetOptix common stock will be entitled to one vote on each matter to be acted upon at the special meeting.

         A majority vote of the shares of NetOptix common stock outstanding and entitled to vote on the record date is required to approve the merger and adopt the merger agreement. Non-voting shares, including abstentions, and shares held by brokers who are not given authority to vote in favor of the merger ("broker non-votes") will have the effect of a vote against the merger agreement. On the record date, NetOptix's executive officers and directors collectively beneficially owned an aggregate of 4,019,117 shares of NetOptix common stock or approximately 35.05% of the outstanding common stock. In addition, a total of 3,978,117 shares of NetOptix common stock (5,003,117 shares if the Andlinger Capital XIII LLC warrants and the vested portion of the ANC Management options are exercised prior to the special meeting) is subject to the stockholder voting agreement and irrevocable proxy described under "Interests of Directors and Officers in the Merger" and attached as Annex C to this prospectus/proxy statement.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (PAGES __ THROUGH __)

         In determining how to vote at the special meeting, you should be aware that certain officers and directors of NetOptix may have interests in the merger that are different from your interests as holders of common stock. These include the following:

         - A portion of the outstanding unvested stock options held by NetOptix officers and directors may, at NetOptix's option and with the holder's consent, become fully vested and exercisable prior to the effective time of the merger. As of March 16, 2000, options to purchase 122,500 shares of NetOptix common stock held by executive officers of NetOptix had become fully vested and exercisable.

         - Options to purchase 100,000 shares of NetOptix common stock held by ANC Management Corp., a corporation 100% of which is owned by Gerhard R. Andlinger, the Chairman of the Board and Chief Executive Officer of NetOptix as well as its principal stockholder, will be amended to remove conditions to the vesting of such options, other than the passage of time, and to eliminate their acceleration as of the effective time of the merger.

         - NetOptix may, prior to the closing, amend options to purchase an aggregate of 150,000 shares of NetOptix common stock granted to members of the NetOptix board of directors in order to continue to permit exercise and vesting following the effective time of the merger and to permit their transfer for tax or estate planning purposes.

         - NetOptix may, prior to the closing, amend options to purchase an aggregate of 381,450 shares of NetOptix common stock granted to employees of NetOptix (of which 140,000 were granted to NetOptix executive officers) in order to immediately vest these options if the employee is terminated without cause or resigns for good reason, in each case prior to January 27, 2003.

         - NetOptix may, prior to the closing, amend the terms of the Non-Qualified Stock Option Agreement in connection with the ANC Management Options to permit the transfer of these options for estate or tax planning purposes.

         - Andlinger Capital XIII LLC, Mr. Andlinger, Stephen A. Magida, a director of NetOptix, acting in his capacity as manager of Andlinger Capital XIII LLC and as trustee of the Gerhard R. Andlinger Intangible Asset Management Trust dated as of December 29, 1997, and John F. Blais, Jr. entered into a Stockholder Voting Agreement and Irrevocable Proxy, dated as of February 13, 2000. A total of 3,978,117 shares (5,003,117 shares if the Andlinger Capital XIII LLC warrants and the vested portion of the ANC Management options are exercised prior to the special meeting) of NetOptix common stock is subject to this agreement representing 34.70 percent of the total number of shares of NetOptix common stock outstanding as of the record date. Under this agreement each stockholder:

              - agreed to vote the shares of NetOptix beneficially owned by him or it in favor of the merger and to approve the merger agreement;

              - granted Corning an irrevocable proxy to vote his or its shares for the merger and against any proposal in conflict with the merger; and

              - agreed not to solicit any proposal from any third person which would interfere with the merger with Corning.

         - Andlinger Capital XIII LLC holds a warrant to purchase 1,000,000 shares of NetOptix common stock for a price of $1.50 per share which will, as a result of the merger, and unless exercised prior thereto, be converted into a warrant to acquire 900,000 shares of Corning common stock at an exercise price equal to $1.66 ($1.50 divided by the exchange ratio of 0.90).

         - On February 13, 2000, Corning entered into a letter agreement with Ralf T. Faber, the President of NetOptix, to clarify the terms of his continued employment after the closing date of the merger. Under the letter agreement, Mr. Faber has agreed to serve as the President and CEO of Corning NetOptix, Inc. the proposed new name of NetOptix, for a term of three years.

         - Corning will indemnify and maintain directors and officers liability insurance for NetOptix's directors and officers for six years after the effective time of the merger.

         - The NetOptix board of directors intends to adopt a resolution exempting the disposition to Corning of NetOptix securities by NetOptix directors and executive officers from liability under the federal securities laws for short-swing trading.

OPINION OF SALOMON SMITH BARNEY INC. (PAGES __ THROUGH __)

         Salomon Smith Barney Inc., as financial advisor to NetOptix, delivered its written opinion, dated February 13, 2000, to the NetOptix board of directors that, as of such date, the exchange ratio was fair to the stockholders of NetOptix common stock from a financial point of view. The full text of the opinion of Salomon Smith Barney Inc., dated February 13, 2000, is attached as Annex B and should be read carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Salomon Smith Barney Inc. in providing its opinion. The Salomon Smith Barney Inc. opinion is directed to the NetOptix board of directors and does not constitute a recommendation to any NetOptix stockholder as to how such stockholder should vote on the proposed merger.

THE MERGER AGREEMENT

CONVERSION OF SECURITIES (PAGE __)

         In the merger, CI Subsidiary will be merged with and into NetOptix. NetOptix will be the surviving corporation and will continue as a wholly-owned subsidiary of Corning. As a result of the merger, you will be entitled to receive 0.90 of a share of Corning common stock for each share of NetOptix common stock that you own. You will not receive fractional shares of Corning common stock. Instead, you will receive a cash payment for any fractional shares you might otherwise have been entitled to receive, based on the market value of the Corning common stock.

         Each NetOptix stock option outstanding at the effective time of the merger will be assumed by Corning and will become an option to purchase that number of shares of Corning common stock equal to the product of:

         - the number of shares of NetOptix common stock issuable upon exercise of the stock option; and

         -    0.90.

         The exercise price per share of each converted stock option will be equal to the result of:

         - The exercise price per share of NetOptix common stock under the original stock option; divided by

         -    0.90.

         In the case of any NetOptix stock option to which Section 422 of the Internal Revenue Code of 1986, as amended, applies, the exercise price and the number of shares purchasable pursuant to such NetOptix stock option will be determined in order to comply with Section 424(h) of the Internal Revenue Code.

CONDITIONS TO CLOSING (PAGE ___)

         Corning's and NetOptix's obligations to complete the merger are subject to the satisfaction or waiver of several conditions, including the following:

         - holders of a majority of the outstanding shares of NetOptix's common stock approve the adoption of the merger agreement;

         - the shares of Corning common stock to be issued in the merger and reserved for issuance upon exercise of NetOptix stock options and warrant are authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

         -    no court order prohibits the merger or makes the merger illegal;

         - Corning and NetOptix obtain all regulatory approvals and third party consents necessary to complete the merger;

         - each of Corning and NetOptix has certified to the other that its representations and warranties are true and correct except as would not have a material adverse effect and that its material obligations under the merger agreement have been complied with in all material respects; and

         - each of Corning and NetOptix has obtained an opinion from tax counsel that the merger will qualify as a tax-free reorganization.

NO SOLICITATION PROVISION (PAGE ___)

         NetOptix has agreed that it will not solicit or encourage the initiation of any proposals regarding alternative acquisition transactions with third parties. If NetOptix receives such a proposal, it must promptly notify Corning. The NetOptix board of directors may respond to certain unsolicited written proposals regarding alternative acquisition transactions and may recommend such transaction proposals to NetOptix's stockholders only under limited circumstances.

         Under limited circumstances, NetOptix may be required to pay Corning the termination fee described below. The no-solicitation and the termination fee provisions of the merger agreement may have the effect of discouraging persons who might be interested in entering into a business combination with NetOptix from proposing a business combination transaction. This may be so even where the consideration payable to NetOptix stockholders in the other transaction would exceed the consideration payable in the merger.

         In addition, under the stockholder voting agreement and irrevocable proxy, the principal stockholders of NetOptix: Andlinger Capital XIII LLC, Mr. Andlinger, Mr. Magida, acting in his capacity as manager of Andlinger Capital and as trustee of a trust for Mr. Andlinger and Mr. Blais have agreed to vote their shares in favor of the merger and not to solicit other offers, among other things. This agreement also has the effect of discouraging other persons who may be interested in acquiring NetOptix.

TERMINATION AND TERMINATION FEES (PAGES ___ THROUGH ___)

         Corning and NetOptix can agree to terminate the merger agreement without completing the merger and either company can terminate the merger agreement if any of the following occurs:

         - the other party materially breaches the merger agreement and does not cure such breach in all material respects;

         - the merger is not completed by July 31, 2000 so long as the terminating party is not otherwise in material breach of the merger agreement;

         -    a court order permanently prohibits the merger; or

         - NetOptix's stockholders do not approve the merger, in which case, under certain conditions, NetOptix must pay the termination fee described below.

         NetOptix also may terminate the merger agreement if the following occurs, in which case, under certain conditions, NetOptix must pay the termination fee described below:

         - if NetOptix receives a superior acquisition proposal, before the special meeting, from a potential acquirer that the NetOptix board of directors considers to be a more favorable competing offer;

         - NetOptix provides Corning with sufficient notice of its decision to terminate as required by the merger agreement;

         - Corning does not make an offer to NetOptix that the NetOptix board of directors considers to be at least as favorable as the competing offer; and

         -    NetOptix pays the termination fee described below.

         Corning also may terminate the merger agreement and, under certain conditions, NetOptix must pay the termination fee described below, if the NetOptix board of directors:

         -    withdraws or modifies its approval of the merger;

         - enters into negotiations with any person concerning an acquisition proposal in violation of the merger agreement; or

         - approves or recommends an acquisition proposal as materially more favorable to the stockholders of NetOptix.

         In these cases, NetOptix must pay the termination fee described below unless:

         - NetOptix has not received a competing offer or engaged in discussions with or provided confidential information to any person in respect of any acquisition proposal; and

         - the NetOptix board of directors determines in good faith that it is obligated by its fiduciary duties to withhold or adversely change its recommendation of Corning's offer.

         As noted above, under certain circumstances, if the merger agreement is terminated, NetOptix may be required to pay Corning a termination fee of up to $50 million. One-half of the termination fee, $25 million, is due and must be paid by NetOptix within two days of notice of termination of the merger agreement. The remaining one-half of the termination fee must be paid when NetOptix closes any acquisition transaction entered into within twelve months after termination of the merger agreement.

EXPENSES (PAGE ___)

         All costs and expenses will be paid by the party incurring them, except that in the event the merger agreement is terminated in accordance with its terms, Corning will pay the costs and expenses of filing and printing this proxy statement/prospectus and of filings with certain governmental authorities in connection with the merger.

REGULATORY APPROVALS (PAGES ___ THROUGH ___)

         On April __, 2000, the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act relating to the merger will terminate. The Antitrust Division of the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before and after the merger is completed.

         NetOptix and Corning are required to make filings with, or obtain approvals from, some other international regulatory authorities in connection with the merger. Corning and NetOptix expect that none of these regulatory authorities would prohibit consummation of the merger. However, we cannot assure you that the required consents, approvals and authorizations will be obtained.

NO APPRAISAL RIGHTS (PAGE __)

         Under applicable Delaware law, you do not have any right to an appraisal of the value of your shares in connection with the merger since the shares of NetOptix common stock are traded on NASDAQ.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGES ___ THROUGH ___)

         Corning's tax counsel, Nixon Peabody LLP, and NetOptix's tax counsel, Edwards & Angell LLP, will each provide an opinion that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. NetOptix stockholders will not be taxed as a result of the exchange of NetOptix common stock for Corning common stock in the merger, unless and only to the extent they receive a payment for fractional shares. Receipt of the Nixon Peabody LLP opinion is a condition to the closing of the merger.

         THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT (PAGE ___)

         Corning will account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. The purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. Any excess of the purchase price will be allocated to goodwill and any acquired in-process research and development will be charged to expense in the period in which the transaction closes.

RISK FACTORS RELATING TO THE MERGER (PAGE ___)

         You should consider the following risk factors, among others, in deciding how to vote at the special meeting:

              - the consideration is a fixed exchange ratio, which will not be adjusted as a result of any increase or decrease in the price of either Corning or NetOptix common stock; and

              - integrating Corning's and NetOptix's photonics business operations may be difficult.

EXCHANGE OF CERTIFICATES (PAGE ___)

         After the merger, Corning or its agent will mail a letter to you with instructions for exchanging your stock certificates for certificates representing shares of Corning common stock and a cash payment in lieu of fractional shares, if any. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. The letter of transmittal which you receive will contain instructions as to when and where to send your NetOptix stock certificates.

SELECTED FINANCIAL INFORMATION

SELECTED SUPPLEMENTAL FINANCIAL INFORMATION OF CORNING

         Corning is providing the following information to aid your analysis of the financial aspects of the merger. The following tables contain Corning's consolidated supplemental financial data for the periods presented. The financial data for each of the five years ended December 31, 1999 have been derived from Corning's audited supplemental financial statements. The supplemental financial statements give retroactive effect to the acquisition by Corning of Oak Industries, Inc. on January 28, 2000, which has been accounted for as a pooling of interests. The financial information included in this filing will become the historical consolidated financial statements of Corning after financial statements covering the date of consummation of the business combination are issued. This information is only a summary. You should read it along with Corning's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Corning's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on pages ___ through ___.



                                                                       Year Ended December 31,
                                                ----------------------------------------------

                                                     1999            1998           1997        1996          1995
                                                ---------------------------------------------------------------------

                                                               (In millions, except per share amounts)
OPERATIONS:


Net sales                                          $ 4,741.1      $ 3,831.9       $3,831.2    $3,327.5      $2,900.1
Non-operating gains                                     30.0 (a)       39.7 (e)(f)                21.5(h)
Gross margin                                         1,810.8        1,471.4        1,606.9     1,321.5       1,137.1
Research, development and engineering expenses         378.2          307.4          262.9       200.1         177.3
Provision for impairment and restructuring               1.4 (b)(c)    84.6 (c)                    5.9          26.5(l)
Income from continuing operations before               674.9          482.3          665.8       519.1         421.9
 tax on income
Minority interest in earnings of subsidiaries           66.8           61.6           77.4        59.8          75.2
Equity in earnings (losses)
        of associated companies:
Other than Dow Corning Corporation                     112.3           97.3           79.2        83.8          68.2
Dow Corning Corporation                                                                                       (348.0)(l)
Income (loss) from continuing operations               511.0(a)(b)(c) 354.8(e)(c)(f) 430.6       355.2        (130.3)(l)(m)
Income (loss) from discontinued operations,
  net of income taxes                                    4.8 (d)       66.5 (g)       30.9      (136.9)(i)(j)   29.0
Extraordinary charge, net of income taxes
                                                                                                 (0.9)(k)      (1.6)(k)

NET INCOME (LOSS)                                  $   515.8      $   421.3       $  461.5    $  217.4      $ (102.9)
---------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER SHARE
    Continuing operations                          $     2.00      $    1.45       $   1.77    $   1.46      $  (0.55)
    Discontinued operations                              0.02           0.27           0.12       (0.57)         0.11
    Net income (loss)                              $     2.02      $    1.72       $   1.89    $   0.89      $  (0.44)
DILUTED EARNINGS PER SHARE
    Continuing operations                          $     1.95      $    1.42       $   1.71    $   1.44      $  (0.49)
    Discontinued operations                              0.02           0.25           0.11       (0.54)         0.11
    Net income (loss)                              $     1.97      $    1.67       $   1.82    $   0.90      $  (0.38)
Book value per share                                     9.47           6.93           5.80        4.64          9.09
Dividends declared per share                       $     0.72      $    0.72       $   0.72    $   0.72      $   0.72

FINANCIAL POSITION:

  Cash and cash equivalents                        $   280.4      $    59.2       $  105.6    $  221.2      $  193.5
  Working capital                                      430.2          347.7          326.2       524.2         349.7
  Total assets                                       6,526.0        5,464.3        5,079.7     4,557.7       5,647.0
  Loans payable beyond one year (n)                  1,490.4        1,217.8        1,277.3     1,333.3       1,417.6
  Minority interest in
    subsidiary companies                               284.8          346.1          354.3       320.8         305.8
  Convertible preferred securities
    of subsidiary                                                     365.2          365.3       365.1         364.7
  Convertible preferred stock                           13.5           17.9           19.8        22.2          23.9
  Common shareholders' equity (o)                    2,462.7        1,706.6        1,428.7     1,132.8       2,222.2

======================================================================================================================


(a) During the third quarter of 1999, Corning sold Republic Wire and Cable, a manufacturer of elevator cables and a subsidiary of Siecor Corporation, for approximately $52 million in cash and short-term notes. Corning recorded a non-operating gain of $30 million ($9.5 million after tax and minority interest) or $0.04 per share as a result of this transaction.

(b) In the third quarter of 1999, Corning recognized an impairment loss of $15.5 million pretax ($10.0 million after tax), or $0.04 per share, in connection with management's decision to sell Quanterra Incorporated. The impairment loss reduces Corning's investment in these assets to an amount equal to management's current estimate of fair value. Disposition of the business occurred in February 2000.

(c) In the second quarter of 1998, Corning recorded a restructuring charge of $84.6 million ($49.2 million after tax and minority interests), or $0.19 per share. During the fourth quarter of 1999, Corning determined that the actual costs of certain benefits included in the retirement incentive program were less than estimated in the second quarter of 1998 and released restructuring reserves totaling $14.1 million ($8.6 million after tax) or $0.03 per share.

(d) During the fourth quarter of 1999, certain indemnification agreements related to the April 1998 sale of Corning's consumer housewares business expired. As a result, Corning recognized income from discontinued operations of $7.8 million ($4.8 million after tax) or $0.02 per share in the fourth quarter from the release of reserves provided at the date of the transaction.

(e) In the second quarter of 1998, Molecular Simulations, Inc. (MSI) merged with Pharmacopeia, Inc., a publicly traded company (NASDAQ: PCOP). Corning previously owned 35% of MSI and owned approximately 15% of the combined entity at the time of the merger. Corning realized a gain of $20.5 million ($13.2 million after tax), or $0.05 per share, from this transaction.

(f) In the fourth quarter of 1998, Corning recorded a non-operating gain of $19.2 million ($9.7 million after tax), or $0.04 per share, related to the divestiture of several small businesses within the science products division.

(g) On April 1, 1998, Corning completed the recapitalization and sale of a controlling interest in its consumer housewares business to an affiliate of Borden, Inc. Corning received cash proceeds of $593 million and continues to retain a 3% interest in World Kitchen Inc., formerly the Corning Consumer Products Company. Corning recorded an after-tax gain of $67.1 million, or $0.26 per share, in the second quarter of 1998. The $66.5 million net income from discontinued operations includes a $0.6 million loss from operations of the discontinued business through March 31, 1998.

(h)    During 1996 Oak Industries, Inc. sold its 49% interest in Video 44 (WSNS
       - TV Channel 44) and recorded a pre-tax gain of $20.5 million ($12.7 million after tax), or $0.05 per share. Oak Industries also sold its 45% interest in O/E/N India Ltd. for a pre-tax gain of $1.0 million ($0.6 million after tax).

(i) On December 31, 1996, Corning distributed all of the shares of Quest Diagnostics Incorporated and Covance Inc., which collectively comprised Corning's Health Care Services segment, to its shareholders on a pro rata basis (the Distribution). Corning recorded a provision for loss on the Distributions of $176.5 million after tax, or $0.69 per share.

(j) During 1996, Oak Industries, Inc. sold its Nordco Inc. subsidiary for an after tax gain of $9.4 million. Included in income from discontinued operations is income related to Nordco of $1.4 million after tax and $2.5 million after tax in 1996 and 1995 respectively.

(k) Oak Industries Inc.'s previously existing $30 million and $200 million credit agreements were terminated on August 30, 1995 and November 1, 1996, respectively. As a result, Oak Industries recorded non-cash, after tax charges of $1.6 million and $0.9 million in 1995 and 1996, respectively, related to the early extinguishment of the former credit facilities.

(l) In 1995, Corning recognized a restructuring charge from continuing operations totaling $26.5 million ($16.1 million after tax), as a result of severance for workforce reductions in corporate staff groups and the write-off of production equipment caused by the decision to exit the manufacturing facility for glass-ceramic memory disks.

       Corning also recorded an after-tax charge of $365.5 million to fully reserve its investment in Dow Corning Corporation (a 50%-owned equity company) as a result of Dow Corning Corporation filing for protection under Chapter 11 of the United States Bankruptcy Code in May 1995. Corning recognized equity earnings totaling $17.5 million from Dow Corning Corporation in the first quarter of 1995.

       Corning discontinued recognition of equity earnings from Dow Corning Corporation beginning in the second quarter of 1995.

(m) Income from continuing operations included an after tax charge of $80.9 million for purchased in-process research and development related to the acquisition of Lasertron.

(n) In February of 2000, Corning completed an offering of Euro-denominated securities which generated net proceeds of $485 million. Corning used a portion of the proceeds as long-term financing of a piece of the cash purchase price for the acquisition of Siemens AG's worldwide optical cable and hardware business and the remaining 50% of its investment in Siecor Corporation and Siecor GmbH. The purchase price of $1.4 billion included approximately $120 million of assumed debt and contingent consideration of $145 million.

(o) Corning closed an equity offering of 14,950,000 shares of its common stock on January 28, 2000. The transaction generated net proceeds of $2.2 billion of which approximately $1.13 billion was used to fund a portion of the purchase price for the Siemens acquisition.

SELECTED HISTORICAL FINANCIAL INFORMATION OF NETOPTIX

         NetOptix is providing the following information to aid your analysis of the financial aspects of the merger. NetOptix derived this information from audited financial statements for the years 1995 through 1999 and unaudited financial statements for the three months ended December 31, 1998 and 1999. In the opinion of NetOptix management, this unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the three months ended December 31, 1998 and 1999. Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it along with NetOptix's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in NetOptix's annual reports, quarterly reports and other information on file with the SEC and incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on pages ____ through ____.


                                  THREE MONTHS

                                      ENDED                             YEAR ENDED SEPTEMBER 30,
                                   DECEMBER 31
                               ------------------------------------------------------------------------------------
                               1999        1998          1999         1998          1997        1996         1995
                               ------------------------------------------------------------------------------------
                                                                  (In thousands, except per share amounts)
Net sales................      $4,695      $3,831      $14,366      $14,774       $12,816     $42,634       $40,753
Income (loss) from
continuing operations(a).         619      (4,533)     (11,310)     (13,735)      (12,378)      5,527         1,399
Income (loss) from
discontinued
operations, net..........          --         392       (1,567)       1,108         1,194          --            --
Extraordinary gain, net..          --          --           --           --            --         158            --
Net income (loss)........         619      (4,141)     (12,877)     (12,627)      (11,184)      5,685         1,399
Earnings (loss) per share
     from continuing
     operations

     Basic...............         .05        (.56)       (1.19)       (1.80)        (1.81)       0.81          0.21
     Diluted.............         .05        (.56)       (1.19)       (1.80)        (1.81)       0.80          0.21
Earnings (loss) per share
     from discontinued
     operations

     Basic...............          --           .05      (0.16)        0.15          0.18          --            --
     Diluted.............          --           .05      (0.16)        0.15          0.18          --            --
Earnings per share from
     extraordinary gain
     Basic...............          --          --           --           --            --        0.02            --
     Diluted.............          --          --           --           --            --        0.02            --


Earnings (loss) per share
     Basic...............         .05        (.51)       (1.35)       (1.65)        (1.63)       0.83          0.21
     Diluted.............         .05        (.51)       (1.35)       (1.65)        (1.63)       0.82          0.21
Total assets.............      50,106      51,910       48,365       55,654        42,727      53,064        48,173
Long-term obligations....       2,345      13,596(b)     1,210        1,008           956         132           716

--------------

(a) Results of operations and earnings per share data for fiscal years 1997 through 1999 have been restated to reflect NetOptix's discontinued operations. Since continuing operations principally reflect the optical filter business, as it was acquired in January 1998, the periods ended September 30, 1996 and 1995 were not restated as such information would not be meaningful. See Note 5, "Discontinued Businesses," to NetOptix's Consolidated Financial Statements contained in its annual report on Form 10-K for the year ended September 30, 1999 incorporated by reference into this proxy statement/prospectus.

(b) NetOptix was in violation of certain of its covenants and therefore the loan balance of $13,596 is classified as a short-term liability at December 31, 1998.

SELECTED UNAUDITED PRO FORMA COMBINED SUPPLEMENTAL FINANCIAL INFORMATION

         The following describes the pro forma effect of the merger on Corning's unaudited supplemental statements of income information for the year ended December 31, 1999, and the unaudited supplemental balance sheet information as of December 31, 1999. You should read this selected information in conjunction with the "Unaudited Pro Forma Combined Financial Information" and the accompanying notes included elsewhere in this proxy statement/prospectus and the historical financial information and related notes of Corning and NetOptix, incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined supplemental financial information is provided for informational purposes only and does not purport to represent what the financial position and results of operations of the combined company would actually have been had the merger in fact occurred at the dates indicated. The unaudited pro forma combined supplemental statement of income information and combined balance sheet information illustrate the estimated effects of the merger as if the merger had occurred at January 1, 1999, for the statements of income information and at December 31, 1999 for the balance sheet information. The unaudited pro forma combined supplemental statements do not include the impact of non-recurring charges directly attributable to the merger.

         Corning will account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of the purchase price will be allocated to goodwill and any acquired in-process research and development will be charged to expense in the period in which the transaction closes. Adjustments have been made to reclassify the presentation of NetOptix historical financial information to be consistent with Corning's presentation. However, no adjustments have been made in the unaudited pro forma combined financial information of Corning and NetOptix to conform the accounting policies of the combined company as the nature and amounts of such adjustments are not expected to be significant.

                      SELECTED UNAUDITED PRO FORMA COMBINED

                  SUPPLEMENTAL STATEMENT OF INCOME INFORMATION

                                                         YEAR ENDED
                                                      DECEMBER 31, 1999

                                               (In millions, except per share
                                                          amounts)

Net sales..................................            $       4,755.5
Income from continuing operations..........            $         204.2
Basic earnings per share from
     continuing operations.................            $           0.77
Diluted earning per share from
     continuing operations.................            $           0.75
Book value per share.......................            $          16.73




                      SELECTED UNAUDITED PRO FORMA COMBINED

                     SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                        DECEMBER 31, 1999

                                                         (In millions)


Working capital                                            $     436.2
Total assets                                               $   8,630.9
Loans payable beyond one year                              $   1,491.0
Convertible preferred stock                                $      13.5

COMPARATIVE PER SHARE INFORMATION

         The following table summarizes on a per share basis certain (1) historical financial information and (2) unaudited pro forma and equivalent pro forma financial information.

         The unaudited pro forma supplemental financial information illustrates the estimated effects of the merger as if the merger had occurred at January 1, 1999 for the statement of income information and at December 31, 1999 for the balance sheet information. The unaudited pro forma financial information has been prepared based on the purchase method of accounting and does not include the impact of non-recurring charges directly attributable to the merger. The basic unaudited pro forma per share information for Corning is based on the weighted average number of outstanding shares of Corning common stock adjusted to include the number of shares of Corning common stock that would be issued in the merger in exchange for the outstanding NetOptix common stock, based on the number of shares of NetOptix common stock outstanding for the period reported. The diluted unaudited pro forma per share information for Corning is based on the weighted average number of outstanding shares of Corning common stock adjusted to include (1) the dilutive effect of Corning employee stock options and (2) the number of shares of Corning common stock that would be issued in the merger. The effect of NetOptix employee stock options was not dilutive.

         The unaudited equivalent pro forma per share information for NetOptix is based on the unaudited pro forma amounts per share for Corning multiplied by the exchange ratio of 0.90. The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial information of Corning and NetOptix incorporated by reference in this proxy statement/prospectus and the "Unaudited Pro Forma Combined Financial Information" included elsewhere in this proxy statement/prospectus.

                                                           YEAR ENDED
                                                        DECEMBER 31, 1999


    Corning:
    Income per share from continuing operations:

    Basic:
        Historical...............................                $ 2.00
        Pro forma................................                  0.77
    Diluted:
        Historical...............................                $ 1.95
        Pro forma................................                  0.75
    Book value per share:
        Historical...............................                $ 9.47
        Pro forma................................                 16.73
    Cash dividends declared per share:

        Historical...............................                $ 0.72
        Pro forma................................                  0.72

    NetOptix:
    Income per share from continuing operations:

    Basic:
        Historical...............................               $ (1.19)
        Equivalent pro forma.....................                  0.69
    Diluted:
        Historical...............................               $ (1.19)
        Equivalent pro forma.....................                  0.68
    Book value per share:
        Historical...............................                $ 2.56
        Equivalent pro forma.....................                 15.06
    Cash dividends declared per share:
        Historical...............................
        Equivalent pro forma.....................                  0.65

MARKET PRICE AND DIVIDEND INFORMATION

         Corning common stock is listed on the New York Stock Exchange under the ticker symbol "GLW". NetOptix common stock is listed on NASDAQ under the ticker symbol "OPTX." The following table shows, for the periods indicated, the high and low sales prices and dividends per share of Corning common stock, as reported on the NYSE Consolidated Tape, and NetOptix common stock, as reported on the NASDAQ National Market Systems, for the dates indicated.

                                            CORNING(a)                               NETOPTIX(a)
                                ----------------------------------------------------------------------------------
                                   HIGH         LOW          DIVIDENDS          HIGH         LOW        DIVIDENDS
                                ----------------------------------------------------------------------------------
Fiscal Year 1997

     First Quarter...........     $46.38       $33.75         $0.18            $27.75      $21.00           $0
     Second Quarter..........      56.50        43.00          0.18             26.50        6.00            0
     Third Quarter...........      65.13        39.75          0.18              7.75        4.50            0
     Fourth Quarter..........      49.56        35.38          0.18             15.25        5.50            0
Fiscal Year 1998
     First Quarter...........      43.94        32.00          0.18             14.75        8.75            0
     Second Quarter..........      44.38        33.94          0.18             17.50        9.75            0
     Third Quarter...........      36.00        22.88          0.18             16.50       11.13            0
     Fourth Quarter..........      45.69        26.94          0.18             13.13        2.06            0
Fiscal Year 1999
     First Quarter...........      61.75        44.75          0.18              3.81        2.75            0
     Second Quarter..........      70.75        47.69          0.18              5.75        3.63            0
     Third Quarter...........      75.00        60.31          0.18              7.44        4.38            0
     Fourth Quarter..........     129.06        64.06          0.18             22.25        7.38            0
Fiscal Year 2000
     First Quarter (for                                                         71.50       19.00            0
         Corning)
     (through ______)........
     Second Quarter

     (through _____).........        N/A          N/A             N/A             ___         ___          ___

--------------------
(a) Data is provided for each fiscal quarter included in Corning's fiscal year which ends on December 31 of each year and NetOptix's fiscal year which ends on September 30 of each year.

                                              Corning                  NetOptix

         February 11, 2000 per

         share closing price (a)              $165.75                   $136.00

         _______ __, 2000 per

         share closing price                  _______                   _______


         (a) February 11, 2000 was the last full trading day before public announcement of the signing of the merger agreement.

         Because the market price of Corning common stock is subject to fluctuation, the market value of the shares of Corning common stock that holders of NetOptix common stock will receive in the merger, and the market value of the NetOptix common stock surrendered in the merger, may increase or decrease prior to or after the merger. See "Risk Factors Relating to the Merger--Fixed Exchange Ratio May Result in Lower Value of Merger Consideration" on page __.

         NETOPTIX STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CORNING COMMON STOCK AND THE NETOPTIX COMMON STOCK.

REFERENCES TO ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business and financial information about Corning and NetOptix from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

     Corning Incorporated                          NetOptix Corporation
     One Riverfront Plaza                        Sturbridge Business Park

    Corning, New York 14831                  Sturbridge, Massachusetts  01566
     Attention: Secretary                          Attention:  Secretary
   Telephone: (607) 794-9000                     Telephone: (508) 347-9191


         See also "Where You Can Find More Information" beginning on page __. If you would like to request documents, please do so by ________ __, 2000 in order to receive them before the NetOptix special meeting.

                       RISK FACTORS RELATING TO THE MERGER

         You should consider the following risks, among others, in deciding whether to approve the merger and adopt the merger agreement. These matters should be considered along with the other information included or incorporated by reference in this proxy statement/prospectus.

         FIXED EXCHANGE RATIO MAY RESULT IN LOWER VALUE OF MERGER CONSIDERATION. Upon completion of the merger, each share of NetOptix common stock will be converted into the right to receive 0.90 of a share of Corning common stock.

         The exchange ratio is fixed and will not be adjusted as a result of any increase or decrease in the price of either Corning or NetOptix common stock. Any change in the price of Corning common stock will affect the value the NetOptix stockholders receive in the merger.

         In addition, because the merger will be completed only after all the conditions to the merger are satisfied or waived, including the receipt of regulatory approvals, there is no way to be sure that the price of Corning common stock or NetOptix common stock at the time the merger is completed will be the same as their prices on the date of the special meeting.

         Changes in the business, operations or prospects of Corning or NetOptix, regulatory considerations, general market and economic conditions and other factors may affect the prices of Corning common stock, NetOptix common stock or both. Many of those factors are beyond our control. You are encouraged to obtain current market quotations for both Corning common stock and NetOptix common stock.

         INTEGRATING BUSINESS OPERATIONS MAY BE DIFFICULT AND MAY HAVE A NEGATIVE IMPACT ON CORNING'S OPTICAL FILTER BUSINESS. The combination of Corning's and NetOptix's optical filter business involves the integration of separate businesses that have previously operated independently and have different corporate cultures. The process of combining the companies may be disruptive to their businesses and may cause an interruption of, or a loss of momentum in, these businesses as a result of the following difficulties, among others:

         -    loss of key employees or customers;

         - possible inconsistencies in standards, controls, procedures and policies between the business being combined and the need to implement and harmonize company-wide financial, accounting, information and other systems;

         - failure to maintain the speed and quality of production of optical filters that NetOptix and the photonics technologies division of Corning have historically provided; and

         - the diversion of management's attention from the day-to-day businesses of the photonics technologies division of Corning and NetOptix as a result of the need to deal with the above disruptions and difficulties and/or the possible need to add management resources to do so.

         Such disruptions and difficulties, if they occur, may cause Corning to fail to realize the benefits that it currently expects to result from the integration of NetOptix.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This document, and the documents incorporated by reference into this proxy statement/prospectus, contain both historical and forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect Corning's and NetOptix's current expectations concerning future results and events. These forward-looking statements generally can be identified by use of statements that includes phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Corning and NetOptix to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this proxy statement/prospectus.

         The following important factors could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

         - product demand and industry capacity, competitive products and pricing, manufacturing efficiencies, cost reductions, availability and costs of critical materials, new product development and commercialization, manufacturing capacity, facility expansions and new plant start-up costs;

         - changes in economic conditions such as inflation, interest rates and foreign currency exchange rates;

         - acquisition and divestiture activity, capital resource and cash flow activities and capital spending;

         - changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

         - the effect of regulatory and legal developments, the rate of technological change and the ability to preserve trade secrets and enforce patents.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE

         We are sending this proxy statement/prospectus to you as part of the solicitation of proxies by the NetOptix board of directors for use at the special meeting to be held on __________, 2000 at ______ Eastern Standard Time at ____________________. We are first mailing this proxy statement/prospectus, the attached notice of special meeting of stockholders and the enclosed proxy card to you on or about __________ __, 2000.

PURPOSES OF THE SPECIAL MEETING

         At the special meeting, NetOptix stockholders will consider and vote upon a proposal to approve the merger and adopt the Agreement and Plan of Merger dated as of February 13, 2000 among Corning, CI Subsidiary, Inc. and NetOptix. The merger agreement provides, among other things, that CI Subsidiary will be merged with and into NetOptix, and each outstanding share of NetOptix common stock will be converted into the right to receive 0.90 of a share of Corning common stock. CI Subsidiary, Inc. is a wholly-owned subsidiary of Corning.

         NetOptix is not proposing that any matters other than the approval and adoption of the merger agreement will come before the NetOptix special meeting. If any matter incident to the conduct of the special meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion with respect to those matters.

         THE BOARD OF DIRECTORS OF NETOPTIX HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE

         The NetOptix board of directors has fixed the close of business on __________, 2000 as the record date for the special meeting. Only holders of NetOptix common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date, __________ shares of NetOptix common stock were outstanding and entitled to vote held by approximately _____ holders of record.

         The presence, in person or by proxy, of a majority of the shares of NetOptix common stock is necessary to constitute a quorum at the special meeting. Abstentions will be included in the determination of shares present and entitled to vote at the special meeting for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, then those shares will not be considered as present and entitled to vote with respect to that matter.

REQUIRED VOTES

         All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by a signed proxy will be voted for the approval of the merger agreement.

         A majority vote of the shares of NetOptix common stock outstanding and entitled to vote on the record date is required to approve the merger and adopt the merger agreement. Non-voting shares, including abstentions, and shares held by brokers who are not given authority to vote in favor of the merger ("broker non-votes") will have the effect of a vote against the merger agreement. On the record date, NetOptix's executive officers and directors collectively beneficially owned an aggregate of 4,019,117 shares of NetOptix common stock or approximately 35.05% of the outstanding common stock. In addition, a total of 3,978,117 shares of NetOptix common stock (5,003,117 shares if the Andlinger Capital XIII LLC warrants and the vested portion of the ANC Management options are exercised prior to the special meeting) is subject to the stockholder voting agreement and irrevocable proxy described under "Interests of Directors and Officers in the Merger" and attached as Annex C to this proxy statement/prospectus.

         If sufficient votes in favor of the merger proposal are not received by the time scheduled for the special meeting, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies. The persons named as proxies will vote in favor of any adjournment those proxies which authorize them to vote in favor of the merger. They will vote against any adjournment those proxies which direct them to vote against the merger. Any such adjournment will require the affirmative vote of a majority of the votes cast (or if a quorum is not present, a majority of the votes represented in person or by proxy) at the session of the special meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by NetOptix.

PROXIES, VOTING AND REVOCATION

         This proxy statement/prospectus is being furnished to NetOptix's stockholders in connection with the solicitation of proxies by, and on behalf of, the NetOptix board of directors for use at the special meeting, and is accompanied by a form of proxy.

         Each share of NetOptix common stock is entitled to one vote. Votes will be tabulated at the special meeting by inspectors of election appointed by NetOptix.

         You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the Secretary of NetOptix (NetOptix, Sturbridge Business Park, Sturbridge, Massachusetts 01566). You may also revoke your proxy by signing and returning a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the Secretary and voting by ballot at the special meeting.

         If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence, without notifying the Secretary of NetOptix, at the meeting will not revoke a previously given proxy. In addition, if you beneficially hold shares of NetOptix common stock that are not registered in your own name, you will need additional documentation from the record holder of those shares to attend and vote the shares personally at the meeting.

SOLICITATION OF PROXIES

         NetOptix will pay for the expense of printing and mailing this document and the material used in this solicitation of proxies. Proxies will be solicited through the mail and directly by officers, directors and regular employees of NetOptix not specifically employed for such purpose, without additional compensation. NetOptix will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. NetOptix will not engage a proxy solicitor to represent it in connection with the solicitations of proxies.

         Under Delaware law, you will not have appraisal or dissenters' rights in connection with the merger because NetOptix's common stock was designated as a national market security on the NASDAQ on the record date for the special meeting.

         THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO YOU. WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                                   THE MERGER

BACKGROUND OF THE MERGER

         On January 25, 2000, the President of NetOptix's optical filter subsidiary, Optical Filter Corporation, was approached by the Business Manager of Components for Corning who requested a confidential meeting. The NetOptix President, Corning's Business Manager of Components and a Corning Vice President for Corporate Development met at dinner and discussed Corning's interest in exploring options concerning the acquisition of NetOptix's optical filter business.

         On January 26, 2000, the Chairman of the Board and Chief Executive Officer of NetOptix received a phone call from Corning's Vice President of Corporate Development at which time they agreed to meet in New York City.

         On January 28, 2000, representatives of Corning met with representatives of NetOptix in New York City. The Chairman of NetOptix and the Corning Vice President executed a confidentiality agreement on behalf of their respective companies. The participants discussed the possibility of a business combination between Corning and NetOptix and the potential terms of such a combination.

         Corning and NetOptix representatives met again on January 31, 2000, at the Optical Filter Corporation facility in Natick, Massachusetts to discuss filter technology, planned ramp-up of production, the 12-month financial projections for filter products and the corporate history of NetOptix. The President of Optical Filter Corporation delivered a presentation on filter technology and financial projections.

         On February 4, 2000, Corning provided a written preliminary proposal letter to the Chairman of NetOptix. The proposal letter set forth the potential terms of the proposed acquisition of NetOptix by Corning.

         On February 7, 2000, the NetOptix board of directors met in Boston to discuss the Corning proposal and to select a financial advisor to NetOptix in connection with evaluation of the Corning proposal. The NetOptix board of directors approved the engagement of Salomon Smith Barney Inc. to serve as the financial advisor to NetOptix in connection with the Corning proposal and other potential transactions. The NetOptix board of directors also determined that senior management of NetOptix should continue discussions with Corning and conduct further due diligence analysis as well as negotiate the terms of definitive documentation on the basis of the preliminary proposal from Corning.

         On February 8, 2000, the first negotiating session between NetOptix and Corning was held in the Boston office of Edwards & Angell, LLP. NetOptix representatives included the Chairman, the President, the Vice President and Chief Financial Officer of NetOptix and several members of the NetOptix board of directors, as well as its financial and legal advisors. Corning was represented by its financial advisors and senior management, including its Senior Vice President-General Counsel, Vice President and Director, Legal Department and Vice President for Corporate Development.

         Discussions and negotiations continued from February 8, 2000 through February 13, 2000 with respect to the transaction. During this time, each party conducted due diligence, and senior management of Corning and NetOptix were then separately briefed on the findings that their teams had reached during due diligence. The parties and their respective financial and legal advisors met frequently during this period to discuss the financial and other terms of the proposed transaction, including the exchange ratio.

         The NetOptix board of directors held two special meetings during this time, the first on February 11, 2000 and the second on February 13, 2000, at which senior management of NetOptix reviewed with the NetOptix board of directors its discussions and negotiations with Corning regarding the transaction, as well as the results of its due diligence investigation of Corning. At both meetings, the NetOptix board of directors discussed with counsel to NetOptix the terms of the merger agreement and the stockholder voting agreement and irrevocable proxy, and the legal standards applicable to its decision to approve the merger agreement and the transactions contemplated by the merger agreement. Salomon Smith Barney Inc. and the senior management of NetOptix presented to the NetOptix board of directors financial information with respect to Corning and the proposed transaction. At the February 13, 2000 meeting Salomon Smith Barney Inc., rendered its oral opinion (which was subsequently confirmed in writing) that, as of February 13, 2000, the exchange ratio contemplated in the merger agreement was fair to holders of NetOptix common stock from a financial point of view. After questions by and discussion among the members of the NetOptix board of directors, and after consideration of the factors described under "--Reasons for the Merger; Recommendation of the NetOptix Board of Directors," the NetOptix board of directors voted unanimously, on February 13, 2000, to approve the merger agreement and the transactions contemplated by the merger agreement.

                  The merger documents were executed during the evening of February 13, 2000 and arrangements were made by Corning and NetOptix to release announcements of the merger transaction simultaneously at 7:00 a.m. EST on February 14, 2000.

REASONS FOR THE MERGER; RECOMMENDATION OF THE NETOPTIX BOARD OF DIRECTORS

         In reaching its conclusion to approve the merger agreement, the NetOptix board of directors consulted with management of NetOptix, as well as its financial and legal advisors and considered a number of factors, as described below.

- The NetOptix board of directors considered the effect of the merger on implementing and accelerating NetOptix's basic long-term growth strategy in light of the current economic, financial and business environment, the limited size of NetOptix, its limited financial resources and customer base and its dependence on a single line of business.

- The NetOptix board of directors analyzed NetOptix's financial condition, results of operations, business and prospects, and compared them to those of the combined companies. In considering this financial information, the NetOptix board of directors took into account NetOptix's and Corning's recent and historic stock prices and earnings performances, as well as its own analysis of the business opportunities presented by the merger and current market trends relating to NetOptix's products and Corning's recent moves to expand its telecommunications business and reposition its business mix. The NetOptix board of directors considered the financial analyses and pro forma and other financial data presented by Salomon Smith Barney, information concerning Corning and its business strategy presented by Corning, analyses performed by NetOptix management, as well as the NetOptix board of directors' own knowledge of the industry and of NetOptix and Corning and their respective businesses.

- The NetOptix board of directors considered the price and other terms of the merger agreement, as well as other information concerning the merger, including the structure of the merger. Among other things, the board of directors considered the expectation that the merger will be treated as a tax-free transaction for U.S. federal income tax purposes to NetOptix stockholders. See "The Merger--Material Federal Income Tax Consequences" on page [ ].

- The NetOptix board of directors considered Corning's strong research and development capabilities, and its existing commitment to the optical filter market, which would significantly strengthen NetOptix's existing technology and product development efforts, Corning's financial resources, customer relationships and commitment to drive NetOptix's business forward.

- The NetOptix board of directors considered the alternatives available to NetOptix in lieu of the transaction, including acquisitions or joint ventures and remaining as a stand-alone entity.

- The NetOptix board of directors considered the benefits of the merger, including its view that the combined company might be able to capitalize on operational and competitive elements that may not be available otherwise to NetOptix on a stand-alone basis.

- The NetOptix board of directors considered the opportunity for you to become holders of Corning common stock, which the NetOptix board of directors believed would perform at least as well as NetOptix common stock over the long term and would have greater liquidity and lower volatility than NetOptix common stock.

- The NetOptix board of directors considered the opinion of Salomon Smith Barney Inc. that as of the date of that opinion the exchange ratio under the merger agreement was fair from a financial point of view to holders of NetOptix common stock.

- The NetOptix board of directors considered Corning's reputation and policies with respect to its employees, and the impact on NetOptix's employees of becoming employees of Corning.

- The NetOptix board of directors considered economies of scale because the telecommunications industry, particularly the fiberoptics transmission materials industry, is currently characterized by intense competition and large-scale consolidation.

- The NetOptix board of directors considered the effect on NetOptix stockholders of NetOptix continuing as a stand-alone entity compared to the effect of NetOptix combining with Corning, in light of the factors summarized above.

         The NetOptix board of directors also considered a number of potential risks relating to the merger, including risks relating to a fixed exchange ratio despite potential changes in relative stock prices, the difficulty and management distraction inherent in integrating two businesses, and the risk that the merger would not be consummated. See "Risk Factors Relating to the Merger" on page _____. The NetOptix board of directors believed that these risks were outweighed by the potential benefits to be realized from the merger.

         The foregoing discussion of the information and factors considered by the NetOptix board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the NetOptix board of directors in approving the merger. In view of the wide variety of information and factors considered, the NetOptix board of directors did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors.

         For a discussion of the interests of members of NetOptix's management and Board in the merger, see "Interests of Directors and Officers in the Merger" below. The NetOptix board of directors recognized these interests and determined that these interests neither supported nor detracted from the fairness of the merger to NetOptix's stockholders.

         THE NETOPTIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                      OPINION OF SALOMON SMITH BARNEY INC.

         Salomon Smith Barney was retained to act as financial advisor to NetOptix in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter with NetOptix, dated February 8, 2000, Salomon Smith Barney rendered an opinion to the NetOptix board of directors on February 13, 2000 to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to the holders of NetOptix common stock.

         The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. STOCKHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

         In arriving at its opinion, Salomon Smith Barney reviewed a draft of the merger agreement, dated February 11, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of NetOptix and Corning concerning the businesses, operations and prospects of NetOptix and Corning. Salomon Smith Barney examined publicly available business and financial information relating to NetOptix and Corning as well as financial forecasts and other information and data for NetOptix and Corning which were provided to or otherwise discussed with Salomon Smith Barney by the managements of NetOptix and Corning, including certain strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

         - current and historical market prices and trading volumes of NetOptix common stock and Corning common stock;

         - the historical and estimated earnings and other operating data of NetOptix and Corning; and

         - the historical and estimated capitalization and financial condition of NetOptix and Corning.

         Salomon Smith Barney also considered, to the extent publicly available, the financial terms of other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the exchange ratio and analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of NetOptix and Corning. Salomon Smith Barney also evaluated the pro forma financial impact of the merger on Corning. In addition, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

         In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied on the assurances of management of NetOptix and Corning that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by the management of NetOptix and Corning that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NetOptix and Corning as to the future financial performance of NetOptix and Corning and the strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with the consent of NetOptix's board of directors, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NetOptix or Corning nor did Salomon Smith Barney make any physical inspection of the properties or assets of NetOptix or Corning. Salomon Smith Barney assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Salomon Smith Barney. Salomon Smith Barney further assumed that the merger will be consummated in a timely fashion in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

         Salomon Smith Barney did not express any opinion as to what the value of Corning common stock actually will be when issued in the merger or the price at which Corning common stock will trade subsequent to the merger. Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for NetOptix or the effect of any other transaction in which NetOptix might engage. Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

         SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF NETOPTIX'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE PROPOSED MERGER AND DID NOT CONSTITUTE A RECOMMENDATION OF THE MERGER TO NETOPTIX OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON ANY MATTERS RELATING TO THE PROPOSED MERGER.

         In connection with rendering its opinion, Salomon Smith Barney made a presentation to the NetOptix board of directors on February 13, 2000, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio. The following is a summary of this presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to February 11, 2000, and is not necessarily indicative of current or future market conditions.

         Implied Historical Exchange Ratio.

         Salomon Smith Barney derived implied historical exchange ratios by dividing the closing price per share of NetOptix common stock by the closing price per share of Corning common stock for each trading day in the period from February 11, 1999 though February 11, 2000. Salomon Smith Barney calculated that the implied exchange ratio as of February 11, 2000 was 0.82, the highest implied exchange ratio during the period was 0.84, and the lowest implied exchange ratio during the period was 0.06. Salomon Smith Barney also calculated the average implied exchange ratio for each of the following calendar periods ending February 11, 2000:

                     Last 12 Months                     0.26

                     Last 9 Months                      0.31

                     Last 6 Months                      0.40

                     Last 3 Months                      0.52

         Salomon Smith Barney noted that in each case described above, the implied exchange ratio or the average implied exchange ratio derived by Salomon Smith Barney was lower than the exchange ratio in the merger.

         Comparable Companies Analyses.

         Salomon Smith Barney compared financial, operating and stock market information, and forecasted financial information, for each of NetOptix and Corning, with the same information for selected publicly traded companies that operate in the fiber optical component manufacturing industry. The forecasted financial information used by Salomon Smith Barney for the selected comparable companies in the course of these analyses was based on information published by certain investment banking firms as well as information published by First Call Corporation. First Call Corporation compiles summaries of financial forecasts published by various investment banking firms. With respect to NetOptix, the forecasted financial information used by Salomon Smith Barney was based on information provided by management, and with respect to Corning, the forecasted financial information used by Salomon Smith Barney was based on estimates published by certain investment banking firms. Calculations were made based on the closing price per common share of each company on February 11, 2000, which was $136.00 for NetOptix and $165.75 for Corning.

         For NetOptix, the selected comparable companies considered by Salomon Smith Barney were:

              -   Corning
              -   JDS Uniphase Corporation
              -   E-Tek Dynamics, Inc.
              -   SDL, Inc.

         For NetOptix and each of the selected comparable companies considered in the NetOptix analysis, Salomon Smith Barney derived and compared, among other things:

              - the ratio of the closing price per common share of each company on February 11, 2000, to (a) its estimated earnings per share (EPS) for 2000, and (b) its estimated EPS for 2001;

              - the ratio of each company's firm value as of February 11, 2000, to (a) its estimated revenue for 2000, (b) its estimated revenue for 2000 from sales of fiber optical products, and (c) its estimated earnings before taking into account interest expense, taxes, depreciation and amortization (EBITDA) for 2000;

              -   the estimated growth rate in its revenue for 2000; and

              - the implied percentage volatility in the closing price per common share of each company over the twelve-month period ended February 11, 2000, based on publicly available trading information.

Firm value was calculated as the sum of the value of:

              - all shares of common stock assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus

              -   non-convertible indebtedness; plus

              -   non-convertible preferred stock; plus

              -   minority interests; plus

              -   out-of-the-money convertible securities; minus

              -   investments in unconsolidated affiliates and cash.

                  The following table sets forth the results of these analyses.

                                                                                                    NETOPTIX AT
                                          COMPARABLE COMPANIES AT FEBRUARY 11, 2000              FEBRUARY 11, 2000
                                                        CLOSING PRICE                              CLOSING PRICE

                                            RANGE                 MEDIAN         MEAN
RATIO OF CLOSING COMMON
SHARE PRICE TO:

   (a) Estimated EPS for 2000                69.9x-223.1x          221.9x        184.1x                66.1x

   (b) Estimated EPS for 2001                57.4x-176.5x          155.2x        136.0x                54.2x

RATIO OF FIRM VALUE TO:

   (a) Estimated Revenue for 2000             9.5x-44.8x            42.3x         34.7x                28.7x

   (b) Estimated Revenue from

       fiber optical sales for 2000          16.1x-55.4x            42.3x         39.0x                35.4x

   (c) Estimated EBITDA for 2000             35.7x-172.3x          119.3x        111.7x                54.9x

ESTIMATED REVENUE

GROWTH FOR 2000                              14.6%-63.1%            48.4%         43.6%               333.4%

IMPLIED VOLATILITY OF
COMMON SHARE PRICE FOR

LAST TWELVE-MONTH PERIOD                     51.2%-97.4%            74.8%         74.5%               119.0%




         Salomon Smith Barney noted that for each ratio derived, the result for NetOptix was below the mean for the selected comparable companies. In addition, Salomon Smith Barney noted that the implied common share price volatility for the last twelve-month period derived for NetOptix was in excess of the upper limit of the range derived for the selected comparable companies and was substantially in excess of that derived for Corning (51.2%) which constituted the lower limit of the range for the selected comparable companies.

         For Corning, the selected comparable companies considered by Salomon Smith Barney were:

              -   NetOptix
              -   JDS Uniphase Corporation
              -   E-Tek Dynamics, Inc.
              -   SDL, Inc.

         For Corning and each of the selected comparable companies used in the Corning analysis, Salomon Smith Barney derived and compared the same ratios and other information as was used in the NetOptix analysis. The following table sets forth the results of these analyses.

                                                                                                    CORNING AT
                                          COMPARABLE COMPANIES AT FEBRUARY 11, 2000              FEBRUARY 11, 2000
                                                        CLOSING PRICE                              CLOSING PRICE

                                            RANGE                 MEDIAN         MEAN
RATIO OF CLOSING COMMON
SHARE PRICE TO:

   (a) Estimated EPS for 2000                66.1x-223.1x          221.9x        183.3x                69.9x

   (b) Estimated EPS for 2001                54.2x-176.5x          155.2x        135.3x                57.4x

RATIO OF FIRM VALUE TO:

   (a) Estimated revenue for 2000            28.7x-44.8x            42.3x         39.5x                 9.5x

   (b) Estimated revenue from

       fiber optical sales for 2000          35.4x-55.4x            42.3x         43.8x                16.1x

   (c) Estimated EBITDA for 2000             54.9x-172.3x          119.3x        116.5x                35.7x

ESTIMATED REVENUE

GROWTH FOR 2000                              44.6%-333.4%           57.7%        123.3%                14.6%



         Salomon Smith Barney noted that for each ratio derived, the result for Corning was below the mean for the selected comparable companies, and in the case of the ratios of estimated revenue for 2000 to firm value, estimated revenue from fiber optical sales for 2000 to firm value and estimated EBITDA for 2000 to firm value, the results for Corning were below the lower end of the range for the selected comparable companies. Salomon Smith Barney also noted, however, that the businesses of each of the selected comparable companies used in the Corning comparable company analysis were more heavily concentrated in fiber optics than that of Corning, and that the acquisition of NetOptix would add further fiber optical manufacturing operations to Corning's business.

         Precedent Transaction Analysis.

         Salomon Smith Barney reviewed publicly available information for six completed merger or acquisition transactions in the fiber optical components manufacturing sector announced since January 28, 1999, involving at least one publicly traded company. The precedent transactions considered by Salomon Smith Barney were the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second): (i) Uniphase Corporation/JDS Fitel Inc.; (ii) JDS Uniphase Corporation/Epitaxx, Inc.; (iii) JDS Uniphase Corporation/Optical Coating Laboratory, Inc.; (iv) Corning/Oak Industries Inc.;
(v) JDS Uniphase Corporation/E-Tek Dynamics, Inc.; and (vi) Lucent Technologies Inc./Ortel Corporation.

         For each precedent transaction and for the proposed acquisition of NetOptix in the merger, Salomon Smith Barney derived the ratio of the firm value of the acquired company based on the consideration paid in the transaction to:

                  - the revenue of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available;

                  - the revenue from sales of fiber optical products of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available;

                  - the estimated revenue of the acquired company for the twelve-month period following the announcement of the transaction;

                  - the estimated revenue of the acquired company from sales of fiber optical products for the twelve-month period following announcement of the transaction; and

                  - the estimated earnings of the acquired company before interest expense and taxes (EBIT) for the twelve-month period following the announcement of the transaction.

With respect to the proposed acquisition of NetOptix in the merger, Salomon Smith Barney used an implied price per share of NetOptix common stock of $149.18, based upon the exchange ratio and the closing price per share of Corning common stock on February 11, 2000 ($165.75). With respect to the financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information available in public documents, equity research reports published by certain investment banks and First Call Corporation estimates.

                  The following table sets forth the results of these analyses:


                              COMPARABLE COMPANIES

                                               RANGE             MEAN           MEDIAN         NETOPTIX AT IMPLIED
                                                                                                  MERGER PRICE

RATIO OF FIRM VALUE TO:
     (a) Acquired company's
         revenue for last twelve-

         month period                     4.6x - 64.2x           23.4x           12.0x                136.4x

     (b) Acquired company's
         revenue from sales of
         fiber optical products for
         last twelve-month period        14.0x - 64.2x           31.8x           24.6x                335.6x

     (c) Acquired company's
         estimated revenue for

         next twelve-month period         3.6x - 42.2x           17.5x            6.3x                 31.5x

     (d) Acquired company's
         estimated revenue from
         sales of fiber optical
         products for next twelve-
         month period                     5.9x - 42.2x           21.9x           19.8x                 38.8x

     (e) Acquired company's
         estimated EBIT for next

         twelve-month period             19.8x - 529.0x         152.6x           48.7x                 63.3x



         With respect to the calculation for NetOptix of the ratio of firm value to revenue from sales of fiber optical products for the twelve-month period preceding announcement of the transaction, Salomon Smith Barney annualized NetOptix's actual revenue from sales of fiber optical products for the first quarter of NetOptix 2000 fiscal year. Salomon Smith Barney believed that this provided a more meaningful ratio than that would have been obtained using revenue from sales of fiber optical products for NetOptix's 1999 fiscal year given the relatively low amount of such revenue realized by NetOptix in that year.

         Salomon Smith Barney noted that in each case shown above, the ratio derived for NetOptix based on the implied price per share to be paid in the merger, exceeded the median ratio derived for the precedent transactions, and in each case (other than the ratio of firm value to the acquired company's estimated revenue for the twelve-month period following announcement of the transaction) the ratio derived for NetOptix exceeded the upper limit of the range derived for the precedent transactions.

         Salomon Smith Barney also derived the implied premium paid per common share in each precedent transaction based on the closing price per common share of the acquired company one week prior to the announcement of the transaction. These premiums ranged from 13.5% to 72.7%, with a median of 59.7%. Based on the exchange ratio and the closing price per share of Corning common stock on February 11, 2000, Salomon Smith Barney noted that the implied premium in the merger was 127.3% of the average per share closing price of NetOptix common stock over the 90-day period prior to announcement of the merger and 49.5% of the average per share closing price of NetOptix common stock over the 30-day period prior to announcement of the merger.

         Accretion/Dilution Analysis.

         Salomon Smith Barney performed an analysis of the impact of the merger on the future EPS of Corning and on the future EPS of Corning after eliminating all goodwill charges to Corning's earnings resulting from the merger and other transactions previously completed by Corning. Salomon Smith Barney made pro forma adjustments to the estimated combined operating earnings of the merged entity but did not take into account any anticipated cost savings, revenue enhancements or other similar potential effects of the merger. Estimates for EPS for NetOptix on a stand-alone basis were based on estimates published by certain investment banking firms and NetOptix management estimates. Estimates for EPS for Corning were based on estimates published by certain investment banking firms.

         The following table shows the accretion or dilution to the EPS of Corning expected to result from the merger.

                                                   COMBINED        ACCRETION /
                      CORNING       NETOPTIX       ENTITY PRO      (DILUTION) TO
                      STAND-ALONE   STAND-ALONE    FORMA           CORNING

Using investment
bank estimates for

NetOptix              $2.37         $0.86          $1.61           $(0.76)

Using management
estimates for

NetOptix              $2.37         $2.06          $1.67           $(0.70)

         The following table shows the accretion or dilution to the EPS of Corning expected to result from the merger after eliminating all goodwill charges.

                                                   COMBINED        CCRETION /
                      CORNING       NETOPTIX       ENTITY PRO      DILUTION) TO
                      STAND-ALONE   STAND-ALONE    FORMA           ORNING

Using investment
bank estimates for

NetOptix              $2.44         $0.98          $2.38           $(0.07)

Using management
estimates for

NetOptix              $2.44         $2.18          $2.45           $0.00

         Relative Contribution Analysis.

         Salomon Smith Barney analyzed the relative contribution of each of NetOptix and Corning to the pro forma merged entity with respect to certain market and financial data. In performing this analysis, Salomon Smith Barney did not take into account any anticipated cost savings, revenue enhancements or other similar potential effects of the merger. Estimated financial data for Corning were based on estimates published by various investment banks. Estimated financial data for NetOptix were based on management estimates. In calculating market capitalization, Salomon Smith Barney assumed that no premium will be paid to NetOptix shareholders in the merger. The following table sets forth the results of Salomon Smith Barney's relative contribution analysis.

                                    CORNING        NETOPTIX

Estimated Revenue for 2000          98.7%          1.3%
Estimated EBITDA for 2000           97.4%          2.6%
Estimated EBIT for 2000             96.4%          3.6%
Estimated Net Income for 2000       95.9%          4.1%
Market Capitalization               96.0%          4.0%

         Salomon Smith Barney compared the results set forth above to the implied 4.2% pro forma fully diluted ownership interest in the merged entity that the former shareholders of NetOptix will have immediately following the completion of the merger.

         The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the NetOptix board of directors, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the NetOptix board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies analyses summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size and similarity of the line of business; however, no company utilized as a comparison in these analyses, and no transaction utilized as a comparison in the comparable transaction analyses summarized above, is identical to NetOptix or Corning or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies and transactions to which NetOptix and Corning and the merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to NetOptix, Corning, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NetOptix and Corning. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of NetOptix, Corning, the NetOptix board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the merger and were provided to the NetOptix board of directors in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the NetOptix board of directors in making its determination to approve the merger agreement and the merger. See "Reasons for the Merger; Recommendation of the NetOptix Board of Directors" on pages (__) through (__).

         Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. NetOptix selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with NetOptix. Salomon Smith Barney and its predecessors and affiliates have previously provided and currently are providing investment banking services to Corning unrelated to the merger, for which Salomon Smith Barney has received and will receive customary compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both NetOptix and Corning for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with NetOptix and Corning and their respective affiliates.

         Pursuant to Salomon Smith Barney's engagement letter, NetOptix agreed to pay Salomon Smith Barney the following fees for its services rendered in connection with the merger: (i) $100,000, that became payable promptly upon execution of the engagement letter, and (ii) 0.45% of the aggregate value of the transaction (less the amount described in clause (i) above), that will become payable promptly upon consummation of the merger. NetOptix has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

                INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

         Certain members of NetOptix's management and the NetOptix board of directors may be deemed to have certain interests in the merger that are in addition to their interests as stockholders of NetOptix generally. The NetOptix board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated by that agreement.

         - A portion of the outstanding unvested stock options held by NetOptix officers and directors may, at NetOptix's option and with the holder's consent, become fully vested and exercisable prior to the effective time of the merger. As of March 16, 2000, options to purchase 122,500 shares of NetOptix common stock held by executive officers of NetOptix had become fully vested and exercisable.

         - Options to purchase 100,000 shares of NetOptix common stock held by ANC Management Corp., a corporation 100% of which is owned by Mr. Andlinger, will be amended to remove conditions to the vesting of such options, other than the passage of time, and to eliminate their acceleration as of the effective time of the merger.

         - NetOptix may, prior to the closing, amend options to purchase an aggregate of 150,000 shares of NetOptix common stock granted to members of the NetOptix board of directors in order to continue to permit exercise and vesting following the effective time of the merger and to permit their transfer for tax or estate planning purposes.

         - NetOptix may, prior to the closing, amend options to purchase an aggregate of 381,450 shares of NetOptix common stock granted to employees of NetOptix (of which 140,000 were granted to NetOptix executive officers) in order to immediately vest these options if the employee is terminated without cause or resigns for good reason, in each case prior to January 27, 2003.

         - NetOptix may, prior to the closing, amend the terms of the Non-Qualified Stock Option Agreement in connection with the ANC Management Options to permit the transfer of these options for tax or estate planning purposes.

         - Andlinger Capital XIII LLC, Mr. Andlinger, Mr. Magida, a director of NetOptix, acting in his capacity as manager of Andlinger Capital XIII LLC and as trustee of the Gerhard R. Andlinger Intangible Asset Management Trust dated as of December 29, 1997, and Mr. Blais have entered into a stockholder voting agreement and irrevocable proxy, dated as of February 13, 2000. A total of 3,978,117 shares (5,003,117 shares if the Andlinger Capital XIII LLC warrants and the vested portion of the ANC Management options are exercised prior to the special meeting) of NetOptix common stock is subject to this agreement representing 34.70 percent of the total number of shares of NetOptix common stock outstanding as of the record date. The stockholder voting agreement and irrevocable proxy is attached as Annex C. Under this agreement each stockholder:

              - agreed to vote the shares of NetOptix beneficially owned by him or it in favor of the merger and to approve the merger agreement;

              - granted Corning an irrevocable proxy to vote his or its shares for the merger and against any proposal in conflict with the merger; and

              - agreed not to solicit any proposal from any third person which would interfere with the merger with Corning.

         - Andlinger Capital XIII LLC holds a warrant to purchase 1,000,000 shares of NetOptix common stock for a price of $1.50 per share which will, as a result of the merger, and unless exercised prior thereto, be converted into a warrant to acquire 900,000 shares of Corning common stock at an exercise price equal to $1.66 ($1.50 divided by the exchange ratio of 0.90).

         - Under a letter agreement dated February 13, 2000, Raft T. Faber has agreed to serve as the President and CEO of Corning NetOptix, for a term of three years beginning at the effective time of the merger. The letter agreement provides that Mr. Faber shall be eligible to receive a bonus each year in an amount of up to one hundred percent of his base salary. At the closing date of the merger, Mr. Faber will be granted Corning restricted stock having a market value on the date of grant of $4,000,000 pursuant to Corning's Incentive Stock Plan and he will receive options to purchase 10,000 shares of Corning common stock. A definitive agreement with Mr. Faber will be reviewed and executed at a later date.

         - Corning will indemnify and maintain directors and officers liability insurance for NetOptix's directors and officers for six years after the effective time of the merger.

                        CERTAIN COMPENSATION ARRANGEMENTS

SEVERANCE AGREEMENTS

         NetOptix intends to enter into severance agreements with Thomas Mathews, NetOptix's chief financial officer, and certain other employees of NetOptix. These severance agreements will provide for retention of these employees for a period, no longer than one year, as shall be satisfactory to Corning. In addition, the agreements will provide for severance benefits equal to twelve months of base salary for Mr. Mathews and six months for the remaining employees, if the employee is terminated without cause or resigns for good cause at any time prior to the end of the retention period specified by Corning and provided for in the severance agreement.

EMPLOYMENT AGREEMENT

         On February 13, 2000, Corning entered into a letter agreement with Mr. Faber to clarify the terms of his continued employment after the closing date of the merger. Under his existing employment agreement with NetOptix, Mr. Faber serves as President of NetOptix and President and Chief Executive Officer of Optical Filter Corporation, a subsidiary of NetOptix, at an annual salary of $225,000, with the opportunity to receive an annual bonus not to exceed 30% of his annual salary. The existing employment agreement also provides for the grant of options to buy a total of 35,000 shares of common stock pursuant to the provisions of the 1991 Stock Option Plan, none of which have been exercised. Mr. Faber also holds options to purchase an additional 135,000 shares of NetOptix common stock. Under the letter agreement, Mr. Faber has agreed to serve as the President and CEO of Corning NetOptix for a term of three years beginning at the effective time of the merger. The letter agreement provides that Mr. Faber shall be eligible to receive a bonus each year in an amount of up to one hundred percent of his base salary. At the closing date of the merger, Mr. Faber will be granted Corning restricted stock having a market value on the date of grant of $4,000,000 pursuant to Corning's Incentive Stock Plan and he will receive options to purchase 10,000 shares of Corning common stock. A definitive agreement with Mr. Faber will be reviewed and executed at a later date.

                               EQUITY BASED AWARDS

OPTIONS

         Director Options. In January 2000, NetOptix granted to each of the non-employee directors of NetOptix under the NetOptix 1999 Stock Option Plan for Non-Employee Directors options to acquire an aggregate of 25,000 shares of NetOptix common stock at an exercise price of $100 per share. Corning and NetOptix have agreed that these options will remain in effect after the closing of the merger and will be converted into options to purchase Corning common stock at the exchange ratio of 0.90 shares of Corning common stock for each share of NetOptix common stock in accordance with applicable income tax guidelines. NetOptix may, prior to the closing:

         - waive as a condition of exercising these options that the holder continue to be serving as a director of NetOptix at the time the options vest or are exercised;

         - waive all provisions relating to termination of the option or restriction on exercise after termination of the optionee; and

         - provide that the vesting of the options shall accelerate upon the death of the optionee.

         Except as described, unvested options will continue to vest over the three-year period described in the applicable option agreements.

         Employee Options.

         1999 Stock Option Plan Grants

         General. In January 2000, NetOptix granted options to approximately 118 employees of NetOptix to purchase an aggregate of 371,450 shares of NetOptix common stock at an exercise price of $100 per share. Of these options, 140,000 were granted to NetOptix executive officers. Corning and NetOptix have agreed that these options will be converted into options to purchase Corning common stock at the exchange ratio of 0.90 shares of Corning common stock for each share of NetOptix common stock and otherwise in accordance with applicable income tax guidelines. These options will continue in effect with the same vesting schedule, subject to the terms and conditions set forth in the grant, modified as described below.

         Incentive Stock Options. With respect to certain NetOptix employee options granted as incentive stock options in January 2000, NetOptix may, prior to the closing of the merger, modify the applicable options so that, if Corning terminates an employee without cause or an employee resigns for good reason, in each case prior to January 27, 2003, that employee's unvested options will become immediately exercisable, effective at the time of termination or resignation, and will remain exercisable after termination or resignation for the period following the date of termination or resignation as specified in the applicable option agreement.

         Non-qualified Stock Options. With respect to non-qualified options granted in January 2000 to certain employees, NetOptix may, prior to the closing of the merger, modify the applicable options so that, if Corning terminates an employee without cause or an employee resigns for good reason, in each case prior to January 27, 2003, that employee's unvested options will become immediately exercisable, effective immediately prior to the time of such termination or resignation, and will remain exercisable for the period following the date of termination or resignation as specified in the applicable option agreement.

         Other Employee/Director Options. With respect to other outstanding options held by employees and directors, NetOptix may, prior to the closing of the merger, modify the vesting provisions of any outstanding option, if consented to by the holder of the option, so that those options will not vest automatically upon the closing, but rather will continue to vest in accordance with the vesting schedule set forth in the applicable option agreements as if no "change of control" transaction had occurred. For those options granted to directors and certain employees, NetOptix may remove all other conditions to vesting or exercise, including the requirement that the option holder continue to serve as a director or employee of NetOptix.

         ANC Management Corp. Option. With respect to the option to purchase 100,000 shares of NetOptix common stock held by ANC Management Corp. granted pursuant to the Management Advisory and Consulting Agreement between NetOptix and ANC, NetOptix may, prior to the closing of the merger, modify the terms of this option to eliminate the automatic acceleration of the vesting of the option upon the consummation of the merger. In addition, NetOptix may eliminate any conditions to vesting, including the requirement that the ANC Management Agreement remain in effect or that Mr. Andlinger remain as CEO, so that the only condition to vesting will be the passage of time. In consideration of this change, NetOptix will cause the ANC Management Agreement to be terminated at closing without penalty or additional cost to NetOptix. ANC Management Corp. is a corporation 100% owned by Mr. Andlinger.

         DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION OF NETOPTIX
                             DIRECTORS AND OFFICERS

         The merger agreement provides that for not less than six years after the closing, all rights to indemnification in favor of any director, officer, employee and agent of NetOptix and its subsidiaries as provided in their respective charter documents or in indemnification agreements with NetOptix or any of its subsidiaries, will continue to the extent permitted under Delaware law. The merger agreement also provides that Corning shall cause the surviving corporation to pay all legal fees and other expenses in the event any director, officer employee and agent of NetOptix and its subsidiaries become involved in any action proceeding or investigation in connection with any matter occurring before or at the closing of the merger.

         Furthermore, the merger agreement also provides that, for a period of six years after the merger, Corning will provide, or will cause NetOptix to provide, officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the merger covering each present and former officer and director of NetOptix currently covered by NetOptix's officers' and directors' liability insurance policy. The terms and amount of such coverage will be no less favorable than those of the policy in effect on February 13, 2000. Corning, however, will not be obligated to pay in any one year an amount in excess of 200% of the annual premiums currently paid by NetOptix for such insurance. If the premium for the above coverage would exceed this amount, then the surviving corporation would be obligated only to purchase a policy with the greatest coverage available for that amount.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of material U.S. federal income tax consequences of the merger to holders or other beneficial owners of NetOptix common stock that are U.S. persons and that hold such stock as a capital asset as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (generally, property held for investment is a capital asset). For these purposes, you are a U.S. person if you are either (1) a citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (4) a trust with respect to which a court within the United States is able to exercise primary supervision over your administration and one or more U.S. persons have the authority to control all your substantial decisions. This summary is based on the Internal Revenue Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to change at any time (possibly with retroactive effect). This summary is not a complete description of all tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, stockholders who are not U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired NetOptix common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold NetOptix common stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws.

         The material U.S. federal income tax consequences of the merger are as follows:

         -    the merger will constitute a reorganization within the meaning of
              Section 368 of the U.S. Internal Revenue Code;

         - no gain or loss will be recognized by the holders of NetOptix common stock who exchange their NetOptix common stock for Corning common stock pursuant to the merger, except with respect to any cash received in lieu of a fractional share of Corning common stock;

         - the aggregate tax basis of the Corning common stock received in the merger by each holder of NetOptix common stock will be the same as the aggregate tax basis of the NetOptix common stock surrendered in exchange therefor, reduced by any amount of tax basis allocable to a fractional share interest in Corning common stock for which cash is received;

         - the holding period of a holder of NetOptix common stock for Corning common stock received in the merger will include the holding period for the NetOptix common stock surrendered in exchange therefor;

         - an NetOptix stockholder who receives cash in lieu of a fractional share interest in Corning common stock pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the tax basis of the NetOptix common stock allocable to such fractional share interest; and

         - no gain or loss will be recognized by Corning, Corning shareholders, CI Subsidiary, Inc. or NetOptix as a result of the merger.

         Nixon Peabody LLP and Edwards & Angell, LLP have provided opinions, filed as exhibits to the registration statement related to this Proxy Statement/Prospectus, to Corning and NetOptix, respectively, to the effect that, subject to limitations set forth herein, this summary describes the material U.S. federal income tax consequences of the merger to holders of NetOptix common stock. In addition, the obligations of the parties to consummate the merger are conditioned upon the receipt by Corning of a further opinion from Nixon Peabody LLP, or alternatively in the case of NetOptix, Edwards & Angell, LLP, in each case subject to the qualifications discussed herein, confirming the characterization of the merger as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code. Stockholders should be aware that an opinion of counsel is not binding on the Internal Revenue Service or the courts. Stockholders should also be aware that the opinions of Nixon Peabody LLP and Edwards & Angell, LLP, filed as exhibits to the registration statement and delivered at the time of the merger, are and will be based on current law and on representations and assumptions regarding current and future factual matters and covenants as to future actions made by Corning and NetOptix. If any of the representations or assumptions is inaccurate or incorrect or any of the covenants is not complied with, the conclusions stated in these opinions could be affected.

         Under the U.S. backup withholding rules, you as a holder of NetOptix common stock may be subject to backup withholding at the rate of 31% on any cash received in lieu of fractional shares of Corning common stock, unless you (1) are a corporation or come within other exempt categories and, when required, demonstrate this fact or (2) provide a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against your federal income tax liability provided you furnish the required information to the IRS. If you do not comply with the backup withholding rules, you may be subject to penalties imposed by the IRS.

         The preceding summary does not purport to be a complete analysis or discussion of a potential tax effect relevant to the merger. You are urged to consult with your own tax advisors regarding the U.S. federal income and other tax consequences of the merger to you, under state, local and foreign tax laws.

                              ACCOUNTING TREATMENT

         Corning will account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. The purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. Any excess of the purchase price will be allocated to goodwill and any acquired in-process research and development will be charged to expense in the period in which the transaction closes.

                              REGULATORY APPROVALS

         HART-SCOTT-RODINO. The Federal Trade Commission and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Corning or NetOptix or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

         On March 3, 2000, Corning and NetOptix filed Pre-Merger Notification and Report forms with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Act and requested early termination of the applicable waiting period. On April __, 2000, the waiting period will terminate.

         OTHER. Corning and NetOptix must obtain and keep in effect as a condition to the consummation of the merger all material governmental consents, approvals and authorizations legally required for the consummation of the merger and the transactions contemplated by the merger. In addition, certain foreign governmental filings are required to be made in connection with the merger. Corning and NetOptix expect that none of them would prohibit consummation of the merger. However, no assurance can be given that the required consents, approvals or authorizations will be obtained.

                  RESTRICTIONS ON SALES OF CORNING COMMON STOCK

         All shares of Corning common stock received by NetOptix stockholders in the merger will be freely transferable, except that shares of Corning common stock received by persons who are affiliates of NetOptix at the effective time of the merger or on the date of the special meeting may be resold by them only in transactions:

         - permitted by the resale provisions of Rule 145 promulgated under the Securities Act;

         - permitted by Rule 144 promulgated under the Securities Act in the case of those persons who become affiliates of Corning after the effective time; or

         -    as otherwise permitted under the Securities Act.

         Affiliates of NetOptix are those individuals or entities that control, are controlled by, or are under common control with NetOptix. Affiliates generally include executive officers and directors of NetOptix as well as certain principal stockholders of NetOptix. This proxy statement/prospectus does not cover any resales of Corning common stock received by affiliates of NetOptix in the merger.

                             STOCK EXCHANGE LISTING

         It is a condition to the merger that the shares of Corning common stock to be issued pursuant to the merger agreement be authorized for listing on the New York Stock Exchange, subject to official notice of issuance. An application will be filed to list on the New York Stock Exchange the shares of Corning common stock to be issued in the merger. Following the merger, NetOptix common stock will no longer be registered under the Securities Exchange Act or traded on the NASDAQ.

                               NO APPRAISAL RIGHTS

         Holders of NetOptix common stock are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger.

                              THE MERGER AGREEMENT

         The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement, dated as of February 13, 2000, between Corning, CI Subsidiary, Inc. and NetOptix. The merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein.

CONVERSION OF SECURITIES

         At the effective time of the merger, each share of NetOptix common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.90 of a share of Corning common stock. After the effective time of the merger, each certificate that previously represented shares of NetOptix common stock will represent only the right to receive the number of whole shares of Corning common stock into which the shares of NetOptix common stock are converted in the merger and a payment of cash instead of any fractional shares of Corning common stock.

EXCHANGE OF CERTIFICATES

         As soon as practicable after the effective time of the merger (but in any event within five business days), Harris Trust and Savings Bank or another bank or trust company designated by Corning and acceptable to NetOptix, in its capacity as exchange agent, will send a transmittal letter to each former NetOptix shareholder. The transmittal letter will contain instructions on how to obtain shares of Corning common stock in exchange for shares of NetOptix common stock. NETOPTIX STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

STOCK OPTIONS

         All NetOptix's stock options will remain outstanding to the extent not exercised prior to the effective date of the merger and will be assumed by Corning following the effective time. Each option assumed by Corning will be exercisable upon the same terms and conditions as under the NetOptix plans, except as may be modified prior to closing as described above under the heading " " and except that each option will represent the right to acquire the number of Corning shares obtained by multiplying 0.90 by the number of underlying NetOptix common shares subject to the NetOptix options. In addition, the option exercise price per share of Corning common stock will be equal to the option exercise price per share of NetOptix common stock immediately prior to the merger divided by 0.90.

         Corning will issue to each NetOptix option holder a document evidencing its assumption of the options. Corning has agreed to file with the SEC a Form S-8 or other appropriate registration statement covering the shares of Corning common stock underlying the assumed options no later than five business days after the effective time of the merger and to keep the registration statement current.

ANDLINGER CAPITAL WARRANT

         The warrant to purchase 1,000,000 shares of NetOptix's common stock for $1.50 per share held by Andlinger Capital XIII LLC, an affiliate of Mr. Andlinger, Chairman and Chief Executive Officer of NetOptix, will remain outstanding to the extent not exercised prior to the effective date of the merger and will be assumed by Corning following the effective time. The warrant will be exercisable in accordance with its terms and conditions and except that the warrant will represent the right to acquire the number of Corning shares obtained by multiplying 0.90 by the number of underlying NetOptix common shares subject to the warrant (900,000 shares of Corning common stock). In addition, the warrant exercise price per share of Corning common stock will be equal to the warrant exercise price per share of NetOptix common stock immediately prior to the merger divided by 0.90 ($1.66 per share).

CONDITIONS TO CLOSING

         The obligations of each of Corning and NetOptix to consummate the merger are subject to the satisfaction or waiver of the following conditions:

         - the holders of a majority of the outstanding shares of NetOptix common stock having approved the adoption of the merger agreement;

         - the waiting period under the Hart Scott Rodino Act having expired or terminated and receipt by NetOptix of all required material consents from governmental entities and other third parties;

         - authorization for listing on the New York Stock Exchange of the shares of Corning common stock to be issued to NetOptix shareholders, subject to official notice of issuance;

         - the SEC having declared the Corning registration statement, of which this proxy statement/prospectus forms a part, effective and there existing no stop order or other action to suspend the effectiveness of the registration statement;

         - no court having entered an order making the merger illegal or otherwise prohibiting its consummation, the parties having used their best effort to lift any injunction, order, judgment, decree or ruling that would make the merger illegal or otherwise impossible;

         - the continued truthfulness and accuracy in all material respects of the representations and warranties made by the other company, and the performance or compliance in all material respects by the other company with all material agreements and covenants required by the merger agreement, and receipt from the other party of a certificate of an officer certifying to the foregoing;

         - Corning having received an opinion from Nixon Peabody LLP, and NetOptix, having received an opinion from Edwards & Angell, LLP, that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code; and

         - each company having received a comfort letter from the other company's independent accountants.

REPRESENTATIONS AND WARRANTIES OF CORNING AND NETOPTIX

         Corning and NetOptix made mutual customary representations and warranties in the merger agreement regarding the following:

         - corporate organization and qualification to do business of each of the companies and their subsidiaries;

         -    availability of charters and bylaws;

         -    capitalization of the companies;

         - authority to enter into the merger agreement and consummate the merger;

         - absence of conflicts between the merger agreement and the merger, on the one hand, and other contractual and legal obligations of the companies, on the other hand;

         - requirement of consents, approvals, filings or other authorizations to enter into the merger agreement and consummate the merger;

         - compliance with all applicable SEC filing requirements and accuracy and completeness of SEC filings;

         - compliance with generally accepted accounting principles of financial statements contained in SEC filings;

         - absence of certain changes or events since December 31, 1999, in the case of NetOptix, and September 30, 1999, in the case of Corning, in each case that would have a material adverse effect on the respective company;

         - accuracy of the information included in this proxy statement/ prospectus;

         -    absence of material litigation;

         - absence of actions that would prevent the merger from qualifying as a tax-free reorganization;

         - possession and effectiveness of permits and licenses and contracts necessary to carry on business as currently conducted;

         - operation of business in material compliance with permits, licenses and applicable laws;

         - board approval of the merger and the stockholder vote required to approve the merger and adopt the merger agreement;
              and

         -    use of brokers.

         In addition to the mutual representations, NetOptix also made representations and warranties in the merger agreement regarding the following:

         -    compliance of employee benefit plans with applicable law;

         -    labor matters;

         -    insurance matters;

         -    environmental matters;

         - material contracts and commitments, including government contracts;

         -    intellectual property matters;

         -    interested party transactions;

         -    tax matters;

         -    title to properties and absence of encumbrances;

         -    opinion of financial advisor;

         -    absence of undisclosed liabilities; and

         - absence of certain unlawful business practices and restrictions on business activities.

         None of the representations and warranties made in the merger agreement survive the closing of the merger.

CONDUCT OF BUSINESS PRIOR TO THE CLOSING

         NetOptix has agreed that, subject to exceptions, between the execution of the merger agreement and the effective time of the merger, NetOptix and its subsidiaries will:

         - conduct its businesses in the ordinary course of business and in a manner consistent with past practice; and

         - use its reasonable best efforts to preserve substantially intact its business organizations and to keep available the services of its employees and consultants and to preserve its current relationships with customers, suppliers, licensors, licensees and other persons that have significant business relations with NetOptix.

         NetOptix has also agreed that, subject to exceptions, prior to the effective time of the merger, without the prior written agreement of Corning, NetOptix and its subsidiaries will not:

         - declare, set aside or make any dividend payment or distribution in respect of any stock.

         - purchase, redeem or otherwise acquire any of its equity securities, except pursuant to:

              -    the exercise of outstanding options;

              -    NetOptix's Employee Stock Purchase Plan; or

              -    the exercise of the Andlinger Capital Warrant;

         - grant, award or enter into any compensation or change of control arrangement with any employee of NetOptix or any subsidiary without the prior written consent of Corning;

         - issue any shares of its capital stock including any options, any other voting securities of NetOptix or any securities convertible into, or rights to acquire, any voting securities, other than the issuance of NetOptix common stock upon the exercise of outstanding NetOptix options or the Andlinger Capital Warrant, or amend the terms of any such securities, rights, warrants or options;

         -    amend or otherwise change its charter or bylaws;

         - acquire or agree to acquire any business or entity, or any assets that are material, individually or in the aggregate, to NetOptix except in the ordinary course of business;

         - subject to a lien or dispose of or transfer any of its properties or assets or any intellectual property, except in the ordinary course of business and except for the sale of optical filters and custom diamond machined optics and systems in the ordinary course of business;

         - incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another person, except for borrowings or other transactions incurred in the ordinary course of business under the existing credit facility or, except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person, or settle or compromise any material claims or litigation;

         - alter, amend or delay in any material respect the implementation of its plans for capital expenditures and completion/expansion of plant and production facilities previously delivered to Corning;

         - take any action or omit to take any action that would cause any of its representations and warranties in the merger agreement to become untrue in any material respect; or

NO SOLICITATION PROVISION

         NetOptix has agreed not to, directly or indirectly, solicit any inquiries for any proposal or offer with respect to a business combination or similar transaction or sale of assets which would compete with or interfere with the merger, including any dissolution or similar transaction or any purchase or sale of all or any significant portion of the assets or more than 10% of its common stock or the assets or capital stock of any of its subsidiaries. NetOptix has also agreed to cease and cause its agents and representatives to terminate any discussions or negotiations with respect to any offer or proposal with respect to an acquisition proposal. NetOptix has agreed to notify Corning promptly, but in any event within two days, of all inquiries and proposals that NetOptix may receive relating to any of the foregoing matters, such notice to set out the terms and conditions of such inquiry or proposal and the identity of the person making it.

         Notwithstanding the foregoing, prior to the adoption of the merger agreement by the stockholders of NetOptix, the NetOptix board of directors is not prohibited from:

         - furnishing information to, or entering into and engaging in discussions or negotiations with, any person in response to an unsolicited written proposal or offer regarding an acquisition transaction; or

         - recommending an acquisition proposal to the stockholders if the NetOptix board of directors determines in good faith that the acquisition proposal constitutes a superior proposal which would be materially more favorable to the holders of NetOptix common stock than the merger and is reasonably capable of being completed, in which case, the NetOptix board of directors may cause NetOptix to enter into an acquisition agreement as to the superior proposal so long as, among other conditions, NetOptix has terminated the merger agreement in accordance with its terms and paid the termination fee referenced under "Termination and Termination Fees".

         In addition, pursuant to the stockholder voting agreement and irrevocable proxy, the principal stockholders of NetOptix, Andlinger Capital XIII LLC, Mr. Andlinger, Mr. Magida, acting in his capacity as manager of Andlinger Capital and as trustee of a trust for Mr. Andlinger, and Mr. Blais, have agreed to vote their shares in favor of the merger and not to solicit other offers, among other things. This agreement also has the effect of discouraging other persons who may be interested in acquiring NetOptix.

MUTUAL COVENANTS OF CORNING AND NETOPTIX

         Corning and NetOptix have agreed as follows:

         - each company will cooperate to file the SEC documents necessary to complete the merger;

         - each company will provide the other with access to its properties, books, contracts, commitments, records and personnel upon reasonable notice;

         - each company will use its reasonable best efforts to make all governmental filings necessary to consummate the merger, and to obtain all required consents, licenses, permits, waivers, approvals, authorizations or orders;

         - each company will cooperate on the design and implementation of retention agreements and non-competition agreements to retain key employees;

         - subject to dollar limitations, for six years following the merger, Corning will maintain directors' and officers' liability insurance covering those persons who are currently covered by NetOptix's directors' and officers' liability insurance policy on terms comparable to NetOptix's existing coverage;

         - each company will give prompt notice to the other of any breach of any representation and warranty or of the failure to comply with any covenant in the merger agreement;

         - neither company will take any action that would prevent the qualification of the merger as a tax-free reorganization under
              Section 368 of the Internal Revenue Code;

         - Corning will promptly prepare and submit an application to the New York Stock Exchange for the listing of the new shares of Corning common stock;

         - each company will consult with the other regarding any public announcements it makes concerning the merger;

         - each company will use its reasonable best efforts to obtain customary "comfort" letters from PricewaterhouseCoopers LLP and Ernst & Young LLP in connection with the merger;

         - each company will use reasonable best efforts to cause the conditions to the merger to be fulfilled; and

         - Corning will file and maintain the effectiveness of a registration statement on Form S-8 covering the Corning stock options to be issued in the merger.

TERMINATION AND TERMINATION FEES

         The merger agreement may be terminated and the merger abandoned at any time prior to the effective time:

         -    by mutual consent of Corning and NetOptix;

         - by either company if the transaction is not completed on or prior to July 31, 2000, so long as the terminating party is not otherwise in material breach of its representations, warranties or obligations under the merger agreement;

         - by NetOptix at any time prior to the special meeting, upon five business days' notice to Corning, if the NetOptix board of directors approves a superior proposal, but only so long as:

                  - NetOptix has complied with its no solicitation obligations and other agreements as to competing proposals described above under "No Solicitation Provision";

                  - prior to termination, NetOptix has negotiated with Corning to make adjustments in the terms and conditions of the merger agreement as would enable NetOptix to proceed with the merger rather than the competing proposal;

                  - the NetOptix board of directors shall have concluded in good faith, after giving effect to the adjustments which may be offered by Corning, that the competing proposal is a superior proposal; and

                  - NetOptix shall have paid the termination fee to Corning as provided in the merger agreement;

         -    by Corning if:

                  - the NetOptix board of directors withdraws or modifies its approval of the merger in a manner adverse to Corning;

                  - the NetOptix board of directors recommends to the shareholders of NetOptix a superior proposal; or

                  - NetOptix enters into negotiations with any person concerning a competing proposal in violation of the no solicitation of transactions provision in the merger agreement;

         - by either company if NetOptix does not receive the required shareholder approval;

         - by either company upon the other company's breach which has not been cured, subject to any materiality thresholds, of a representation, warranty, covenant or agreement, or if any representation or warranty becomes untrue; or

         - by either company if a court of competent jurisdiction has taken any final and non-appealable action prohibiting the consummation of the merger.

         NetOptix will be required to pay a termination fee of $50 million under the following circumstances:

         - Corning terminates the merger agreement because the NetOptix board of directors recommends to the NetOptix shareholders a superior proposal or NetOptix enters into negotiations with any person concerning a competing proposal in violation of the no solicitation of transactions provision in the merger agreement.

         - NetOptix terminates the merger agreement based on a superior proposal.

           NetOptix is also required to pay Corning $50 million if:

         - either company terminates the merger agreement as a result of the NetOptix stockholders failing to adopt the merger agreement;

         - a competing proposal for the acquisition of any of the outstanding shares of NetOptix or a substantial part of its business or properties had been made public or known to NetOptix stockholders generally at or prior to the time of the failure to adopt the merger agreement; and

         - within 12 months after termination, NetOptix consummates or enters into an agreement with respect to an acquisition proposal.

         NetOptix is also required to pay Corning $50 million if:

         - Corning terminates the merger agreement in accordance with the provisions set forth above providing for termination solely at its election at any time;

         - at any time after the date of the merger agreement and prior to the date of termination, there exists a competing proposal;

         - following the existence of a competing proposal and prior to the date of termination, NetOptix shall have intentionally breached and not cured any of its material covenants or agreements set forth in the merger agreement in any material respect; and

         - within 12 months of the termination of the merger agreement, NetOptix consummates or enters into an agreement with respect to an acquisition proposal.

         NetOptix will not be required to pay the termination fee if it has not engaged in discussions or negotiations with, or provided confidential information to, any person in respect of an acquisition proposal and the NetOptix board of directors changes or withholds its recommendation of the merger solely because it is required to do so by its fiduciary duties based on other matters.

EXPENSES

         In the event of termination of the merger agreement by either Corning or NetOptix, there shall be no liability on the part of NetOptix, Corning or CI Subsidiary, Inc. except to the extent NetOptix is required to pay the Termination Fee and except to the extent of any breach of the merger agreement.

                     UNAUDITED PRO FORMA CONDENSED COMBINED

                       SUPPLEMENTAL FINANCIAL INFORMATION

         The following unaudited pro forma condensed consolidated supplemental financial information give effect to the merger using the purchase method of accounting. The following unaudited pro forma combined supplemental financial information and the accompanying notes should be read in conjunction with the historical financial statements and related notes of Corning and NetOptix, incorporated by reference in this proxy statement/prospectus.

         The unaudited pro forma combined supplemental financial information is provided for informational purposes only and does not purport to represent what the combined financial position and results of operations would actually have been had the merger in fact occurred at the dates indicated. The following unaudited pro forma combined supplemental statement of income and unaudited pro forma combined supplemental balance sheet illustrate the estimated effects of the merger as if that transaction had occurred on January 1, 1999, for the statements of income and at December 31, 1999, for the balance sheet. The unaudited pro forma combined supplemental statement of income does not include the impact of any non-recurring charges directly attributable to the transaction. The following unaudited pro forma supplemental information was derived using Corning's December 31, 1999, fiscal year end supplemental information and NetOptix September 30, 1999, fiscal year end financial information.


                                                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                                     (IN MILLIONS)

DECEMBER 31, 1999

                                                      CORNING (1)     NETOPTIX (2)       ADJUSTMENTS     PRO FORMA
                                                      --------        --------           -----------     ---------
Assets

CURRENT ASSETS

  Cash                                              $    121.8         $   2.1                           $  123.9
  Short-term investments, at cost which
    approximates market value                            158.6                                              158.6
  Accounts receivable, net of doubtful accounts
    and allowances                                       872.4             2.8                              875.2
  Inventories                                            602.2             1.6                              603.8
  Deferred taxes on income and other current assets      229.2             3.7                              232.9
 Net assets of discontinued operations                                     9.0                                9.0
                                                    ----------         -------            ---------      --------
    Total current assets                               1,984.2            19.2                            2,003.4
                                                    ----------         -------            ---------      --------

Investments

  Associated companies, at equity                        421.9                                              421.9
  Others, at cost                                         82.5                                               82.5
                                                    ----------         ------             ---------      --------

                                                         504.4                                              504.4
                                                    ----------         ------             ---------      --------

Plant and equipment

  net of accumulated depreciation                      3,201.7            10.5                            3,212.2

Goodwill and intangible assets,
  net of accumulated amortization                        506.7            11.8             2,061.5 (a)    2,580.0

Other assets                                             329.0             1.9                              330.9
                                                    --------           -------                           --------

                                                    $  6,526.0         $  43.4            $2,061.5       $8,630.9
                                                    ==========         =======            ========       ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

  Loans payable                                     $    420.7         $   6.5                           $  427.2
  Accounts payable                                       418.0             3.1                              421.1
  Other accrued liabilities                              715.3             3.6                              718.9
                                                    ----------         -------            ---------      --------

    Total current liabilities                          1,554.0            13.2                            1,567.2
                                                    ----------         -------            ---------      --------

Other liabilities                                        720.6             0.7                              721.3
Loans payable beyond one year                          1,490.4             0.6                            1,491.0

Minority interest in subsidiary companies                284.8          - -                                 284.8
Convertible preferred stock                               13.5          - -                                  13.5
Common shareholders' equity
  Common stock, including excess over par
     value and other capital                           1,359.3            61.5              2,028.9 (b)   3,449.7
  Retained earnings                                    1,790.0           (32.4)                32.4       1,790.0
  Less cost of common stock in treasury                 (656.0)                                            (656.0)
  Accumulated other comprehensive income                 (30.6)           (0.2)                 0.2         (30.6)
                                                    ----------         -------            ---------      --------
COMMON SHAREHOLDERS' EQUITY                            2,462.7            28.9              2,061.5       4,553.1
                                                    ----------         -------            ---------      --------
                                                    $  6,526.0         $  43.4            $2,061.5       $8,630.9
                                                    ==========         =======            ========       ========

(1) Represents the financial position of Corning at December 31, 1999, giving effect to the pooling of interests with Oak Industries, Inc. on January 28, 2000. Also, the balance sheet at December 31, 1999, does not include any pro forma information related to the acquisition of Siemans assets.

(2) Represents the historical financial position of NetOptix for the year ended September 30, 1999.


                UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                     PRO FORMA COMBINED

                                                        CORNING (1)   NETOPTIX (2)       ADJUSTMENTS     PRO FORMA
                                                        -------       --------           -----------     ---------
REVENUES

  Net sales                                          $    4,741.1      $      14.4                      $  4,755.5
  Royalty, interest and dividend income                      41.4             --                              41.4
  Non-operating gain                                         30.0             --                              30.0
                                                      -----------       -----------        --------     ------------
                                                          4,812.5             14.4                         4,826.9
DEDUCTIONS

  Cost of sales                                           2,930.3              9.5                         2,939.8
  Selling, general and administrative expenses              667.4              8.8                           676.2
  Research, development and engineering expenses            378.2              0.2                           378.4
  Provision for restructuring and impairment                  1.4              6.4                             7.8
  Amortization of purchased intangibles
       including goodwill                                    27.8              0.7              (0.7) (a)    324.0
                                                                                               296.2 (a)
  Interest expense                                           93.2              0.9                            94.1
  Other, net                                                 39.3             (0.8)                           38.5
                                                      -----------        ---------          --------      --------

  Income (loss) from continuing operations before taxes
       on income                                            674.9            (11.3)           (295.5)        368.1
  Taxes on income (loss) from continuing operations         207.1                                            207.1
                                                      -----------        ---------          --------      --------

  Income (loss) before minority interest
    and equity earnings                                     467.8            (11.3)           (295.5)        161.0
  Minority interest in earnings of subsidiaries             (66.8)            --                             (66.8)
  Dividends on convertible preferred
    securities of subsidiary                                 (2.3)            --                              (2.3)
  Equity in earnings of associated
    companies                                               112.3             --                             112.3
                                                      -----------        ---------          --------      --------

Income (loss) from continuing operations              $     511.0        $   (11.3)         $ (295.5)     $  204.2
                                                      ===========        =========          ========      ========


Basic earnings (loss) per share from
continuing operations                                 $       2.00       $    (1.19)                      $    0.77
Diluted earnings (loss) per share
from continuing operations                            $       1.95       $    (1.19)                      $    0.75
Weighted average shares outstanding-basic (b)               255.1              9.5                           263.7
Weighted average shares outstanding-diluted (b)             265.1              9.5                           268.9

(1) Represents the result of operations of Corning for the year ended December 31, 1999, retroactively restated for the pooling of interests with Oak Industries, Inc. on January 28, 2000. Also, the results of operations at December 31, 1999, does not include any pro forma information related to the acquisition of Siemens assets.

(2) Represents the historical results of operations of NetOptix for the year ended September 30, 1999.

    NOTES TO UNAUDITED PRO FORMA COMBINED SUPPLEMENTAL FINANCIAL INFORMATION

(a) On February 13, 2000, NetOptix agreed to be acquired by Corning in a merger transaction to be accounted for under the purchase method of accounting. The merger will be effected by Corning issuing shares and options at an exchange ratio of 0.90 for each share or right to aacquire shares of NetOptix common stock outstanding on the closing date. The actual number of shares of Corning common stock to be issued will depend on the actual number of shares of NetOptix common stock outstanding on the date the merger closes. This transaction is valued at approximately $2.1 billion based on the average closing price for a range of trading days (February 10 through February 16, 2000) around the announcement date (February 14, 2000) of the merger.

         The purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. The excess of the purchase price over the assets acquired have been allocated to goodwill and other intangibles in this presentation. Corning currently expects the useful life of goodwill and other intangibles to range from seven to ten years. This pro forma presentation assumes a useful life of seven years. Any acquired in-process research and development will be expensed in the period the transaction is completed. This presentation assumes no charge for in-process research and development.

(b) Adjustments reflect the issuance of 12 million shares of Corning common stock to effect the exchange of NetOptix common stock , and options to acquire NetOptix common stock, at the exchange ratio of 0.90 of a share of Corning common stock for each share and option to acquire shares of NetOptix common stock.

         The pro forma combined per share amounts and weighted average common shares outstanding reflect the combined weighted average of Corning and NetOptix common shares outstanding for the period presented, after adjusting the number of NetOptix common shares to reflect the exchange ratio of 0.90 of a share of Corning common stock for each share of NetOptix common stock. The diluted unaudited pro forma per share information for Corning is based on the weighted average number of outstanding shares of Corning common stock adjusted to include (1) the dilutive effect of Corning employee stock options and (2) the number of shares of Corning common stock that would be issued in the merger. The effect of NetOptix employee stock options was not dilutive.

                                  THE COMPANIES

                                     CORNING

BUSINESS

         Corning traces its origins to a glass business established in 1851. Corning was incorporated in the State of New York in December 1936, and its name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989. Today, Corning is an international corporation competing in three broadly defined business operating segments: Telecommunications, Advanced Materials and Information Display. Corning's business strategy is to focus on attractive global markets where its leadership in materials and process technology will allow it to achieve and sustain competitive advantage and superior growth over time. Corning's principal executive offices are located at One Riverfront Plaza, Corning, NY 14831 and its telephone number is (607) 974-9000.

         TELECOMMUNICATIONS. Corning's Telecommunications segment produces optical fiber and cable, optical hardware and equipment and photonics components for the worldwide telecommunications industry. Corning offers a wide selection of fibers for use in long-haul, utility, submarine, local exchange, cable TV and premises applications. Corning provides a substantial portion of the world's optical fiber, including LEAF-Registered Trademark- optical fiber, a technologically advanced high speed, high-data-rate fiber.

         Siecor Corporation and Corning Cables, Corning's European optical fiber cabling division, manufactures fiber-optic cable and network hardware that is deployed throughout the world.

         Corning's Photonics Technologies Division provides products that maximize the capacity, flexibility, performance and reliability of communications networks worldwide. Corning's photonics products boost, combine, separate and connect optical signals transmitted over fiber-optic telecommunications networks. Corning is a leading supplier of optical amplifiers and was among the first to offer an innovative multiplexer module that allows optical signals to be added or dropped as they travel through a communications network.

         Photonics products, primarily intended to enable the use of dense wavelength division multiplexing technology, include cutting-edge PureGain-TM-EDFA modules, PureGain DCM-Registered Trademark- modules and PurePass-TM-optical routing modules. Corning also offers MultiClad-Registered Trademark-couplers, variable optical attenuators, micro-optic filters and PureMode-TM-engineered fibers. Corning's optical networking products operate in terrestrial and submarine networks worldwide, and are designed to withstand a wide array of mechanical and environmental conditions. Corning is recognized as an industry leader, providing low-cost, innovative fiber and photonic network solutions. Corning's test facilities assure the performance and reliability of its photonics products at both the component and system levels.

         ADVANCED MATERIALS. Corning's Advanced Materials segment, which manufactures environmental products, science products, semiconductor materials, optical and lighting products and glass ceramic cooktops, has been a mainstay of Corning's growth for decades.

         Corning's cellular ceramic products are component parts of catalytic converters on cars, trucks and buses worldwide. Virtually every vehicle manufacturer around the world demands new products that reduce emissions as mandated by global, clean-air legislation. Recently introduced advanced cellular ceramic products are expected to enable vehicle manufacturers to achieve substantially reduced emissions over the next decade. Similar technologies are used to reduce emissions from stationary power plants.

         New products from Corning's Science Products Division, which include polymer microplates and which stem from its expertise in complex polymers, surface chemistry and molecular biology, are useful in pharmaceutical and genomic research. Corning's advanced microplates allow for more efficient drug testing.

         Corning's fused silica products enable semiconductor manufacturers to use microlithography techniques to achieve miniaturization required for the manufacture and processing of chips for computer applications.

         INFORMATION DISPLAY. The Information Display segment manufactures glass panels and funnels for televisions and cathode-ray tubes; projection video lens assemblies; and liquid crystal display glass for flat panel displays. Corning is a leading supplier of flat glass used in active matrix liquid crystal displays for notebook computer screens, desktop monitors, digital cameras, personal digital assistants and automotive displays. Ultra-thin, precision-surface glass enables customers to create faster, larger and less expensive liquid crystal displays that have higher resolution.

         Corning's lenses, which are used widely in projection television systems, are being adapted to meet emerging requirements in digital and high-definition systems for entertainment as well as commercial applications. Corning's traditional, more mature television glass business concentrates on glass face plates, panels, and funnels used to make color picture tubes.

MANAGEMENT AND ADDITIONAL INFORMATION

         Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to Corning is incorporated by reference from or set forth in Corning's Annual Report on Form 10-K for the year ended December 31, 1999, incorporated herein by reference. Stockholders desiring copies of this document and other documents may contact Corning at its address or telephone number indicated under "Where You Can Find More Information."

         Additional information concerning Corning is included in Corning's reports filed under the Securities Exchange Act that are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information".

                                    NETOPTIX

BUSINESS

         NetOptix was incorporated in Delaware in 1973 as the successor to a business which was founded in 1959. NetOptix was named Galileo Corporation until September, 1999, and as Galileo Electro-Optics Corporation from its incorporation to September 1996. Since its incorporation, NetOptix has been engaged in developing, manufacturing and marketing optical and fiberoptic and electro-optic components which transmit, sense or intensify light or images and a variety of components for office copiers.

         During 1999, NetOptix substantially restructured and reorganized its business operations. NetOptix sold the businesses relating to medical products, scientific detector and spectroscopy products and telecommunications products. These businesses generated a majority of NetOptix's revenues and are treated as discontinued operations in its financial statements. Currently, NetOptix along with its wholly-owned subsidiaries, Optical Filter Corporation and Optical Filter Corporation, GmbH, a German company formed in 1999, develops, manufactures and markets systems that incorporate recent advances in photonic technology and optical coating.

         NetOptix's business consists principally of the design, manufacture and marketing of a broad range of optical components and systems, including optical filters, optical lens coatings for medical devices, laser systems, infrared thermal imaging devices and optical analytic instruments, as well as one of the world's largest and most technically advanced diamond point turning facilities, which manufactures highly sophisticated optical components and systems for industrial lasers and semiconductor instrumentation. Beginning in 1999, NetOptix developed and readied for commercial production optical filters for use in Dense Wavelength Division Multiplexing (DWDM) components of fiberoptic networks serving the telecommunications industry.

         The DWDM filters produced by NetOptix are capable, within certain portions of the light wave spectrum, of dividing a light wave traveling through a fiberoptic network into many separate beams of light, each capable of carrying traffic over the network. NetOptix believes that there is a large and growing marketplace for DWDM filters. Commercial production of DWDM filters began in Fall 1999 and has continued in 2000, with commercial shipments commencing in 2000. Commencing in the second half of 1999, NetOptix added and has continued to add substantial production capacity for its DWDM filter business at its facility in Natick, Massachusetts, and organized Optical Filter Corporation, GmbH in Germany, which is in the process of completing a facility in Waechtersbach, Germany for optical filter technology research and development as well as commercial production of DWDM filters. The German facility began commercial production and shipments in 2000. NetOptix expects to continue to expand its production capacity at its facilities in Natick, Massachusetts and in Germany during 2000.

         NetOptix's operations also include a facility in Keene, New Hampshire, which provides products and services for diamond point turning for highly sophisticated optical components and systems for industrial lasers and for semiconductor instrumentation.

         Additional information concerning NetOptix is included in NetOptix's reports filed under the Securities Exchange Act that are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on pages __.

MANAGEMENT AND ADDITIONAL INFORMATION

         Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to NetOptix is incorporated by reference from or set forth in NetOptix's Annual Report on Form 10-K for the year ended September 30, 1999, incorporated herein by reference. Stockholders desiring copies of this document and other documents may contact NetOptix at its address or telephone number indicated under "Where You Can Find More Information."

                      DESCRIPTION OF CORNING CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

         Corning's authorized capital stock consists of 500,000,000 shares of common stock, $.50 par value, and 10,000,000 shares of preferred stock, $100 par value. The board of directors of Corning is recommending approval by Corning shareholders at their April 27, 2000 annual meeting of an amendment to Corning's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 1,200,000,000.

COMMON STOCK

         As of March 6, 2000, there were 277,077,201 outstanding shares of Corning common stock held by approximately 17,500 holders of record. The holders of Corning common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The Corning board of directors is classified into three classes of approximately equal size, one of which is elected each year. Accordingly, holders of a majority of the Corning common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Corning common stock are entitled to share ratably in all assets of Corning which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Corning preferred stock then outstanding. The current quarterly cash dividend of Corning common stock is $0.18 per share of common stock. The continued declaration of dividends by the Corning board of directors is subject to the current and prospective earnings, financial condition and capital requirements of Corning and any other factors that the Corning board of directors deems relevant. The holders of Corning common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Corning common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Corning common stock are subject to the rights of the holders of shares of any series of Corning preferred stock which Corning may issue in the future.

PREFERRED STOCK

         Corning has designated 2,400,000 shares of its preferred stock as Series A junior participated preferred stock, 316,822 shares as Series B convertible preferred stock and 4,683,710 shares as Series C 6% cumulative convertible preferred stock. As of March 6, 2000, there were 104,825 outstanding shares of Series B preferred stock, held exclusively by the trustee of Corning's existing employee investment plans. No other Corning preferred stock is outstanding. Series A preferred stock is reserved for issuance upon exercise of the rights distributed to the holders of Corning common stock pursuant to the Corning rights agreement referred to below.

         The Corning board of directors has the authority, without further shareholder approval, to create other series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to fix the dividend rights and terms, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences and limitations applicable to each such series of Corning preferred stock. The purpose of authorizing the Corning board of directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Corning preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Corning common stock and, under certain circumstances, make it more difficult for a third party to gain control of Corning.


RIGHTS AGREEMENT

         Corning has adopted a Rights Agreement, dated as of June 5, 1996, which provides for the issuance of one right to the holder of each share of Corning common stock. Ten days after any person or group acquires or announces its intention to acquire 20% or more of the outstanding Corning stock, each Corning right will entitle the holder, other than the acquiring person or group, to purchase one one-hundredth of a share of Series A preferred stock, at an exercise price of $125 subject to certain antidilution adjustments.

         If a person or group announces its intention to acquire 20% or more of the outstanding Corning common stock or if Corning is acquired in a merger or other business combination or sells 50% or more of its assets or earning power, each Corning right, other than a Corning right beneficially owned by the acquiring person or group, which will be void, will entitle the holder to purchase, at the exercise price, common stock of the acquiring person or group having a current market value of two times the exercise price of the right. Prior to a person or group acquiring 50% or more of the outstanding Corning common stock, the Corning board of directors may also elect to issue a share of Corning common stock in exchange for each Corning right, other than Corning rights held by the acquiring person or group.

         The Corning rights expire on July 15, 2006, unless this expiration date is extended or the Corning rights are exchanged or redeemed by Corning before such date. Prior to an announcement by a person or group of its intent to acquire 20% or more of the outstanding Corning common stock, Corning may redeem the Corning rights in whole, but not in part, for $0.01 per Corning right, or it may amend the Corning rights agreement in any way without the consent of the holders of the Corning rights.

INDEMNIFICATION AND LIABILITY OF DIRECTORS AND OFFICERS

         Sections 722 and 723 of the Business Corporation Law of the State of New York provide that a corporation may indemnify its current and former directors and officers under certain circumstances. Corning's bylaws provide that it shall indemnify each director and officer against all costs and expenses actually and reasonably incurred by him in connection with the defense of any action or proceeding against him or related appeal by reason of his being or having been a director or officer of Corning to the full extent permitted by the Business Corporation Law.

         Section 402(b) of the Business Corporation Law provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Corning's restated certificate of incorporation provides that its directors' liability is limited to the extent permitted by the Business Corporation Law.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Corning common stock is Harris Trust and Savings Bank in Chicago, Illinois. Harris Trust has advised Corning that it is selling its shareholder services business to Computershare Limited.

                        COMPARISON OF STOCKHOLDER RIGHTS

         As a result of the merger, holders of NetOptix common stock will become holders of Corning common stock. The following is a summary of certain of the material differences between the rights of holders of NetOptix common stock and the rights of holders of Corning common stock. Corning is organized under the laws of the State of New York, and NetOptix is organized under the laws of the State of Delaware. These differences arise from differences between the New York and Delaware state laws, as well as under the various provisions of the Corning restated certificate of incorporation and bylaws and the NetOptix restated certificate of incorporation, as amended, and bylaws.

         The following summary does not purport to be a complete statement of the rights of holders of Corning common stock and NetOptix common stock under, and is qualified by its entirety by reference to, New York law, Delaware law and the charters and bylaws of Corning and NetOptix. See "Description of Corning Capital Stock" on pages __ through ___ for a summary of certain other rights relating to the Corning common stock.

NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

         The number of directors of Corning is fixed by the Corning board of directors and, unless approved by at least two-thirds of the Corning board of directors, or 80% of the holders of shares then entitled to vote in the election of directors, shall be not less than nine nor more than twenty-four. The Corning board of directors is divided into three classes serving staggered three-year terms and any one or more of the directors of Corning may be removed from office at any time, but only for cause, and only by the holders of at least a majority of the shares then entitled to vote in an election of directors or a majority of the Corning board of directors.

         The number of directors of NetOptix is fixed by the NetOptix board of directors and shall not be fewer than three nor more than nine. Directors serve until the next annual meeting of stockholders or until their successors are elected and qualified. Delaware law provides that, except with respect to corporations with classified boards or cumulative voting, a director may be removed, with or without cause, by the holders of the majority in voting power of the shares entitled to vote at an election of directors. NetOptix's board of directors is not classified and there is no cumulative voting.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

         The bylaws of Corning provide that a stockholder must give advance written notice if the stockholder intends to make nominations for the Corning board of directors. They do not provide for other stockholder proposals. For a director nomination to be properly brought by a stockholder before an annual meeting, notice must be delivered to or mailed by the stockholder and received at the principal executive offices of Corning not less than 90 days, nor more than 120 days prior to the anniversary of the prior year's annual meeting; provided, however, that if the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the stockholder's notice must be received no earlier than 120 days prior to such meeting and at least 90 days prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

         To be timely with respect to a director nomination at a special meeting of Corning's stockholders, a stockholder's notice must be delivered to or mailed by the stockholder and received by Corning at least 90 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of such meeting is first made, and no earlier than 120 days prior to the date of the meeting.

         NetOptix's bylaws do not provide for advanced notice with respect to stockholder proposals.

RIGHT TO CALL SPECIAL MEETINGS

         The bylaws of Corning provide that special meetings of stockholders may be called at any time by the Chairman, the Chairman of the Executive Committee, a Vice-Chairman or the President.

         Special meetings of the stockholders of a Delaware corporation may be called by the board of directors or by the persons authorized in the corporation's certificate of incorporation or bylaws. NetOptix's bylaws provide that a special meeting of the stockholders may be called at any time by the President, and shall be called by the President or Secretary at the request of a majority of the board of directors or at the request of stockholders owning a majority of the outstanding capital stock of NetOptix.

SHAREHOLDER ACTION BY WRITTEN CONSENT

         Under New York law, any action which may be taken at a meeting of shareholders of Corning may also be taken by the written consent of all the holders entitled to vote thereon.

         NetOptix's bylaws provide that any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS

         Corning is subject to Section 912 of the New York Business Corporation Law. Under Section 912, an interested shareholder, defined generally as a person owning 20% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for five years after becoming an interested shareholder unless:

         - the board approved the transaction in which the interested shareholder became an interested shareholder; or

         - the board approves the business combination before the shareholder becomes an interested shareholder.

         NetOptix is subject to Section 203 of the Delaware General Corporation Law. Under Section 203, an interested stockholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for three years after becoming an interested stockholder unless:

         - the board approved the transaction in which the interested stockholder became an interested stockholder;

         - the interested stockholder owns at least 85% of the voting stock upon consummation of the transaction in which the stockholder became interested; or

         - the board approves the business combination and 2/3 of the outstanding voting stock of the corporation not owned by the interested stockholder approves the business combination.

AMENDMENT OF CHARTER AND BYLAWS

         In general, the Corning certificate of incorporation may be amended by an affirmative vote of the Corning board of directors and the holders of a majority of Corning's shares. Any amendment to the article of the Corning certificate of incorporation which relates to approval of a business combination, however, requires the affirmative vote of 80% of the outstanding voting stock of Corning unless it has been approved by a vote of 66 2/3% of the full Corning board of directors and an affirmative vote of a majority of continuing members of the Corning board of directors. In addition, any amendment to the article which relates to the Corning board of directors, requires the affirmative vote of 80% of the outstanding voting stock of Corning unless it had been approved by a vote of 66 2/3% of the full Corning board of directors. Under New York law, a corporation's bylaws may be amended by a majority of the votes of shares then entitled to vote in the election of directors or, when so provided in the corporation's certificate of incorporation or bylaws, by the board of directors. Under the Corning bylaws, a bylaw may be amended by the affirmative vote of a majority of the full Corning board of directors or the holders of a majority of Corning's voting stock, other than the article relating to the Corning board of directors which requires the affirmative vote of 80% of the outstanding shares of Corning unless they have been approved by a vote of 66 2/3% of the full Corning board of directors.

         A Delaware corporation's certificate of incorporation generally may be amended by a majority in voting power of the outstanding stock entitled to vote, unless the corporation's certificate of incorporation provides for a greater vote. The NetOptix certificate of incorporation does not provide for a greater vote.

         Delaware vests the power to amend a company's bylaws in the stockholders unless a company's certificate of incorporation confers such power upon the directors. The NetOptix certificate of incorporation authorizes the board of directors to amend the bylaws provided that such amendment is consistent with Delaware law. The NetOptix bylaws permit either the stockholders or the board of directors to amend the bylaws or adopt new bylaws. Conferring such power on the directors, however, will not divest the stockholders of such power.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Corning by William D. Eggers, its Senior Vice President and General Counsel, and the federal income tax consequences of the merger will be passed upon for Corning by Nixon Peabody LLP. Certain legal matters in connection with the federal income tax consequences of the merger will be passed upon for NetOptix by Edwards & Angell, LLP.

                                     EXPERTS

         The financial statements of Corning incorporated in this proxy statement/prospectus by reference to Corning's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

         The consolidated financial statements of NetOptix appearing in NetOptix's Annual Report on Form 10-K for the year ended September 30, 1999, have been audited by Ernst & Young LLP, independent accountants, as set forth in their report hereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         Representatives of Ernst & Young LLP expect to be present at the special meeting and, while they do not plan to make a statement at the meeting, they will be available to respond to appropriate questions from stockholders in attendance.

                       WHERE YOU CAN FIND MORE INFORMATION

         Corning and NetOptix are each subject to the informational requirements of the Securities Exchange Act and, in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Corning and NetOptix with the SEC can be viewed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the Commission at (800) 732-0330. Corning common stock and NetOptix common stock are listed on the New York Stock Exchange and the NASDAQ respectively and reports and other information concerning Corning can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         Corning has filed with the SEC a registration statement on Form S-4 under the Securities Exchange Act with respect to the shares of Corning common stock to be issued in the merger. This proxy statement/prospectus does not contain all the information set forth in the registration statement, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Corning, NetOptix and the Corning common stock, reference is hereby made to the registration statement (including its exhibits and schedules).

         The SEC allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Statements contained in this proxy statement/prospectus or in any document incorporated by reference in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document (if any) filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Corning and NetOptix have previously filed with the SEC. These documents contain important information about Corning and NetOptix and their finances.


CORNING SEC FILINGS (FILE NO. 001-03247)                     PERIOD


Annual Report on Form 10-K......................Year ended December 31, 1999, as filed on March 7, 2000

Amended Annual Report on Form 10-K/A............Year ended December 31, 1999, as filed on March 8, 2000

Registration Statement on Form 8-A...................Filed on July 11, 1996

NETOPTIX SEC FILINGS (FILE NO. 000-11309)                    PERIOD



Annual Report on Form 10-K.....................Year ended September 30, 1999, as filed on December 27, 1999

Quarterly Report on Form 10-Q................Quarter ended December 31, 1999, as filed on February 11, 2000

Current Reports on Form 8-K.....................Filed:
                                                     October 21, 1999
                                                     November 22, 1999
                                                     December 16, 1999
                                                     February 4, 2000
                                                     February 14, 2000
                                                     February 23, 2000

Items 10-13 of NetOptix's Definitive Proxy Statement
         to NetOptix's stockholders for the 2000 Annual
         Meeting of NetOptix's stockholders...........Filed on December 30, 1999

The description of NetOptix common stock set forth in the registration statement filed on Form 8-A filed on November 16, 1983, and any amendment or report filed for the purpose of updating such description

         All documents and reports subsequently filed by Corning or NetOptix pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement/prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

         This proxy statement/prospectus incorporates important business and financial information about Corning and NetOptix that is not included in or delivered with this proxy statement/prospectus. Documents incorporated by reference which are not presented herein or delivered herewith (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, on written or oral request, without charge, in the case of documents relating to Corning directed to Corning Inc., One Riverfront Plaza, Corning, New York 14831 (telephone number (607) 974-9001), Attention: Secretary, or, in the case of documents relating to NetOptix, directed to NetOptix Corporation, Sturbridge Business Park, Sturbridge, Massachusetts 01566 (telephone number (508) 341-4226), Attention:
Secretary. In order to ensure timely delivery of any of such documents, any request should be made by __________, 2000.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE CORNING COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CORNING OR NETOPTIX SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION IN THIS DOCUMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 By Order of the Board of Directors of NetOptix Corporation

                                 [LOGO]




                                 By:
                                 Title:

ANNEX A



                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 13, 2000

                                      AMONG

                              CORNING INCORPORATED,

                               CI SUBSIDIARY, INC.

                                       AND

                              NETOPTIX CORPORATION

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 13, 2000, by and among CORNING INCORPORATED ("Buyer"), a New York corporation, CI SUBSIDIARY, INC. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Buyer, and NETOPTIX CORPORATION (the "Company"), a Delaware corporation.

         WHEREAS, the respective Boards of Directors of Buyer, Merger Subsidiary and the Company have approved the merger of the Merger Subsidiary with and into the Company, with the Company being the surviving corporation as a wholly-owned subsidiary of Buyer (the "Merger"), upon the terms and subject to the conditions set forth herein;

         WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Buyer's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into a stockholders' agreement (the "Related Agreement") pursuant to which, among other things, such stockholders will vote in favor of the Company Proposal (as defined below) under the terms and conditions set forth in the Related Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions of, at the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company and the separate existence of Merger Subsidiary shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name "Corning NetOptix, Inc." as a wholly-owned subsidiary of Buyer and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Throughout this Agreement, the term the "Company" shall refer to the Company prior to the Merger and the term "Surviving Corporation" shall refer to the Company in its status as the surviving corporation in the

Merger. Capitalized terms used in this Agreement and not otherwise defined are used with the meaning ascribed thereto in Section 10.8 hereof.

         Section 1.2 Closing. The closing of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"). The Closing shall be held at the offices of Nixon Peabody LLP, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 1.3 Effective Time of the Merger. The Merger shall become effective upon the filing of a certificate of merger ("Certificate of Merger") pursuant to and in compliance with this Agreement and Section 251 of the General Corporation Law of the State of Delaware (the "Delaware Law") with the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the time at which the Certificate of Merger has been filed and become effective in accordance with Delaware Law.

         Section 1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by applicable law. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Company agrees that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Company and the Merger Subsidiary or otherwise to take any and all such action.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         Section 2.1 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended as of the Effective Time to be identical with the certificate of incorporation of the Merger Subsidiary which shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended.

         Section 2.2 By-Laws. The By-laws of the Company shall be amended as of the Effective Time to be identical with the by-laws of the Merger Subsidiary until thereafter duly amended.

         Section 2.3 Board of Directors; Officers. The members of the Board of Directors and the officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of the Merger Subsidiary immediately prior to the Effective

Time, until the earlier of their respective deaths, resignations, and the time that their respective successors are duly elected or appointed and qualified.

                                   ARTICLE III

                              CONVERSION OF SHARES

         Section 3.1 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Merger Subsidiary:

                  (a) Each share of common stock, par value $.01 per share, of Merger Subsidiary (the "Merger Subsidiary Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Each share of the common stock of the Company, par value $.01 ("Company Common Stock") that is owned by the Company as treasury stock and any shares of the Company Common Stock that are owned by Buyer or by its subsidiaries shall be canceled and shall cease to exist, and no stock of Buyer or other consideration shall be delivered in exchange therefor.

                  (c) Subject to the provisions of this Section 3.1, each share of the Company Common Stock, other than Dissenting Shares (as defined below) and shares canceled pursuant to Section 3.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Common Stock, par value $.50 per share, of Buyer ("Buyer Common Stock") equal to 0.9 share of Buyer Common Stock (the "Merger Consideration"). The "Exchange Ratio" shall be equal to 0.9.

                  (d) If at any time during the period between the date of this Agreement and the Effective Time, the Company changes the number of shares of the Company Common Stock outstanding, or Buyer changes the number of shares of Buyer Common Stock, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transactions, the Exchange Ratio and any other items dependent thereon shall be appropriately adjusted.

                  (e) Each outstanding share of the Company Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the Delaware Law, shall be deemed to be converted into, as of the Effective Time the Merger Consideration. The Company shall give Buyer prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of the Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

                  (f) Pursuant to the terms of the plans pursuant to which the Company Stock Options and ESPP Options (each as defined below) were issued and this Agreement, the outstanding and unexercised Company Stock Options and ESPP Options and the Andlinger Capital Warrant shall, at the Effective Time, become rights to acquire shares of Buyer Common Stock in accordance with their terms except that the number of shares of Buyer Common Stock subject to such Options or Warrant shall be equal to the product of the (i) number of shares of the Company Common Stock subject to the original Option or Warrant, and (ii) the Exchange Ratio, and the exercise price per share of Buyer Common Stock under such Option or Warrant shall be equal to: (iii) the exercise price under the Option as written divided by (iv) the Exchange Ratio. The adjustments provided herein with respect to any Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

         3.2 Stockholders' Rights at the Effective Time. On and after the Effective Time, the certificates that immediately prior to the Effective Time represented shares of the Company Common Stock (the "Certificates") shall cease to represent any rights with respect to the Company and shall only represent the right to receive the Merger Consideration, together with the amount of cash, if any, payable in lieu of fractional shares of Buyer Common Stock into which any shares of the Company Common Stock have been converted, provided, however, that no dividends or other distributions, if any, in respect of the shares of Buyer Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered as provided in Section 3.3 of this Agreement. Subject to applicable Delaware Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions declared after the Effective Time without interest thereon, which theretofore have become payable with respect to the number of shares of Buyer Common Stock for which such Certificates were exchangeable. Notwithstanding anything herein to the contrary, holders of any unsurrendered Certificates shall not be entitled to exercise any rights as a holder of Buyer Common Stock, including, without limitation, the right to vote the Buyer Common Stock, until such Certificates are surrendered and exchanged pursuant to this Agreement.

         3.3 Surrender and Exchange of Share Certificates.

                  (a) Promptly after the Effective Time, Buyer shall make available to Harris Trust, (the "Paying Agent") such certificates evidencing such number of shares of

Buyer Common Stock to enable the Paying Agent to effect the conversion of the Company Common Stock into shares of Buyer Common Stock as provided in Section 3.3(b) and an amount of cash as shall be reasonably estimated as needed to make payments in lieu of fractional shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued, and any holder of Company Common Stock entitled to receive a fractional share of Buyer Common Stock but for this Section 3.3(a) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in a share of Buyer Common Stock.

                  (b) On the Closing Date, Buyer shall instruct the Paying Agent to mail to each person who was a holder of record of shares of the Company Common Stock immediately prior to the Effective Time: (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of the Certificates nominally representing the Company Common Stock in exchange for certificates representing the Buyer Common Stock determined in accordance with the Exchange Ratio and/or cash in lieu of fractional shares.

                  (c) After the Effective Time, each holder of a Certificate shall surrender and deliver such Certificate to the Paying Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of Buyer Common Stock for which such holder's shares of the Company Common Stock have been converted, together with a check for any cash in lieu of any fractional share of Buyer Common Stock. Until so surrendered and exchanged, each Certificate formerly representing an outstanding share of the Company Common Stock shall after the Effective Time be deemed for all purposes to evidence only the right to receive the Merger Consideration as provided in
Section 3.1, together with cash in lieu of any fractional share of Buyer Common Stock.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of the Company Common Stock shall be made thereafter, other than transfers of shares of the Company Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates are presented for transfer to the transfer agent for the Company, the Merger Subsidiary or Buyer, they shall be delivered to the Paying Agent and exchanged for shares of Buyer Common Stock and any cash payable in lieu of fractional shares thereof all as provided for in this Section 3.3.

                  (e) Any shares of Buyer Common Stock that remain undistributed to the stockholders of the Company as of the Effective Time for a period of four months after the Effective Time shall be delivered to Buyer by the Paying Agent, upon demand, and any former stockholders of the Company who have not previously complied with this Section 3.3 shall thereafter look only to Buyer for payment of their claim for Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock or cash in lieu of fractional shares.

                  (f) Neither the Paying Agent, nor any of the Company, Merger Subsidiary or Buyer shall be liable to any holder of shares of the Company Common Stock with respect to any shares of Buyer Common Stock (or dividends or distributions with respect to Buyer Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

                  (g) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue such shares of Buyer Common Stock and any dividends or other distributions with respect to Buyer Common Stock to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the delivery of such bond as the Paying Agent may reasonably require.

                  (h) No transfer taxes shall be payable by any stockholder of the Company in respect of the issuance of the Buyer Common Stock under this
Section 3.3, except that if any Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it shall be a condition of such issuance that the person requesting such issuance shall pay to Buyer any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of Buyer that such taxes have been paid or are not payable.

         Section 3.4 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing shares of the Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer and Merger Subsidiary that, except as disclosed in the Company Disclosure Schedule which has been delivered to Buyer prior to the execution of this Agreement (the "Company Disclosure Schedule"):

         Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so organized, qualified or in good standing, or have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has heretofore made available to Buyer and Merger Subsidiary a complete and correct copy of the certificate of incorporation and by-laws, each as amended to the date hereof, of the Company and each of its Subsidiaries.

         Section 4.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of the Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of February 9, 2000: (a) 11,452,596 shares of the Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable, (b) no shares of the Company Common Stock were held in the treasury of the Company, (c) an aggregate of 1,054,300 shares of Company Common Stock were reserved for issuance under stock options (the "Company Stock Options") issued pursuant to the Company's employee and director stock option plans (the "Company Stock Option Plans") and a Non-Qualified Option Agreement between the Company and ANC Management Corp., approximately 41,277 shares of the Company Common Stock were reserved for issuance under options issued pursuant to the Company's employee stock purchase plan ("ESPP"), and 1,000,000 shares of the Company Common Stock were reserved for future issuance pursuant to an outstanding unexercised warrant ("Andlinger Capital Warrant"), and (d) no shares of the Company Preferred Stock were outstanding. As of the date of this Agreement, no shares of capital stock of the Company or any of its subsidiaries have been issued since January 31, 2000 except pursuant to Company Stock Options and under the ESPP. Except as set forth in this Section 4.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All shares of capital stock of the Company and its Subsidiaries subject to issuance pursuant to the Company Stock Option Plans, the ESPP and the Andlinger Capital Warrant, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person.

         Section 4.3 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the Related Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by such agreements (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Related Agreement or to consummate the Merger and the other Transactions other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the issued and outstanding Company Common Stock at the Company Special

Meeting (as defined below) and the filing and recordation of appropriate merger documents as required by Delaware Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Subsidiary, this Agreement and the Related Agreement each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         Section 4.4 No Conflicts, Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement or the Related Agreement by the Company will not: (i) conflict with or violate the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) assuming the consents, approvals, authorizations and waivers specified in
Section 4.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or, to the Company's knowledge as of the date of this Agreement, any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

                  (b) The execution and delivery of this Agreement or the Related Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational ("Governmental"), except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the pre-merger notification arrangements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), such filings, approvals, consents and waivers as may be required under the Merger Control Laws, filing and recordation of the Certificate of Merger as required by Delaware Law and applications for listing and other filings required by the rules of the NASDAQ National Market System and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

         Section 4.5 Reports and Financial Statements.

                  (a) The Company has filed with the U.S. Securities and Exchange Commission ("SEC") all forms, reports, schedules, registration statements, definitive proxy statements and information statement or other filings (the "Company SEC Reports") required to be filed by it with the SEC since September 30, 1997. As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Company SEC Reports. As of their respective dates and as of the date any information from the Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the Company SEC Reports.

                  (b) The consolidated balance sheets of the Company as of September 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999 (including the related notes and schedules thereto) contained in the Company's Form 10-K for the year ended September 30, 1999 (the "Company Financial Statements") present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, retained earnings and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

                  (c) The consolidated balance sheets and the related statements of operations and cash flows (including, in each case, the related notes thereto) of the Company contained in the Form 10-Q for the quarterly period ended December 31, 1999 (the "Company Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. The Company Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated), in all material respects, the consolidated financial position, results of operations and cash flows of the Company for all periods presented therein.

                  (d) Except for those liabilities that are fully reflected or reserved against on the Company Financial Statements, the Company Quarterly Financial Statements or as set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary has outstanding any liability of any nature whatsoever (whether absolute, accrued, contingent (including any contingent liabilities or obligations arising out of or relating to any sale of assets outside the ordinary course of business, stock of any subsidiary, business or of any line of business, or otherwise and whether due or to become due), except for liabilities and obligations, which have been incurred since the date of the most recent balance sheet contained in the Company Quarterly Financial Statements in the ordinary course of business and which would not reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect or which are described in the Company Disclosure Schedule.

                  (e) From the date of the most recent balance sheet contained in the Company Financial Statements through the date hereof, except as set forth in the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and (ii) there has, not been any circumstance, event, occurrence, change or effect that has had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 4.6 Information.

                  (a) None of the written information supplied or to be supplied by the Company for inclusion or incorporation by reference in the definitive Prospectus/Proxy Statement will, at the time of filing with the SEC, at the time of the mailing of the Prospectus/Proxy Statement or any amendments or supplements thereto to the Company's stockholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portion of the Prospectus/Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

                  (b) As of the date of this Agreement, the Company does not know of any reason (i) for which it would not be able to deliver to both of counsel to Buyer and the Company, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 8.2(c), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions so long as the statements therein are true as of such time or (ii) for which counsel to Buyer and the Company would not be able to deliver the opinions required by Section 8.2(c).

         Section 4.7 Litigation. Except as disclosed in the Company SEC Reports or on the Company Disclosure Schedule, as of the date hereof, there is no civil, criminal or administrative suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that is reasonably expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 4.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as contemplated by this Agreement, since December 31, 1999, the Company has conducted its business only in the ordinary course, and there has not been: (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, or, any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or, except with respect to the Company Stock Options, the ESPP Options, and the Andlinger Capital Warrants, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (iv) except as set forth in the Company Disclosure Schedule, any granting by the Company or any of its Subsidiaries to any officer of the Company of any increase in compensation or any rights with respect to compensation in the event of a "change in control" (however defined) of the Company, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of December 31, 1999, (v) except as set forth in the Company Disclosure Schedule, any granting by the Company or any of its Subsidiaries to any officer or any group or class of employees of the Company of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect as of December 31, 1999, (vi) except as set forth in the Company Disclosure Schedule, any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any officer of the Company, or any increase in benefits available under or establishment of any the Company Benefit Plan (as defined below) except in the ordinary course of business consistent with past practice, or (vii) any material change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP.

         Section 4.9 Employee Benefit Plans.

                  (a) Schedule 4.9 sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by the Company, its Subsidiaries or any trade or business (whether or not incorporated) which is treated with the Company or its Subsidiaries as a single employer under Section 414(b), (c), (m) or (o) of the Code

("ERISA Affiliate") with respect to employees of the Company, its Subsidiaries or their ERISA Affiliates (the "Company Benefit Plans"). Each Plan is in writing and the Company has furnished or will furnish Buyer with a true and complete copy of each Plan document, including all amendments thereto, and a true and complete copy of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Form 5500's, including all attachments thereto, (iv) the most recently received Internal Revenue Service ("IRS") determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor its Subsidiaries have any express or implied commitment (x) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual or
(z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                  (b) No "accumulated funding deficiency" as defined in Section 412 of the Code exits with respect to any such Plan, whether or not waived. No "reportable event" within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA has occurred with respect to any Plan. Neither the Company nor any ERISA Affiliate of the Company has: (i) engaged in, or is a successor corporation or parent corporation to an entity that has engaged in, a transaction described in sections 4069 or 4212(c) of ERISA or (ii) incurred or reasonably expects to incur (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, or (B) any liability under Section 4971 of the Code that in either case could become a liability of Surviving Corporation or Buyer or any of its Affiliates after the Effective Time. As of September 30, 1999, the fair market value of the assets of the Company's pension plan, excluding any accrued but unpaid contributions, exceeded the present value of all benefits accrued under such pension plan determined on a termination basis using the assumptions established by the PBGC as in effect on such date. As of September 30, 1999, there was no unfunded liability under any of the Plans, computed using reasonable actuarial assumptions and determined as if all benefits under such Plans were vested and payable as of such date. No event has occurred since September 30, 1999 which would cause the Company to believe that as of the date of this Agreement there is any such unfunded liability.

                  (c) Each of the Company Benefit Plans intended to qualify under Section 401(a) of the Code ("Qualified Plans") has received a favorable determination letter from the Internal Revenue Service that such Plan is so qualified, and, except as disclosed on Company Disclosure Schedule, nothing has occurred with respect to the operation of any such Plan which, either individually or in the aggregate, would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

                  (d) Except as set forth in the Company Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. Neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code or Section 502 of ERISA, and no fact or event exists which could give rise to any such liability which would have a Company Material Adverse Effect.

                  (e) All contributions and premiums required by law or by the terms of any Company Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) in all material respects.

                  (f) The liabilities of each Company Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in material compliance with applicable law.

                  (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of Company Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Company Benefit Plans which, either individually or in the aggregate, could result in a Company Material Adverse Effect.

                  (h) There are no pending legal proceedings which have been asserted or instituted against any of the Company Benefit Plans, the assets of any such Plans or the Company or any ERISA Affiliate or the plan administrator or any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefits claims).

                  (i) Each of the Company Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each of the Company Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

                  (j) Except as set forth on the Company Disclosure Schedule, the Company and its Subsidiaries have never maintained a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by applicable Law and at the former employee's own expense), and the Company, its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder. The Company's Financial Statements and Quarterly Financial Statements reflect reserves adequate to provide the benefits accrued under such retiree welfare benefit plans.

                  (k) Except as set forth in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or employee of the Company or it Subsidiaries, (ii) materially increase any benefits otherwise payable under any the Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent other than vesting of the Company Stock Options in accordance with their terms.

                  (l) The Company and its Subsidiaries are in compliance in all material respects with applicable laws and collective bargaining agreements with respect to all benefit plans, contracts and arrangements covering non-U.S. Business Employees ("Non-U.S. Benefit Plans"). The Company and its Subsidiaries have no unfunded liabilities in violation of local law which violation would, either individually or in the aggregate result in a Company Material Adverse Effect. All benefits payable under each of the Non-U.S. Benefit Plans are provided in accordance with the terms of the governing provisions of the relevant Non-U.S. Benefit Plan. The Company and the Subsidiaries are not aware of any failure to comply with any applicable law which would or might result in the loss of tax approval or qualification of any Non-U.S. Benefit Plans.

         Section 4.10 Labor Relations. There are no labor controversies pending or threatened with respect to the Company and neither the Company nor any U.S. Subsidiary is a party to any collective bargaining agreements with any labor union or other representative of employees. No non-U.S. subsidiary is a party to any collective bargaining agreement with any labor union or other representative of employees or any works' council or similar entity under applicable laws except as customary for employees in such country. To the knowledge of the Company, there is no pending or threatened union organization activity by or among any of its or its Subsidiaries' employees.

         Section 4.11 Taxes. The Company and its Subsidiaries have duly filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax (as defined below) returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company and its Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed; All of the foregoing returns and reports are true and correct in all material respects, and the Company and its Subsidiaries have paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, as being due or claimed to be due to any Governmental Entity and the Company has paid and will pay all installments of estimated taxes due on or before the Effective Time. The Company and its Subsidiaries have paid or made adequate provision in accordance with GAAP in the SEC Reports and the Company Financial Statements for all Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ended on or prior to the Closing Date. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. The Company and each Subsidiary has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company SEC Reports or the Company Financial Statements have been established or which are being contested in good faith or which would not have a Company Material Adverse Effect. There are no claims or assessments pending against the Company or any Subsidiary for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any Subsidiary. Except as set forth in the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer, the Company, or any of the Subsidiaries of the Company by reason of Section 280G of the Code.

         Section 4.12 Compliance with Applicable Laws. Except as set forth in the Company SEC Reports filed prior to the date hereof, as of the date of this Agreement, and, except as set forth in the Company SEC Reports filed after the date hereof but prior to the Effective Time, as of the Effective Time, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Company Permits"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company SEC Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Company Permits, and the Company has not received any notice or communication of any material noncompliance with any such Company Permits that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

         Section 4.13 Voting Requirements. The affirmative vote of the holders of at least a majority of the total number of votes entitled to be cast by the holders of the Company Common Stock outstanding as of the record date for the Company Special Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

         Section 4.14 Material Contracts. Neither the Company nor any subsidiary is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal, and any amendment or modification thereto, that is required to be described in or filed as an exhibit to any Company SEC Report that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be, and each such contract or agreement and all amendments and modifications thereto, and each note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal, and any amendment or modification thereto, with respect to (a) any Company Intellectual Property Rights (as defined below) contained in any current marketed product, product under development or product as to which the Company or any of its Subsidiaries has ongoing warranty or service obligations (collectively, the "Products"), (b) any product or service provided to or supplied by the Company or any of its Subsidiaries where the obligation of the Company is in excess of $250,000 in the aggregate in any year, (c) agreements or commitments with respect to capital expenditures in excess of $100,000, (d) employment or compensation arrangements or agreements with officers and directors of the Company and any employee earning in excess of $50,000 per year, and (e) all agreements and instruments evidencing obligations for borrowed money or agreements between the Company and its Affiliates, are listed in the Company Disclosure Schedule (collectively, the "Material Contracts"). The Company has delivered to Buyer true and accurate copies of the Company Material Contracts. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or its Subsidiaries in accordance with their respective terms. Other than contracts included in the Company Material Contracts, none of the Company's contracts which are material individually or in the aggregate provide for consideration to be paid or received other than cash on the one hand and goods and services customarily provided by the Company or used by the Company in its business in the ordinary course on the other hand. No Consent of any person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not, in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries is in violation or breach of or default under any such Company Material Contract; nor to the Company's knowledge is any other party to any such Company Material Contract in violation or breach of or default under any such Company Material Contract.

         Section 4.15 Title to Property. Except as described in the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) for liens imposed by Law in respect of obligations not yet due which are owed in respect of Taxes or which otherwise are owed to materialmen, workmen, carriers, warehousemen or laborers not in excess of $100,000 in the aggregate, (ii) as reflected in the financial statements contained in the Company SEC Reports and (iii) for such Liens or other imperfections of title and encumbrances, if any, which would not reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation or breach of or default under the leases with respect to any real property leased by the Company or its Subsidiaries, nor to the Company's knowledge is any other party to any such leases in violation or breach of or default under any such leases, any of which breaches or defaults, with the giving of notice or the passage of time, or both, would permit the termination of such lease with respect to the facility of the Company or its Subsidiaries in Natick, Massachusetts, or with respect to the Company's other real property leases which would, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 4.16 Intellectual Property.

                  (a) To the Company's knowledge, the Company and its Subsidiaries, directly or indirectly, own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials that are material to the business of the Company and its Subsidiaries (the "Company Intellectual Property Rights").

                  (b) Either the Company or one of its Subsidiaries is the owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and, in the case of the Company Intellectual Property Rights owned by the Company or one of its Subsidiaries, has rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. The Company or one of its Subsidiaries has all necessary rights, and has not transferred any such rights, with respect to its thin film technology and manufacturing processes. With respect to the Company Intellectual Property Rights: (i) the manufacture, sale, licensing, or use of any of the services or products of the Company or any of its Subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its Subsidiaries does not infringe on any copyright, patent, trade mark, service mark or trade secret of a third party except for an infringement which would not result in a Company Material Adverse Effect, (ii) the use by the Company or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company and any of its Subsidiaries as currently conducted or as proposed to be conducted does not infringe on any copyright, patent, trade mark, service mark or trade secret of a third party except for an infringement which would not result in a Company Material Adverse Effect, or (iii) as of the date of this Agreement, the Company has not received any information challenging the ownership by the Company or any of its Subsidiaries or the validity of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company and its Subsidiaries are valid and subsisting, except to the extent any failure does not constitute a Company Material Adverse Effect. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. No Intellectual Property Right is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any Subsidiary, except to the extent any such restriction does not constitute a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries has entered into any agreement under which the Company or any of the Subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                  (c) The Company and its Subsidiaries have integrated certain Company Intellectual Property Rights into their equipment and processes which have provided the technical functionality and efficiencies which have been disclosed to Buyer. The Company has not experienced any material deterioration in such functionality and efficiencies, including production rates and yields shown thereon, or any materially increased costs in operations since [January/February] 1, 2000 to maintain such functionality. Such modifications have not violated any rights of the equipment manufacturer which would result in a Company Material Adverse Effect.

                  (d) To the knowledge of Company, the computer systems, software, hardware, firmware, middleware and other information technology (collectively, "Information Technology") of the Company and its Subsidiaries are Year 2000 Ready (as defined below); and none of the Company or any of its Subsidiaries has experienced any disruption in their Information Technology or in the services and products provided to the Company or any of the Subsidiaries by their vendors and suppliers. "Year 2000 Ready" means that Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D. and such Information Technology will accurately receive, provide and process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries A.D., and leap year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data (including, without limitation, to the extent that other Information Technology used in combination with such Information Technology properly exchanges date/time data with it).

         Section 4.17 Interested Party Transactions. Since September 30, 1999, or as described in the Company SEC Reports, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         Section 4.18 Undisclosed Liabilities. Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 (or in any subsequently filed Company SEC Reports), as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1999 or which individually or in the aggregate are not material in nature or amount. As of the date of this Agreement, except as set forth on the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any such Governmental Entity indicated an intention to conduct any such investigation or review.

         Section 4.19 Environmental Matters.

         Except as disclosed in the Company Disclosure Schedule or in the Company SEC Reports:

                  (a) To the knowledge of the Company, the Company and its Subsidiaries (i) are in material compliance with all, and are not subject to any asserted liability or, to the Company's knowledge, any liability (including liability with respect to current or former subsidiaries or operations), in each case with respect to any, Environmental Laws (as defined below), (ii) hold or have applied for all Environmental Permits (as defined below) applicable to their businesses and properties except for any Permits, the failure to hold does not have a Company Material Adverse Effect and (iii) are in material compliance with their respective Environmental Permits;

                  (b) none of the Company nor any Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is or may be in violation of, or liable under, any Environmental Law;

                  (c) none of the Company nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, to the knowledge of the Company and the Subsidiaries, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

                  (d) none of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

         For purposes of this Agreement:

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

         "Environmental Laws" means any applicable federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or to the siting, construction, operation, closure and post-closure care of waste disposal, handling and transfer facilities.

         "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any Environmental Law.

         "Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any Environmental Law.

         Section 4.20 Restrictions on Business Activities. Except as set forth in the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries or Buyer or its Affiliates or the conduct of business by the Company or any of its Subsidiaries or Buyer or its Affiliates as currently conducted or as proposed to be conducted. Except as set forth on the Company Disclosure Schedule, the Company has more than one source of supply for all of raw materials and other supplies necessary for the manufacturer of its Products and, to the Company's knowledge no such materials or supplies are now or are likely to be in scarce supply, given the intended volume of the Company's business as heretofore disclosed to Buyer. The Company has good business relations with each such supplier and with the supplier of all of its major manufacturing and processing equipment and reasonably believes that such equipment will be delivered as scheduled pursuant to the Company's outstanding purchase orders. The Company has no reason to believe that, as a result of the Transactions, there will be any adverse change in the Company's relationships with suppliers.

         Section 4.21 Certain Business Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has in any material respect (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

         Section 4.22 Government Contracts. To the extent permitted under applicable Law, the Company has provided Buyer access to all contracts, agreements, orders and other relationships, and all amendments and modifications thereof and any consents and waivers thereunder with Governmental Entities. Assuming government approval of the novation of all contracts with such Governmental Entities, the Company and its Subsidiaries are not, and the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result, in any violation, breach or default of any material term or provision of (a) any contract with such a Governmental Entity, (b) any subcontract issued at any tier under a prime contract with such a Governmental Entity, (c) any bid, proposal or quotation made in connection with a contract with such a Governmental Entity or a subcontract issued under a contract with a Governmental Entity (collectively, "Government Contracts"), or (d) any order, statute, rule or regulation governing any Government Contract. Except as set forth on the Company Disclosure Schedule, none of the Company nor any Subsidiary has been suspended or debarred from bidding on contracts with Governmental Entities. Except as set forth on the Company Disclosure Schedule, none of Sellers or the Acquired Subsidiaries have received notice of Default or Termination for Default (as provided in 48 C.F.R. Ch. 1 ss.ss. 52.249-8, 52.249-9 or similar sections) with respect to any Government Contract or has taken any action which could result in the delivery of such notice.

         Section 4.23 Insurance. The Company has insurance covering all of the customarily insurable liabilities, including product liability, director and officer liability, general and casualty and other coverages with financially secure insurers and such coverages are sufficient for all known exposures.

         Section 4.24 Tax-Free Exchange. To the knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under
Section 368(a) of the Code.

         Section 4.25 Brokers. Except for Salomon Smith Barney Inc. (the "Company's Financial Advisor") whose fees shall be paid by the Company, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         Section 4.26 Board Approval. The Board of Directors of the Company by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the Company's stockholders at the Stockholders Meeting. The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the Delaware Law. To the knowledge of the Company, except for Section 203 of the Delaware Law (which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the

         Section 4.27 Opinion of the Company's Financial Advisor. The Company has received the opinion of the Company's Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion has been made available to Buyer.


                                    ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

         Buyer represents and warrants to the Company, and Merger Subsidiary represents to the Company solely as to those representations specifically referring to it, that, except as disclosed in the Buyer Disclosure Schedule which has been delivered to the Company prior to the execution of this Agreement (the "Buyer Disclosure Schedule"):

         Section 5.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of Buyer's Significant Subsidiaries (as defined below) is duly organized, validly existing and in good standing (to the extent such concept is applicable) in the jurisdiction of its formation or organization. Each of Buyer and its Significant Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Buyer Material Adverse Effect (as defined below). Buyer has heretofore made available to the Company a complete and correct copy of the organizational documents, each as amended to the date hereof, of Buyer and Merger Subsidiary.

         Section 5.2 Capitalization. The authorized capital stock of Buyer consists of 500,000,000 shares of the Buyer Common Stock and 10,000,000 shares of preferred stock, par value $100.00 per share (the "Buyer Preferred Stock"). As of September 30, 1999: (a) 268.9 million shares of Buyer Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable, (b) 24.7 million shares of Buyer Common Stock were held in the treasury of Buyer, (c) an aggregate of 5.6 million shares of Buyer Common Stock were reserved for issuance under stock options issued pursuant to the Company's employee and director stock option plans (the "Buyer Stock Options"), and (d) 51,000 shares of Buyer Preferred Stock were outstanding. Except as set forth in this Section 5.2 and the Buyer Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Buyer or obligating Buyer to issue or sell any shares of capital stock of, or other equity interests in, Buyer. All shares of capital stock of Buyer subject to issuance pursuant to the Buyer Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. All of the shares of Buyer Common Stock issuable upon consummation of the Transactions at the Effective Time will be duly authorized, validly issued, fully paid and non-assessable and, when issued, be registered under the Securities Act, and the issuance thereof will not be subject to any preemptive or similar right.

         Section 5.3 Authority Relative to this Agreement. Each of Buyer and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions. The execution and delivery of this Agreement by Buyer and Merger Subsidiary and the consummation by Buyer and Merger Subsidiary of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other Transactions other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Buyer and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Subsidiary, enforceable against Buyer and Merger Subsidiary in accordance with its terms.

         Section 5.4 No Conflicts, Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Buyer and Merger Subsidiary does not, and the performance of this Agreement by Buyer and Merger Subsidiary will not: (i) conflict with or violate the certificate of incorporation or by-laws of Buyer and Merger Subsidiary, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Laws applicable to Buyer or its Significant Subsidiaries or by which any property or asset of Buyer or any of its Significant Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer or any of its Significant Subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or, to the Buyer's knowledge as of the date of this Agreement, any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its Significant Subsidiaries is a party or by which Buyer or any of its Significant Subsidiaries or any property or asset of the Buyer or any of its Significant Subsidiaries is bound or affected, except in the case of clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have a Buyer Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

                  (b) The execution and delivery of this Agreement by Buyer and Merger Subsidiary does not, and the performance of this Agreement by Buyer and Merger Subsidiary will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, such notifications, filings, approvals, consents and waivers as may be required under the Merger Control Laws, filing and recordation of the Certificate of Merger as required by Delaware Law and applications for listing and other filings required by the rules of the NYSE and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Buyer Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

         Section 5.5 Reports and Financial Statements.

                  (a) Buyer has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "Buyer SEC Reports") required to be filed by it with the SEC since December 31, 1997. As of their respective dates, Buyer SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to which the Buyer SEC Reports. As of their respective dates and as of the date any information from such the Buyer SEC Reports has been incorporated by reference, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the Buyer SEC Reports.

                  (b) The consolidated balance sheets of Buyer as of September 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three months and nine month periods then ended (including the related notes and schedules thereto) contained in Buyer's Form 10-Q for the quarter ended September 30, 1999 (the "Buyer Quarterly Financial Statements") present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Buyer and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

         Section 5.6 Information.

                  (a) None of the written information supplied or to be supplied by Buyer or Merger Subsidiary for inclusion or incorporation by reference in the definitive Prospectus/Proxy Statement will, at the time of filing with the SEC, at the time of the mailing of the Prospectus/Proxy Statement or any amendments or supplements thereto to the Company's stockholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portion of the Prospectus/Proxy Statement based on information supplied by Buyer and Merger Subsidiary for inclusion or incorporation by reference therein will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

                  (b) As of the date of this Agreement, Buyer does not know of any reason (i) for which it would not be able to deliver to the respective counsel to Buyer and the Company, at the date of the legal opinions referred to below, certificates substantially in compliance with published IRS advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 8.2, and Buyer hereby agrees to deliver such certificates effective as of the date of such opinions so long as the statements therein are true as of such time or (ii) for which counsel to Buyer and the Company would not be able to deliver the opinions required by Section 8.2.

         Section 5.7 Litigation. Except as disclosed in the Buyer SEC Reports, as of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Significant Subsidiaries that is reasonably expected to have a Buyer Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Buyer or its Significant Subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

         Section 5.8 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports or as contemplated by this Agreement, since September 30, 1999, Buyer has conducted its business only in the ordinary course, and there has not been any change that would have a Buyer Material Adverse Effect; or any material change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP.

         Section 5.9 Compliance with Applicable Laws. Except as set forth in the Buyer SEC Reports filed prior to the date hereof, as of the date of this Agreement, and, except as set forth in the Buyer SEC Reports filed after the date hereof but prior to the Effective Time, as of the Effective Time,, the businesses of each of the Buyer and its Significant Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Buyer Permits"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect or prevent or materially burden or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement. Except as set forth in the Buyer SEC Reports filed prior to the date of the Company Special Meeting, no investigation or review by any Governmental Entity with respect to Buyer or any of its Subsidiaries is pending or, to the Buyer's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of Buyer, no material change is required in the Buyer's or any of its Significant

Subsidiaries' processes, properties or procedures in connection with any such Buyer Permits, and Buyer has not received any notice or communication of any material noncompliance with any such Buyer Permits that has not been cured as of the date hereof. Buyer and its Significant Subsidiaries each has all permits, licenses, franchises, variances, exemption, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect or prevent or materially burden or materially impair the ability of Buyer or Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement.

         Section 5.10 Voting Requirements. No vote of the holders of the Buyer's capital stock or other securities is necessary to approve this Agreement or the Transactions.

         Section 5.11 Tax-Free Exchange. To the knowledge of Buyer, neither Buyer nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under
Section 368(a) of the Code. Buyer is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.

         Section 5.12 Brokers. Except for Goldman, Sachs & Co. (the "Buyer's Financial Advisor") whose fees shall be paid by Buyer, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

         Section 5.13 Board Approval. The Board of Directors of Buyer by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Buyer Board Approval") has duly approved the Merger and the Transactions.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1 Conduct of the Business Pending the Merger

         (a) From and after the date hereof, prior to the Effective Time, except as contemplated by this Agreement or required by Law or regulation, or unless Buyer shall otherwise agree in writing, the Company covenants and agrees that it shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and to use reasonable efforts to conduct their business in a manner consistent with the budgets and plans heretofore made available to Buyer, including all capital expenditure and plant expansion plans, and shall cause its Subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and consultants and preserve their relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and to protect their Intellectual Property to the end that their goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Unless Buyer shall otherwise agree in writing, prior to the Effective Time, the Company shall not and shall not permit its Subsidiaries to:

                           (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect subsidiary of the Company to its parent, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, purchase, redeem or otherwise acquire, other than pursuant to the exercise of the Andlinger Capital Warrant or Company Stock Options outstanding on the date of this Agreement, or any ESPP Options, any shares of capital stock of the Company or any of its Subsidiaries or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities other than purchases, redemptions or acquisitions of equity securities of wholly-owned subsidiaries of the Company or rights, warrants or options to acquire such securities;

                           (ii) grant, award or enter into any compensation or change of control arrangement with any employee of the Company or any Subsidiary without the prior written consent of Buyer;

                           (iii) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock including any Company Options or any ESPP Options, any other voting securities of the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the Andlinger Capital Warrant outstanding on the date of this Agreement or any ESPP Options) or amend the terms of any such securities, rights, warrants or options or, except as set forth on the Company Disclosure Schedule take any action to accelerate the vesting thereof;

                           (iv) amend the certificate of incorporation or by-laws of the Company or any Subsidiary;

                           (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to the Company or any of its Subsidiaries, except, in any such case, in the ordinary course of business, and except transactions between a wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Company;

                           (vi) subject to a Lien or sell, lease, license or otherwise dispose of or transfer any of its properties or assets or any Intellectual Property, except in the ordinary course of business and except for the sale of optical filters and custom diamond machined optics and systems in the ordinary course of business or transactions between a wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Company;

                           (vii) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person (other than indebtedness to, guarantees of, or issuances or sales to the Company or a wholly-owned subsidiary of the Company), or enter into any "keep well" or other agreement to maintain any financial condition of another person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business under the existing credit facility included as a Material Contract including to repay existing indebtedness pursuant to the terms thereof, or except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect subsidiary of the Company or settle or compromise any material claims or litigation;

                           (vii) alter, amend or delay in any material respect the implementation of its plans for capital expenditures and completion/expansion of plant and production facilities previously delivered to Buyer;

                           (viii) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

                           (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b) The Company shall promptly provide the Buyer copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  (c) The Company shall, before settling or compromising any material litigation, claim, income tax or other liability of the Company or any of its Subsidiaries, consult with Buyer and its advisors as to the positions and elections that will be taken or made with respect to such matter and shall not enter into any such settlement or compromise without the consent of Buyer, which will not be unreasonably withheld or delayed.

         Section 6.2. Company Special Meeting. The Company shall take all action reasonably necessary, in accordance with applicable Law and its certificate of incorporation and by-laws, to convene the Company Special Meeting as promptly as reasonably practicable after the date on which the definitive Prospectus/Proxy Statement has been mailed to the Company's stockholders for the purpose of considering and taking action upon the Merger and this Agreement. The Company will hold the Company Special Meeting within thirty business days after the effective date of Registration Statement/Prospectus (as defined below). Subject to fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

         Section 6.3. Further Action; Consents; Filings.


                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws, (B) the HSR Act, and any other Merger Control Laws, and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

                  (b) Buyer and the Company shall, and the Company shall cause its Affiliates which are required to do so to, file as soon as practicable after the date of this Agreement but in no event more than fifteen business days after the date of this Agreement, notifications under the HSR Act and any other applications or notices required under other Merger Control Laws and shall respond as promptly as practicable to all inquiries or requests that may be made pursuant to any Merger Control Laws for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Each of Buyer, Merger Subsidiary and the Company, to the extent applicable, further agrees to file contemporaneously with the filing of the applications any requests for waivers of applicable Governmental Entities as may be required to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the Governmental Entity may ask with respect to such waiver requests.

         Section 6.4. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of
Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Buyer nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

         Section 6.5. Letters of Accountants.

                  (a) Buyer shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of PricewaterhouseCoopers LLP, Buyer's independent auditors, dated and delivered the date on which the Registration Statement shall be filed, shall become effective and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                  (b) The Company shall use its reasonable best efforts to cause to be delivered to Buyer "comfort" letters of Ernst & Young LLP, the Company's independent accountants, dated and delivered the date on which the Registration Statement shall be filed, shall become effective and as of the Effective Time, and addressed to Buyer, in form and substance reasonably satisfactory to Buyer and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         Section 6.6 Registration of Options. As soon as practicable (but in any event, within five business days) after the Effective Time, the Buyer Common Shares subject to Company Stock Options will be covered by an effective registration statement on Form

S-8 (or any successor form) or another appropriate form, and Buyer shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for as long as substitute Options remain outstanding. In addition, Buyer shall use all reasonable efforts to cause the Buyer Common Shares subject to Company Stock Options to be listed on the NYSE and such other exchanges as Buyer shall determine.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.1 Access to Information.

                  (a) From the date hereof through the Effective Time or earlier termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall afford to Buyer and Buyer's accountants, counsel and other representatives upon reasonable notice and at reasonable times, full and reasonable access to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Buyer (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request, including information regarding customers, suppliers and personnel and the opportunity to meet with such persons to discuss the business and relations with the Company. From the date of this Agreement, the Company will provide Buyer with manufacturing reports not less frequently than weekly and will permit a designated representative of Buyer to have supervised access to the Company's manufacturing operations for reasonable periods not to exceed eight hours per week. The Company and the Buyer will cooperate in order to provide for an orderly transition of the manufacturing operations as of the Effective Time as agreed to between the parties. From the date of the mailing of the Proxy Statement/Prospectus, the Company will permit Buyer to have full access to the Company's manufacturing operation, provided, however, Buyer shall use reasonable best efforts not to disrupt the Company's business and operations, and the Company shall cooperate fully in technical exchanges with Buyer with respect to those manufacturing operations. Buyer shall hold, and shall cause its employees, agents and representatives to hold, in confidence all "Confidential Information" in accordance with the terms of the Nondisclosure Agreement, dated January 28, 2000 between Buyer and the Company ("Confidentiality Agreement"), which shall remain in full force and effect in accordance with the terms thereof, including, without limitation, in the event of termination of this Agreement. No investigation pursuant to this Section 7.1(a) shall limit any representation or warranty of the Company.

                  (b) From the date hereof through the Effective Time or earlier termination of this Agreement in accordance with its terms, Buyer shall afford to the Company and the Company's accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the Company a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (ii) such books as records and are customarily available to stockholders of Buyer and as the Company may reasonably request. The Company shall hold, and shall cause its employees, agents and representatives to hold, in confidence all "Confidential Information" in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect in accordance with the terms thereof, including, without limitation, in the event of termination of this Agreement. No investigation pursuant to this Section 7.1(b) shall limit any representation or warranty of Buyer.

                  (c) As soon as practicable after the date hereof, the Company shall use its reasonable best efforts to cooperate and assist Buyer and Buyer's independent public accountants in the compilation and preparation of all financial statements and financial statement schedules of the Company prepared in accordance with GAAP and reports and consents of the Company's independent public accountants as may be necessary or deemed advisable by Buyer to comply with SEC reporting and disclosure requirements. The Company shall deliver to Buyer's independent public accountants and/or the Company's independent public accountants all engagement letters and management representation letters as may be reasonably requested by Buyer or such accountants. The Company shall use its reasonable best efforts to cause its independent public accountants to cooperate with and assist Buyer and its independent public accountants in the preparation of the financial statements contemplated by this Section 7.1(c).

         Section 7.2 Registration Statement; Prospectus/Proxy Statement.

                  (a) For the purposes of (i) registering the issuance of Buyer Common Stock to holders of the shares of the Company Common Stock in connection with the Merger with the SEC under the Securities Act and complying with applicable state securities laws and (ii) holding the meeting of the Company stockholders (the "Company Special Meeting") to approve the Merger (the "Company Proposal"), Buyer and the Company will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/proxy statement satisfying all requirements of applicable state securities laws, the Securities Act and the Exchange Act. Such prospectus/proxy statement in the form mailed by the Company and, if required, Buyer to their respective stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."

                  (b) The Company will furnish Buyer with such information concerning the Company and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law. None of the information relating to the Company and its subsidiaries supplied by the Company for inclusion in the Prospectus/Proxy Statement in writing for this purpose will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees promptly to advise Buyer if, at any time prior to the respective meetings of the stockholders of the Company referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Buyer with the information needed to correct such inaccuracy or omission. The Company will furnish Buyer with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

                  (c) Buyer will include in the Prospectus/Proxy Statement such information concerning Buyer and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Buyer and its subsidiaries, to comply with applicable Law. None of the information relating to Buyer and its subsidiaries included in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the meeting of the stockholders of the Company referenced herein, any information included by Buyer in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect, Buyer shall correct such inaccuracy or omission. Buyer will furnish such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Buyer and its subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

                  (d) The Company and Buyer agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act, and shall cooperate in responding to any comments with respect thereto received from the SEC.

                  (e) Buyer will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act at the earliest practicable date and all such state filed materials to comply with applicable state securities Laws. The Company authorizes Buyer to utilize in the Registration Statement and in all such state filed materials, the information concerning the Company and its subsidiaries provided to Buyer in writing for this purpose in connection with, or contained in, the Prospectus/Proxy Statement. Buyer promptly will advise the Company when the Registration Statement has become effective and of any supplements or amendments thereto, and Buyer will furnish the Company with copies of all such documents. Except for the Prospectus/ Proxy Statement or the preliminary prospectus/proxy statement, neither Buyer nor the Company shall distribute any written material that might constitute a "prospectus" relating to the Merger or the Company Proposal within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of the other party.

                  (f) The Company shall mail the Prospectus/Proxy Statement to its stockholders as promptly as practicable after the date the Registration Statement is declared effective under the Securities Act.

         Section 7.3 Employee Retention. The Company and Buyer shall consult with each other promptly after the date of this Agreement on the design and implementation of retention arrangements and non-competition agreements to retain key employees of the business. Each of the Company and Buyer will act in good faith to implement the arrangements agreed upon and to encourage the retention of such key employees and the Company hereby waives any claim that it may have with respect to any negotiations which Buyer may have with the key employees of the Company in connection therewith.

         Section 7.4 Public Announcements. On or before the Closing Date, Buyer and the Company shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with the other party and such other party's review of and consent to any public announcement concerning the transactions contemplated by this Agreement, issue any press release or make any public announcement with respect to such transactions during such period, and Buyer and the Company shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party, provided, however, no party shall be prevented from making any disclosure required by law at the time so required because of any delay on the part of the other party. The parties intend that the initial announcement of the terms of the transactions contemplated by this Agreement shall be made by joint press release of Buyer and the Company.

         Section 7.5 Indemnification of the Company's Directors and Officers and Insurance. Buyer agrees that all rights to indemnification existing as of the date of this Agreement in favor of any director, officer, employee or agent of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective Certificate of Incorporation, By-laws or comparable organizational documents or in indemnification agreements with the Company or any of its Subsidiaries, or otherwise in effect as of the date hereof, shall to the extent permitted under Delaware Law survive the Merger and shall continue in full force and effect for a period of not less than six years from and after the Effective Time, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims, shall continue until final disposition of any and all such claims. Without limiting the generality of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to or at the Effective Time, Buyer shall cause the Surviving Corporation to pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Corporation shall cause to be maintained in effect for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 7.4.

         Section 7.6 Efforts; Consents.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Merger and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the Company, Merger Subsidiary and Buyer shall make or cause to be made all required filings with or applications to Governmental Entities (including under the Securities Act, the Exchange Act and the Merger Control Laws and to state and local Governmental Entities with respect to any transfers of Company Permits), and use its reasonable best efforts to (i) obtain all necessary consents of all Governmental Entities and other third parties, necessary for such parties to consummate the Transactions,
(ii) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and (iii) fulfill all conditions to this Agreement.

                  (b) Prior to the Effective Date, the Company shall use its reasonable best efforts to assist Buyer in its integration of the acquisition of the Company, including the prompt and orderly transition of employees, customers and suppliers of the Company's business and providing assistance to Buyer in connection with the integration of the Company's lines of business and services with those of Buyer.

         Section 7.7 Notice of Breaches. The Company shall give prompt notice to Buyer, and Buyer or Merger Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 7.8 Transfer and Gains Taxes and Certain Other Taxes and Expenses. Buyer and Merger Subsidiary agree that the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger without any offset, deduction, counterclaim or deferment of the payment of the Merger Consideration. The Company has provided to Buyer a good faith estimate and description of the expenses of the Company and its Subsidiaries that the Company expects to incur or has incurred in connection with the transactions contemplated by the Agreement and shall update such estimate not fewer than five days prior to the Effective Time and at such other times as may be reasonably requested by Buyer.

         Section 7.9 Acquisition Proposals.

                  (a) The Company agrees that it shall not nor shall any of its Subsidiaries or any of the officers and directors of the Company or its Subsidiaries nor any of its or its Subsidiaries' agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries),and it shall use its reasonable best efforts to cause the non-officer employees of the Company and its Subsidiaries not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 10% of the Company Common Stock or the assets or capital stock of any of its subsidiaries (any such proposal or offer (other than a proposal or offer made by Buyer or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to comply with (i) Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, and (ii) in response to an unsolicited bona fide written Acquisition Proposal by any Person, to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that: (w) the Company Special Meeting shall not have occurred; (x) the Board of Directors of the Company, upon the advice of the Company's Financial Advisors, concludes in good faith that such Acquisition Proposal could reasonably be expected to constitute a Superior Proposal (as defined in Section 10.8(a) below); (y) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; and (z) at least two days prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of the Company notifies Buyer promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Company agrees that it will keep Buyer informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.9(a) of the obligations undertaken in this Section 7.9(a) and that any breach of the provisions of this Section 7.9(a) by any officer or director of the Company or its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or its subsidiaries will be deemed a breach by the Company.

                  (b) Except as permitted in this Section 7.9(b), neither the Board of Directors of the Company nor any committee thereof shall:

                           (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, or take any action not explicitly permitted by this Agreement that would be inconsistent with, the approval or recommendation by such Board of Directors or such committee of the transactions contemplated by this Agreement,

                           (ii) approve or recommend, or propose publicly to approve or recommend, any
                           Acquisition Proposal, or

                           (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal.

                  Notwithstanding the foregoing, in the event that prior to the vote on the transactions at the Company Special Meeting, the Board of Directors of the Company determines in good faith, that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of the Company may:

                           (x) withdraw or modify its approval or recommendation of the Transactions in connection with the Company Special Meeting,

                           (y) approve or recommend a Superior Proposal and

                           (z) if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal but, in each case, only at a time that is after: (A) the later of Company Special Meeting or the fifth (5th) day following Buyer's receipt of written notice from the Company advising Buyer that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, and advising Buyer that the Board of Directors of the Company has determined that it will no longer recommend approval of the Transactions; (B) the Company has paid the Termination Fee (as defined in Section 9.3(b) to Buyer; and (C) the Company has terminated this Agreement in accordance with its terms.

         Section 7.10 Related Agreement. Simultaneously with the execution and delivery of this Agreement, or as otherwise provided in this Section 7.10, and as material consideration for the execution and delivery of this Agreement by Buyer and Merger Subsidiary, each of the Persons listed on Exhibit 7.10(a) to this Agreement is entering into a stockholders' agreement pursuant to which such Persons agree to vote the shares of the Company Common Stock owned by them in favor of the Company Proposal at the Company Special Meeting and provide the proxies named therein with such Person's irrevocable proxy with respect to such vote (the "Related Agreement"). The Company shall, prior to the Effective Time, negotiate the termination of the consulting agreement, dated August 31, 1999, between the Company and ANC Management Corp. prior to the Closing Date without any payment or liability of the Company with respect to such termination, except as set forth on the Company Disclosure Schedule.

         Section 7.11 Employee Benefits. Nothing herein shall require: (A) the continuation of any Company Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); or (B) require Buyer or the Surviving Corporation to continue or maintain any stock purchase or other equity plan related to the equity of the Company or the Surviving Corporation or to change the eligibility requirements of any stock or other equity plan of Buyer; or (C) constitute any obligation on the part of Buyer, the Surviving Corporation or any of their Affiliates to change the employment status of any of the Company Employees to other than "at will."

         Section 7.12 NYSE Listing and NASDAQ Delisting. Buyer shall promptly prepare and submit to the NYSE a listing application covering the Buyer Common Shares to be issued in the Merger and pursuant to substitute Options and the Andlinger Capital Warrant, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Buyer Common Shares, subject to official notice of issuance, and the Company shall cooperate with Buyer with respect to such listing, which cooperation shall include, but not be limited to, taking all necessary actions to delist the Company's Common Stock from the NASDAQ.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the holders of a majority of the outstanding shares of the Company Common Stock at the Company Special Meeting;

                  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any other material Consents from Governmental Entities and other third parties which in any case are required to be received prior to the Effective Time with respect to the transactions contemplated hereby shall have been received;

                  (c) The shares of Buyer Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE upon official notice of issuance;

                  (d) The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

                  (e) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall comply with the provisions of Section 7.6 and shall further use their reasonable best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.

         Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by the Company, that:

                  (a) The representations and warranties of Buyer and Merger Subsidiary contained in this Agreement shall be true and correct in all respects, on the date hereof and as of the Effective Time as if made at the Effective Time, except for such inaccuracies, without regard to any material qualifications contained therein, which individually or in the aggregate, would not result in a Buyer Material Adverse Effect, provided, however, that such representations and warranties made as of a specific date need only be true as written as of such date. The Company shall have received a certificate of an authorized officer of Buyer and Merger Subsidiary, on behalf of Buyer and Merger Subsidiary, to such effect.

                  (b) Buyer and Merger Subsidiary shall have performed or complied with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Effective Time in all material respects, and the Company shall have received a certificate of an authorized officer of Buyer and Merger Subsidiary, on behalf of Buyer and Merger Subsidiary, to such effect.

                  (c) The Company shall have received from Edwards & Angell, counsel to the Company, or counsel to Buyer, on the Closing Date, a written opinion dated as of such date that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

                  (d) The Company shall have received from Ernst & Young LLP the "comfort" letters described in Section 6.7(a).

         Section 8.3 Conditions to Obligations of Buyer and Merger Subsidiary to Effect the Merger. The obligations of Buyer and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Buyer:

                  (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, on the date hereof and as of the Effective Time as if made at the Effective Time, except for such inaccuracies, without regard to any material qualifications contained therein, which individually or in the aggregate, would not result in a Company Material Adverse Effect, provided, however, that such representations and warranties made as of a specific date need only be true as written as of such date, and further provided that the representations set forth in Section
4.2 shall be true and correct in all respects. Buyer shall have received a certificate of an authorized officer of the Company, on behalf of the Company, to such effect.

                  (b) The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time in all material respects, other than the covenants with respect to issuance of shares of Company capital stock, the Company Options, ESPP Options and the Andlinger CapitalWarrants which shall be complied with as set forth in Section 6.1(a)(i) and (ii), and Buyer shall have received a certificate of an authorized officer of the Company, on behalf of the Company, to such effect.

                  (c) The Related Agreement has been executed and delivered by the respective parties thereto and continues in full force and effect.

                  (d) Buyer shall have received from Nixon Peabody LLP, counsel to Buyer, on the Closing Date, a written opinion dated as of such date that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

                  (e) Buyer shall have received from PricewaterhouseCoopers LLP the "comfort" letters described in Section 6.7(b).

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                  (a) by mutual written consent of Buyer and the Company;

                  (b) by the Company, upon a material breach of this Agreement on the part of Buyer or Merger Subsidiary which has not been cured and which would cause the conditions set forth in Section 8.2 to be incapable of being satisfied by July 31, 2000;

                  (c) by Buyer, upon a material breach of this Agreement on the part of the Company set forth in this Agreement which has not been cured and which would cause the conditions set forth in Section 8.3 to be incapable of being satisfied by July 31, 2000;

                  (d) by Buyer or the Company if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling, after reasonable efforts on the part of Buyer and the Company to resist, resolve or lift, which permanently restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable;

                  (e) by either Buyer or the Company if the Merger shall not have been consummated on or before July 31, 2000 (the "Upset Date") provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Agreement;

                  (f) by either Buyer or the Company if the Company Special Meeting (including as it may be adjourned from time to time) shall have concluded without the Company having obtained the required stockholder approval of this Agreement and the transactions contemplated hereby;

                  (g) by Buyer if the Board of Directors of the Company, prior to the Company Special Meeting (i) shall withdraw or modify in any adverse manner the Company Board Approval, or (ii) shall enter into negotiations with any Person concerning an Acquisition Proposal in violation of Section 7.9(a), or
(iii) shall approve or recommend a Superior Proposal pursuant to Section 7.9(b), or

                  (h) by the Company at any time prior to the Company Special Meeting, upon five business days' prior notice to Buyer, if the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that (x) the Company shall have complied with Section 7.9, (y) the Board of Directors of the Company shall have concluded in good faith, after giving effect to all concessions which may be offered by Buyer pursuant to clause (z) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal, and (z) prior to any such termination, the Company shall, and shall cause its financial and legal advisors to, negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Buyer to proceed with the transactions contemplated hereby; provided, however, that it shall be a condition to termination by the Company pursuant to this Section 9.l(h) that the Company shall have made the payment of the Termination Fee to Buyer as required by Section 9.3(b).

         Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company, as provided in Section 9.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of any of the Company, Buyer or Merger Subsidiary or their respective officers or directors; provided that Sections 4.24 (Brokers); 5.9 (Brokers); the second sentence of 7.1(a) (Confidentiality), the second sentence of 7.1(b) (Confidentiality); Section 7.9 to the extent the Company is required to pay the Termination Fee until such Fee is paid; this Section 9.2, 9.3 (Fees and Expenses); and 11(h) (Governing Law) shall survive the termination and remain in full force and effect and; provided, further, that (i) each party shall remain liable for any willful breaches of such party's covenants hereunder or intentional or willful breaches of such party's representations and warranties hereunder prior to its termination, and (ii) Buyer shall be responsible for the fees and expenses incurred in connection with the filing and printing of the Proxy Statement/Prospectus (including any preliminary proxy statement/ prospectus) and the filing fees under the Merger Control Laws.

         Section 9.3 Fees and Expenses.

                  (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except as otherwise provided in Section 7.8 and Section 9.2.

                  (b) Buyer and the Company agree that the Company shall pay to Buyer the sum of $50,000,000 (the "Termination Fee") solely as follows: (i) if Buyer shall terminate this Agreement pursuant to Sections 9.1(g)(ii) or (iii) or if the Company shall terminate this Agreement pursuant to Section 9.1(h), (ii) if (A) the Company or Buyer shall terminate this Agreement pursuant to Section 9.1(f) due to the failure of the Company's stockholders to approve and adopt this Agreement, (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to the Company and (C) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, or (iii) if (A) Buyer shall terminate this Agreement pursuant to Section 9.1(c) or Section 9.1(g), (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, (C) following the existence of such Acquisition Proposal and prior to any such termination, the Company shall have intentionally breached (and not cured after notice thereof) any of its material covenants or agreements set forth in this Agreement in any material respect, and (D) within 12 months of any such termination of this Agreement, the Company shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

                  (c) The Termination Fee required to be paid pursuant to
Section 9.3(b) shall be made as
follows:

                           (i) one-half of the Termination Fee shall be paid by wire transfer of immediately available funds within two business days after notice of termination of this Agreement is given: by Buyer or the Company under
                           Section 9.1(c), by Buyer under Section 9.1(f), and by Buyer under Section 9.1(g); and

                           (ii) the remaining one-half of the Termination Fee shall be paid by wire transfer of immediately available funds within two business days after the closing of the transactions contemplated by any Acquisition Proposal which results in the Company entering into an Acquisition Agreement with a third party within twelve months of any termination of this Agreement.

         Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of the Company, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the Merger Consideration, (ii) in any way materially adversely affects the rights of the Company's stockholders, or (iii) under applicable law would require approval of the Company's stockholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS

         Section 10.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall not survive the Merger.

         Section 10.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to the Company:

                  NetOptix Corporation
                  Sturbridge Business Park
                  Sturbridge, MA 01566

                  Attention: Gerhard R. Andlinger
                  Telephone: 508-347-9191
                  Telecopy No.:

         With a required copy to:

                  Edwards & Angell LLP
                  250 Royal Palm Way, Suite 300
                  Palm Beach, FL  33480
                  Attention:  Jonathan E. Cole, Esq.
                  Telephone: 561-833-7700
                  Telecopy: 561-655-8719

         If to Buyer or Merger Subsidiary:

                  Corning Incorporation
                  One Riverfront Plaza
                  Corning, NY 14831

                  Attention: William D. Eggers, General Counsel
                  Telephone: 607-974-9000
                  Telecopy: 607974-8150

         With a required copy to:

                  Nixon Peabody LLP
                  Clinton Square, Suite 1300
                  Rochester, NY 14604
                  Attention:  Deborah McLean Quinn, Esq.
                  Telephone: 716-263-1307
                  Telecopy:  716-263-1600

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

         Section 10.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         Section 10.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 10.5 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights, except for the provisions of Article III and Section 7.5.

         Section 10.6 Governing Law. This Agreement, except to the extent that provisions of Delaware Law (with respect to the Merger only) are mandatorily applicable to the Merger and the rights of the stockholders of the Company, shall be governed in all respects by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

         Section 10.7 Headings; Disclosure. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any disclosure by the Company or Buyer in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule.

         Section 10.8 Certain Definitions and Rules of Construction.

                  (a)      As used in this Agreement:

                  "Acquisition Agreement" has the meaning set forth in Section 7.9(b).

                  "Acquisition Proposal" has the meaning set forth in Section 7.9(a).

                  "Affiliate" as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" has the meaning set forth in the preamble to this Agreement.

                  "Buyer" has the meaning set forth in the preamble to this Agreement.

                  "Buyer Benefit Plans" has the meaning set forth in Section
7.11.

                  "Buyer Common Stock" has the meaning set forth in Section 3.1(c).

                  "Buyer Disclosure Schedule" has the meaning set forth in
Article V, Introduction.

                  "Buyer Material Adverse Effect" shall be an event or occurrence or series of events or occurrences which individually or in the aggregate with all other events or occurrences would be reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Buyer and its subsidiaries taken as a whole, other than any change, circumstances or effect relating to (i) change in law, rule, or regulation or generally accepted accounting principles or interpretations thereof that applies to both Buyer and the Company (ii) the economy or securities markets in general or (iii) the industries in which Buyer operates in general and not specifically relating to Buyer.

                  "Buyer Quarterly Financial Statements" has the meaning set forth in Section 5.5(b).

                  "Buyer SEC Reports" has the meaning set forth in Section
5.5(a).

                  "Certificate of Merger" has the meaning set forth in Section 1.3.

                  "Certificates" has the meaning set forth in Section 3.2.

                  "Closing Date" has the meaning set forth in Section 1.2.

                  "Code" has the meaning set forth in the preamble to this Agreement.

                  "Company" has the meaning set forth in the preamble to this Agreement.

                  "Company Benefit Plans" has the meaning set forth in Section 4.9.

                  "Company Board Approval" has the meaning set forth in Section 4.24.

                  "Company Common Stock" has the meaning set forth in Section 3.1(b).

                  "Company Disclosure Schedule" has the meaning set forth in
Article IV, Introduction.

                  "Company Employees" has the meaning set forth in Section 7.11.

                  "Company Financial Statements" has the meaning set forth in
Section 4.5(b).

                  "Company Intellectual Property Rights" has the meaning set forth in Section 4.16(a).

                  "Company Material Adverse Effect" shall be an event or occurrence or series of events or occurrences which individually or in the aggregate with all other events or occurrences would be reasonably likely to have a material adverse effect on the business, assets, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any change, circumstances or effect relating to (i) change in law, rule, or regulation or generally accepted accounting principles or interpretations thereof that applies to both Buyer and the Company, (ii) the economy or securities markets in general or (iii) the industries in which the Company operates in general and not specifically relating to the Company.

                  "Company Stock Option Plans" has the meaning set forth in
Section 4.2.

                  "Company Permits" has the meaning set forth in Section 4.12.

                  "Company Proposal" has the meaning set forth in Section
7.2(a).

                  "Company Quarterly Financial Statements" has the meaning set forth in Section 4.5(c).

                  "Company SEC Reports" has the meaning set forth in Section 4.5(a).

                  "Company Special Meeting" has the meaning set forth in Section 7.2(a).

                  "Company Stock Options" has the meaning set forth in Section 4.2(a).

                  "Company's Financial Advisor" has the meaning set forth in
Section 4.24.

                  "Confidentiality Agreement" has the meaning set forth in
Section 7.1(a).

                  "Delaware Law" has the meaning set forth in Section 1.3.

                  "Dissenting Shares" has the meaning set forth in Section
3.1(e).

                  "Effective Time" has the meaning set forth in Section 1.3.

                  "Election" has the meaning set forth in Section 3.1(h).

                  "Election Deadline" has the meaning set forth in Section
3.1(k).

                  "Environmental Law" has the meaning set forth in Section 4.19.

                  "ERISA" shall have the meaning set forth in Section 4.9(a).

                  "ERISA Affiliate" has the meaning set forth in Section 4.9(a).

                  "ESPP" has the meaning set forth in Section 4.2(a).

                  "ESPP Options" has the meaning set forth in Section 4.2(a).

                  "Exchange Act" has the meaning set forth in Section 4.4(b).

                  "Exchange Ratio" has the meaning set forth in Section 3.1(c).

                  "GAAP" has the meaning set forth in Section 4.5(b).

                  "Government Contracts" has the meaning set forth in Section 4.22.

                  "Governmental Entity" has the meaning set forth in Section 4.4(b).

                  "HSR Act" has the meaning set forth in Section 4.4(b).

                  "Hazardous Materials" has the meaning set forth in Section
4.19.

                  "Indemnified Parties" has the meaning set forth in Section
7.5.

                  "Information Technology" has the meaning set forth in Section 4.16(c).

                  "IRS" has the meaning set forth in Section 4.9.

                  "knowledge of the Company" or a similar phase means that any director or officer of the Company, Optical Filter Corporation or ANC Management Corp. has actual knowledge of such factor or event.

                  "Laws" has the meaning set forth in Section 4.4.

                  "Lien" has the meaning set forth in Section 4.4(a).

                  "Material Contract" has the meaning set forth in Section 4.14.

                  "Merger" has the meaning set forth in the preamble to this Agreement.

                  "Merger Consideration" has the meaning set forth in Section 3.1(c).

                  "Merger Control Laws" means HSR and the Laws of any other applicable jurisdiction with respect to competition, merger or other business combinations.

                  "Merger Subsidiary" has the meaning set forth in the preamble to this Agreement.

                  "Merger Subsidiary Common Stock" has the meaning set forth in
Section 3.1(a).

                  "Paying Agent" has the meaning set forth in Section 3.3.

                  "Person" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

                  "Products" has the meaning set forth in Section 4.14.

                  "Prospectus/Proxy Statement" has the meaning set forth in
Section 7.2(a).

                  "Qualified Plans" has the meaning set forth in Section 4.9.

                  "Registration Statement" has the meaning set forth in Section 7.2(a).

                  "Related Agreement" has the meaning set forth in Section 7.10.

                  "SEC" has meaning set forth in Section 4.5(a).

                  "Securities Act" has the meaning set forth in Section 4.4(b).

                  "Significant Subsidiaries" means subsidiaries within the meaning of Regulation S-X under the Exchange Act, which in the case of references to the Significant Subsidiaries of Buyer, shall include Merger Subsidiary.

                  "Subsidiary" or "Subsidiaries" means, with respect to Buyer, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Buyer, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal to acquire all of the voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company for consideration consisting of cash and/or securities which the Board of Directors of the Company concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is materially more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed, including, without limitation, a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably capable of being financed by such third party.

                  "Surviving Corporation" has the meaning set forth in Section 1.1.

                  "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

                  "Termination Fee" has the meaning set forth in Section 9.3(b).

                  "Upset Date" has the meaning set forth in Section 9.1(e).

                  "Year 2000 Ready" has the meaning set forth in Section
4.16(c).

                  (b)      Other Rules of Construction.

                           (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

                           (ii) The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement.

                           (iii) This Agreement is the joint drafting product of Buyer and the Company and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

                           (iv) Each case in this Agreement where a contract or agreement is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at law.

                           (v) All references in the Agreement to financial terms shall be deemed to refer to such terms as they are defined under GAAP, consistently applied.

         Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         Section 10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, Buyer, Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                       CORNING CORPORATION


                                       By/s/James B. Flaws
                                       -------------------------------
                                       James B. Flaws,
                                       Executive Vice President and
                                       Chief Financial Officer

                                       CI SUBSIDIARY, INC.


                                       By:/s/William D. Eggers
                                       -------------------------------
                                       William D. Eggers,
                                       President


                                       NETOPTIX CORPORATION


                                       By/s/Gerhard R. Andlinger
                                       -------------------------------
                                       Gerhard R. Andlinger,
                                       Chairman and Chief Executive Officer

ANNEX B


[LOGO]


February 13, 2000


Board of Directors
NetOptix Corporation
Sturbridge Business Park

P.O. Box 550
Sturbridge, Massachusetts  01566


Ladies and Gentlemen:

                  You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of the common stock, par value $0.01 per share (the "Company Common Stock"), of NetOptix Corporation ("the Company") of the Exchange Ratio (as defined below) in connection with the Merger (as defined below) contemplated by the Agreement and Plan of Merger (the "Agreement") to be entered into among the Company, Corning Incorporated ("Parent") and CI Subsidiary Inc., a direct wholly owned subsidiary of Parent ("Merger Sub").

                  As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the "Merger"), and each issued and outstanding share of Company Common Stock, other than certain shares to be cancelled pursuant to the Agreement, will be converted into the right to receive 0.90 (the "Exchange Ratio") of a share of the common stock, par value $0.50 per share (the "Parent Common Stock"), of Parent.

                  In arriving at our opinion, we reviewed a draft of the Agreement, dated February 11, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of each of the Company and Parent concerning the businesses, operations and prospects of the Company and Parent. We examined certain publicly available business and financial information relating to the Company and Parent as well as certain financial forecasts and other information and data for the Company and Parent which were provided to or otherwise discussed with us by the managements of the Company and Parent, including certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock and Parent Common Stock; the historical and projected earnings and other operating data of the Company and Parent; and the historical and projected capitalization and financial condition of the Company and Parent. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Exchange Ratio and analyzed certain financial, stock market and other publicly available

[LOGO]


information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Parent. We also evaluated the pro forma financial impact of the Merger on Parent. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

                  In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the managements of the Company and Parent that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of the Company and Parent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of the Company and Parent and the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent nor have we made any physical inspection of the properties or assets of the Company or Parent. You have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in a timely fashion in accordance with the terms of the Agreement without waiver of any of the conditions precedent to the Merger contained in the Agreement.

                  Our opinion, as set forth herein, relates to the relative values of the Company and Parent. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued in the Merger or the price at which the Parent Common Stock will trade subsequent to the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

                  Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable only upon the consummation of the Merger. We have in the past provided and currently are providing investment banking services to the Company and Parent unrelated to the Merger, for which we have received and will receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long

[LOGO]


or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company and Parent and their respective affiliates.

                  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the Merger and our opinion is not intended to be and does not constitute a recommendation of the Merger to the Company or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

                  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock.

                                Very truly yours,

                               /s/Salomon Smith Barney Inc.
                               SALOMON SMITH BARNEY INC.

ANNEX C

                          STOCKHOLDER VOTING AGREEMENT

                              AND IRREVOCABLE PROXY

         STOCKHOLDER AGREEMENT, dated as of February 13, 2000, among CORNING INCORPORATED ("Buyer"), a New York corporation, NETOPTIX CORPORATION ("NetOptix"), a Delaware corporation, and CI SUBSIDIARY, INC., ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Buyer, and ANDLINGER CAPITAL XIII LLC ("Capital"), GERHARD R. ANDLINGER ("GRA"), JOHN F. BLAIS, JR. ("JFB") and STEPHEN A. MAGIDA ("SAM") in his capacity as manager of Capital and as trustee of the Gerhard R. Andlinger Intangible Asset Management Trust, dated as of December 29, 1997 (the "Trust") and not in his individual capacity.

                                    RECITALS

         WHEREAS, each of Capital, GRA, JFB and SAM (in his capacity as manager of Capital and as trustee of the Trust) (Capital, GRA, JFB and SAM, in each of such capacities, being individually referred to as a "Stockholder" and collectively as the "Stockholders") is the record and beneficial owner of the number of shares of capital stock of NetOptix set forth under each such Stockholder's signature to this Agreement (such shares, together with any other shares of capital stock of NetOptix acquired by such Stockholder or the Trust after the date hereof (including through the exercise of stock options, warrants or similar rights or the conversion or exchange of securities) being collectively referred to herein as the "Shares" of such Stockholder);

         WHEREAS, the respective Boards of Directors of Buyer and NetOptix have approved the execution of an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified in accordance with its terms, the "Merger Agreement"), with respect to the merger of Merger Subsidiary with or into NetOptix (the "Merger");

         WHEREAS, pursuant to Section 7.10 of the Merger Agreement as a condition to the obligations of Buyer to consummate the Merger, the Stockholders are required to execute and deliver this Agreement to Buyer and Merger Subsidiary;

         WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer, NetOptix and Merger Subsidiary have entered into the Merger Agreement, setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and

         WHEREAS, as an inducement and an essential condition to Buyer and Merger Subsidiary entering into the Merger Agreement, NetOptix and the Stockholders have agreed to enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties, intending to be legally bound, and on his or its behalf severally and not jointly, agree as follows (certain capitalized terms are used herein with the meanings set forth in Section 11):

                  1. Voting Agreement.

                  (a) Each Stockholder hereby agrees with Buyer and Merger Subsidiary that, at any meeting of NetOptix's shareholders, however called and any postponement or adjournment thereof, or in connection with any written consent of NetOptix's shareholders (collectively, the "NetOptix Stockholders Meeting"), subject to paragraph 2 hereof, such Stockholder shall vote (or, if applicable, execute consents and approvals in respect of) the Shares Beneficially Owned by such Stockholder as of the date of such meeting or written consent, whether heretofore owned or hereafter acquired: (A) in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) and by any of the agreements referred to therein and such other matters, if any, as requested by Buyer or Merger Subsidiary (the "Transactions"); (b) against any action or agreement that would result in a breach in any respect of any representation, warranty, agreement or covenant or any other obligation or agreement of NetOptix under the Merger Agreement or in connection with the Transactions and against any other Acquisition Proposal; (c) cause the Shares Beneficially Owned to be present at any such meeting for purposes of establishing and maintaining a quorum; and (d) except as otherwise agreed to in writing in advance by Buyer, against: (i) any Other Acquisition,
(ii) any change in a majority of the individuals who, as of the date hereof, constitute the Board of Directors of NetOptix, (iii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving NetOptix and any Third Party (as defined below), (iv) a sale, lease, transfer or disposition of any assets of NetOptix's or any of its subsidiaries' business outside the ordinary course of business, or any assets which are material to its business whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of NetOptix, (v) any change in the present capitalization of NetOptix or any amendment of NetOptix's Certificate of Incorporation or Bylaws, (vi) any other material change in NetOptix's corporate structure or affecting its business, or (vii) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement (including the agreements referred to therein), or any of the transactions contemplated by this Agreement or change any of the voting rights of any voting securities of NetOptix. Any such vote, consent or approval shall be given in accordance with such procedures as shall ensure that it is duly counted for purposes of recording the results of such vote, consent or approval. None of the Stockholders shall take any action or enter into any agreement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained herein.

                  (b) Each Stockholder hereby consents to and authorizes and approves the actions taken by the Board of Directors of NetOptix in approving the Merger, the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby. Each Stockholder hereby waives, and agrees not to exercise, any appraisal rights under the Delaware General Corporation Law in connection with the Merger.

                  2. Grant of Irrevocable Proxy; Appointment of Proxy.

                  (a) Each Stockholder hereby irrevocably and severally grants to, and appoints, Buyer and any person designated by Buyer to act in its place, a proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares Beneficially Owned, or grant a consent or approval in respect of such Shares Beneficially Owned, in a manner consistent with Section 1 hereof. Each Stockholder agrees to execute such other instruments as may reasonably be necessary or advisable to effect the intent of each proxy granted hereby and not to give any subsequent proxies with respect to the Shares Beneficially Owned (and if given shall not be effective).

                  (b) Each Stockholder represents and warrants that any proxies (other than the proxies contained in Section 2(a) hereof) heretofore given in respect of such Stockholder's Shares Beneficially Owned are not irrevocable or if irrevocable, that, upon execution and delivery of this Agreement, the valid consent to the revocation of such proxies from the party or parties to whom such proxies were heretofore granted will be obtained, and that any such other proxies are hereby revoked to the extent necessary to effect the transactions contemplated by Section 1 hereof. Each Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the execution, delivery and performance of this Agreement by such Stockholder.

                  (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder in accordance with this Agreement. Each Stockholder hereby further affirms that his or its irrevocable proxy is coupled with an interest and may under no circumstances be revoked. This irrevocable proxy is executed and intended to be irrevocable in accordance with the applicable provisions of the Delaware General Corporation Law. This irrevocable proxy shall be valid until termination of this Agreement pursuant to
Section 7 hereof.

                  3. Restrictions on Transfer.

                  (a) Each Stockholder covenants and agrees with Buyer that, prior to the time the NetOptix Stockholders Meeting shall have been completed, neither such Stockholder nor any of his or its Affiliates, shall, directly or indirectly, (i) give, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of the record or beneficial ownership of (any such act, a "Transfer"), or consent to any Transfer of, any or all of the Shares Beneficially Owned or any interest therein; (ii) enter into any contract, option, commitment or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Shares Beneficially Owned; or
(iii) enter into any other voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or other grant (each, a "Voting Arrangement"), with respect to the Shares Beneficially Owned.

                  (b) No Transfer of any Shares Beneficially Owned in violation of Section 3(a) shall be made or recorded on the books of NetOptix or Buyer and any such Transfer shall be void and of no effect.

                  (c) Upon issuance thereof and until such time as the same is no longer required hereunder, any certificate issued representing any of the Shares Beneficially Owned by any Stockholder, including all certificates issued upon transfer or in exchange thereof or in substitution therefor, shall, in addition to any legend(s) required by law, bear the following legend:

                     THE SECURITIES REPRESENTED BY THIS
                CERTIFICATE ARE SUBJECT TO CERTAIN VOTING
                LIMITATIONS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED
                AS OF FEBRUARY 13, 2000. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY."

                  (d) The certificates representing the Shares Beneficially Owned by each Stockholder (including any certificate issued upon transfer or in exchange thereof or in substitution therefor) shall also bear any legend required under any applicable state securities or blue sky laws.

                  (e) Within three business days of the date of this Agreement, NetOptix shall make a notation on its records or give instructions to any transfer agents or registrars for the Shares Beneficially Owned by the Stockholders in order to implement the restrictions on transfer set forth in this Section 3.

                  (f) As soon as practicable after the execution and delivery of this Agreement, the Stockholders shall submit any and all certificates representing the Shares Beneficially Owned by any Stockholder or any of their respective affiliates to NetOptix so that the legend or legends required by this
Section 3 may be placed thereon and shall cause each permitted transferee to do the same with respect to the Shares Beneficially Owned by such permitted transferee.

                  4. Representations and Warranties of the Stockholders. Each Stockholder, including SAM on behalf of Capital and the Trust, with respect to himself or itself and the Shares Beneficially Owned by him or it respectively, hereby represents and warrants, severally and not jointly, to Buyer and Merger Subsidiary as of the date hereof as follows:

                  (a) Authority. Each Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of such Stockholder and the entities, if any, on whose behalf such Stockholder acts in his non-individual capacity (the "Entities"). This Agreement has been duly executed and delivered by the Stockholders and constitutes a valid and binding obligation of such Stockholder and the Entities enforceable against them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar law affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) No Conflicts. Except for (i) compliance with and filings under the pre-merger notifications and (ii) the applicable requirements of the Exchange Act, the execution and delivery of this Agreement do not, and the consummation by each Stockholder of the Transactions and compliance with the terms hereof will not, (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of such Stockholder under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, or instrument, applicable to such Stockholder or to the property or assets of such Stockholder, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholders or any of the properties or assets of any Stockholder, including the Shares Beneficially Owned, except for such conflicts, violations, breaches, defaults or other occurrences which, individually or the aggregate, have not had and would not reasonably be expected to prevent or materially delay the ability of the Stockholders to perform their respective obligations under this Agreement (a "Stockholder Material Adverse Effect").

                  (c) No Consents. The execution, delivery and performance of this Agreement by such Stockholder does not, and neither the performance of this Agreement by such Stockholder nor the consummation of the Transactions by such person will, require any consent, approval, authorization, order or permit of, or filing with or notification to any Governmental Entity, except for (i) applicable requirements of the Exchange Act and the Securities Act, (ii) compliance with and filings under the legally required pre-merger notifications, and (iii) the applicable requirements of state securities laws, takeover laws or Blue Sky laws. If any such Stockholder is married and the Shares Beneficially Owned by such Stockholder constitute community property or otherwise need spousal or other approval to be valid and binding, this Agreement has been duly authorized, executed and delivered by, and, constitutes a valid and binding agreement of, such Stockholder's spouse enforceable against such spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar law affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity. No trust of which such Stockholder is a trustee (including the Trust) requires the consent of any beneficiary for the execution and delivery of this Agreement or for the consummation of the transactions contemplated hereby.

                  (d) The Shares Beneficially Owned. Each Stockholder is the record and beneficial owner of, is the sole manager of the record owner of or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and valid title to and sole voting and dispositive power to, the Shares set forth under its or his name on the signature pages attached hereto, free and clear of any claims, liens, encumbrances, security interests, options, charges and restrictions of any kind. Except as otherwise set forth on the signature pages attached hereto, such person does not own, of record or beneficially, any shares of capital stock or other voting securities of NetOptix. Such person has the sole right to dispose of and vote such Shares, and none of the Shares are subject to any Voting Arrangement or other voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares, except as set forth in this Agreement.

                  (e) No Brokers. Except for Salomon Smith Barney Inc., whose fees are payable by NetOptix, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of NetOptix, such Stockholder or the Entities.

                  5. Acquisition Proposals. Each Stockholder agrees that neither such Stockholder nor any of its Affiliates or any of the managers or members of Capital nor any of its employees, agents and representatives (including any investment banker, attorney or accountant retained by such person or any of its Affiliates), shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 10% of the Common Stock of NetOptix or the assets or capital stock of any of its subsidiaries (any such proposal or offer (other than a proposal or offer made by Buyer or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). Except as may be permitted under Section 8 hereof each Stockholder further agrees that neither such Stockholder nor any of his or its Affiliates nor any of the managers or members of Capital or its Affiliates shall, and that each of the Stockholders shall direct and use his or its reasonable best efforts to cause their respective' employees, agents and representatives (including any investment banker, attorney or accountant retained by any of such persons or any of its Affiliates) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Stockholder relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Each Stockholder agrees that such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Capital agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5 of the obligations undertaken in this Section 5 and that any breach of the provisions of this
Section 5 by any officer or director of Capital or its Affiliates or any investment banker, financial advisor, attorney, accountant or other representatives will be deemed a breach by Capital.

                  6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (other than the rights of substitution and resubstitution with respect to the proxies granted herein) and any purported assignment in violation of this Section 6 shall be void and of no effect. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective administrators, heirs, legal representatives, successors and permitted assignees.

                  7. Termination. This Agreement shall terminate immediately upon the earlier of: (i) the termination of the Merger Agreement by mutual agreement of NetOptix and Buyer or, in accordance with the terms of the Merger Agreement, by NetOptix as a result of breaches or non-performance by Buyer, (ii) the Effective Time, and (iii) the first (1st) anniversary of the date of this Agreement.

                  8. Stockholder Capacity. By executing and delivering this Agreement, each of the Stockholders makes no agreement or understanding herein as to his capacity as a director or officer of NetOptix of any subsidiary of NetOptix. Each of the Stockholders signs solely in his or its capacity as the beneficial owner of NetOptix's Shares and nothing herein shall limit or affect any actions taken by each Stockholder, or his or its Affiliates, in his or its capacity as an officer or director of NetOptix or any subsidiary of NetOptix to the extent specifically permitted by the Merger Agreement including without limitation Section 7.9 thereof.

                  9. Binding Obligations. Upon execution hereof by Buyer, and any Stockholder, this Agreement shall be binding upon and inure to the benefit of Buyer, Merger Subsidiary, and each such Stockholder, regardless of the failure of any other party listed on the signature page hereto to execute this Agreement.

                  10. General Provisions.

                  (a) Certain Definitions. Capitalized terms used herein and not otherwise defined are used with the meaning ascribed thereto in the Merger Agreement.

                        "Beneficially Owned" with respect to any securities of
                  NetOptix shall mean a Stockholder's having such ownership, control or power to direct the voting or investment with respect to, or otherwise enabling such Stockholder to legally act with respect to, such securities as contemplated hereby, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Securities Beneficially Owned by such Stockholder shall include securities Beneficially Owned by all other persons with whom such Stockholder would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

                           "Voting Securities" means any capital stock or other
                  security convertible for or exchangeable into securities entitled to vote generally in the election of directors.

                  (b) Amendments. This Agreement may not be amended, supplemented, modified or waived except by an instrument in writing signed by Buyer and the Stockholder or Stockholders to whom such amendment, modification or waiver relates.

                  (c) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

                  (d) Notice. All notices, requests and other communications to any party hereunder shall be in writing, including facsimile, telex or similar writing, and shall be deemed given if delivered to Buyer or NetOptix at their respective addresses or telecopier numbers set forth below and to the Stockholders at its or his address or telecopier number set forth on the signature pages hereto (or at such other address or telecopier number for a party as shall be specified by like notice). Each such notice, request or other communication shall be effective (i) if given by facsimile and received at or prior to 5:00 p.m. local time on a business day, upon confirmation of receipt, and if given by facsimile and received at any other time, upon the next business day or (ii) if given by any other means, when delivered at the address specified in this Section 11(d).

                  If to NetOptix, to:

                  NetOptix Corporation
                  Attention:  Gerhard R. Andlinger
                  Sturbridge Business Park
                  Sturbridge, Massachuesetts  01566
                  Telephone:  (508) 347-9191
                  Fax:

                  With a required copy to:

                  Edwards & Angell, LLP
                  Attention:  Jonathan E. Cole
                  250 Royal Palm Way
                  Palm Beach, Florida  33480-4356
                  Telephone:  (561) 833-7700
                  Fax:  (561) 655-8719

                  If to Buyer, to:

                  Corning Incorporated
                  Attention:  William D. Eggers
                  One Riverfront Plaza
                  Corning, New York  14831
                  Telephone:  (607) 974-9000
                  Fax:  (607) 974-8150

                  With a copy to:

                  Nixon Peabody, LLP
                  Attention:  Deborah McLean Quinn
                  Clinton Square
                  Rochester, New York  14604
                  Telephone:  (716) 263-1307
                  Fax:  (716) 263-1600

                  (e) Interpretation.

         When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         The parties acknowledge and agree that: (A) each party to this Agreement and his or its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (B) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (C) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto, regardless of which party was generally responsible for the preparation of this Agreement or any provision hereof.

                  (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                  (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  (h) Governing Law. This Agreement shall be construed in accordance with and governed in all respects, including validity, interpretation and effect, by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

                  (i) Consent to Jurisdiction; Consent to Service. IN THE EVENT OF ANY LITIGATION, CLAIM OR OTHER LEGAL PROCEEDING WITH RESPECT TO ANY MATTER PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY. THE PARTIES HERETO HEREBY READILY CONSENT TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF DELAWARE AND ANY FEDERAL COURT LOCATED IN DELAWARE IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO HEREBY WAIVE PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY SUCH LITIGATION AND AGREE THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO OR BY PERSONAL DELIVERY TO ANOTHER PARTY TO THIS AGREEMENT AT SUCH OTHER PARTIES' ADDRESS SPECIFIED IN SECTION 10 (d).

                  (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. If no such agreement is reached between the parties, the term or provision which is determined to be invalid, illegal or incapable of being enforced shall nonetheless be enforced to fulfill the intent of the parties to the extent legally permissible.

                  11. Confidentiality; Public Announcements. Each of the Stockholders and his or its Affiliates recognizes that successful consummation of the Transactions may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure of the Transactions by Buyer, NetOptix and Merger Subsidiary, each Stockholder (and Entities represented by any Stockholder) hereby agrees not to issue any press release or make any other public statement or disclose or discuss such matters with anyone not a party to this Agreement (other than such person's counsel and advisors, if any) without the prior written consent of Buyer and NetOptix, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or as required by law.

         IN WITNESS WHEREOF, Buyer, NetOptix, Merger Subsidiary and the Stockholders have executed or caused this Agreement to be duly executed and delivered as of the date first written above.

                                      CORNING INCORPORATED



                                      By:/s/James B. Flaws
                                      ------------------------------------
                                      Name: James B. Flaws
                                      Title:Executive Vice President and
                                            Chief Financial Officer


                                      CI SUBSIDIARY, INC.


                                      By:/s/William D. Eggers
                                      ------------------------------------
                                      Name: William D. Eggers
                                      Title:President


                                      NETOPTIX CORPORATION



                                      By:/s/G. R. Andlinger
                                      ------------------------------
                                      Name: G. R. Andlinger
                                      Title: Chairman

                     SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                                      CAPITAL

                                      By:/s/Stephen A. Magida
                                      -----------------------------
                                      Name: Stephen A. Magida
                                      Title: Managing Member

                                      Number of Shares Beneficially Owned as of
                                      February 13, 2000


                                      4,000,000 shares of Common Stock

                                      Notice Address:

                                      c/o Andlinger & Company
                                      303 South Broadway
                                      Suite 229
                                      Tarrytown, New York  10591
                                      Telephone: (914) 332-4900
                                      Fax: (914) 332-4977

                     SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                                      SAM

                                      By:/s/Stephen A. Magida
                                      ---------------------------
                                      Name: Stephen A. Magida, as
                                      Title: Manager of Andlinger
                                      Capital XIII LLC
                                      Trustee of the Gerhard R. Andlinger
                                      Intangible Asset Management Trust dated as
                                      of December 29, 1997

                                      Number of Shares Beneficially Owned as of
                                      February 13, 2000

                                      Andlinger Capital XIII LLC
                                      --------------------------
                                      3,000,000 shares of Common Stock

                                      Warrant to acquire 1,000,000 shares of
                                      Common Stock

                                      Intangible Asset Management Trust
                                      ---------------------------------
                                      171,465 shares of Common Stock

                                      Notice Address:

                                      Stephen A. Magida
                                      105 Harbor Drive
                                      Suite 125
                                      Stamford, Connecticut
                                      Telephone: (203) 348-6690
                                      Fax: (203) 348-6790

                     SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                                      GRA

                                      By:/s/Gerhard R. Andlinger
                                      ---------------------------
                                      Name: Gerhard R. Andlinger

                                      Number of Shares Beneficially Owned as of
                                      February 13, 2000


                                      4,100,000 shares of Stock

                                      Notice Address:

                                      Gerhard R. Andlinger
                                      c/o Andlinger & Company
                                      303 South Broadway
                                      Suite 229
                                      Tarrytown, New York  10591
                                      Telephone: (914) 332-4900
                                      Fax: (914) 332-4977

                     SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                                      JFB

                                      By:/s/John F. Blais, Jr.
                                      ------------------------
                                      Name: John F. Blais, Jr.
                                      Title:


                                      Number of Shares Beneficially Owned as of
                                      February 13, 2000


                                      806,652 shares of Common Stock

                                      Notice Address:

                                      John F. Blais, Jr.
                                      363 Singletary Lane
                                      Framingham, Massachusetts  01701
                                      Telephone:
                                      Fax:

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Sections 722 and 723 of the Business Corporation Law of the State of New York provide that a corporation may indemnify its current and former directors and officers under certain circumstances. Article VIII of the Company's Bylaws provides that the Company shall indemnify each director and officer against all costs and expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of his being or having been a director or officer of the Company to the full extent permitted by, and consistent with, the Business Corporation Law.

     Section 402(b) of the Business Corporation Law provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Paragraph 7 of the Company's Restated Certificate of Incorporation contains such a provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following documents are exhibits to the Registration Statement.


       EXHIBIT

       NUMBER                              DESCRIPTION OF DOCUMENT
---------------------                      -----------------------
         2.1 Agreement and Plan of Merger, dated as of February 13, 2000, among Corning Incorporated, CI Subsidiary, Inc. and NetOptix Corporation (attached as Annex A to the Proxy Statement/Prospectus).

         5.1 Opinion of William D. Eggers, Senior Vice President and General Counsel of Corning Incorporated, as to the legality of the securities being registered.

         8.1 Opinion of Nixon Peabody LLP as to the material United States federal income tax consequences of the Merger.

         8.2 Opinion of Edwards & Angell, LLP as to the material United States federal income tax consequences of the Merger.

         23.1                        Consent of PricewaterhouseCoopers LLP.

         23.2                        Consent of Ernst & Young LLP.

                                     -II-1-

         23.3                        Consent of Nixon Peabody LLP (included in
                                     Exhibit 8.1 to this Registration
                                     Statement).

         23.4 Consent of Edwards & Angell, LLP (included in Exhibit 8.2 to this Registration Statement).

         23.5                        Consent of Salomon Smith Barney Inc.

         24.1                        Powers of Attorney.

         99.1 Form of Proxy Card for the Special Meeting of Stockholders of NetOptix Corporation.

         99.2                        Form of Chairman Letter to the
                                     Stockholders of NetOptix Corporation.

         99.3 Form of Notice of Special Meeting of Stockholders of NetOptix Corporation.

         99.4                        Opinion of Salomon Smith Barney Inc.
                                     (attached as Annex B to the Proxy
                                     Statement/Prospectus).

         99.5 Stockholder Voting Agreement and Irrevocable Proxy (attached as Annex C To the Proxy Statement/Prospectus).


                                     -II-2-

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b) (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


                                     -II-3-

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Corning Incorporated, a New York corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on the 15th day of March, 2000.

                                     Corning Incorporated
                                       (Registrant)

                                     By:  /s/ WILLIAM D. EGGERS
                                     ---------------------------------------
                                     William D. Eggers,
                                     Senior Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 15, 2000 by the following persons in the capacities indicated.

                    SIGNATURE                                  CAPACITY
                   ----------                                  ---------

                                                     Chairman of the Board,
 /s/Roger G. Ackerman                                 Principal Executive
 ------------------------------------                Officer and Director
              (Roger G. Ackerman)


                                                     Senior Vice President
 /s/James B. Flaws                                    and Principal
 ------------------------------------                Financial Officer
              (James B. Flaws)


                                                     Vice President, Controller
 /s/Katherine A. Asbeck                                and Principal
 ------------------------------------                Accounting Officer
              (Katherine A. Asbeck)


                *
 ------------------------------------                Director
              (Robert Barker)

                *
 ------------------------------------                Director
              (John Seely Brown)


                                     -II-4-

                *
 ------------------------------------                Director
              (John H. Foster)


                *
 ------------------------------------                Director
              (Norman E. Garrity)

                *
 ------------------------------------                Director
              (Gordon Gund)

                *
 ------------------------------------                Director
              (John M. Henessy)

                *
 ------------------------------------                Director
              (James R. Houghton)


 ------------------------------------                Director
              (James W. Kinnear)

                *
 ------------------------------------                Director
              (John W. Loose)

                *
 ------------------------------------                Director
              (James J. O'Connor)

                *
 ------------------------------------                Director
              (Catherine A. Rein)

                *
 ------------------------------------                Director
              (Deborah D. Rieman)


                                     -II-5-

                *
 ------------------------------------                Director
              (H. Onno Ruding)

                *
 ------------------------------------                Director
             (William D. Smithburg)



     *By:/s/William D. Eggers
 ------------------------------------                Director
              (William D. Eggers)
               Attorney-in-fact



                                     -II-6-

                                  EXHIBIT INDEX

       EXHIBIT

       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------                        -----------------------
         2.1 Agreement and Plan of Merger, dated as of February 13, 2000, among Corning Incorporated, CI Subsidiary, Inc. and NetOptix Corporation(attached as Annex A to the Proxy Statement/Prospectus)

         5.1 Opinion of William D. Eggers, Senior Vice President and General Counsel of Corning Incorporated, as to the legality of the securities being registered.

         8.1 Opinion of Nixon Peabody LLP as to the material United States federal income tax consequences of the Merger.

         8.2 Opinion of Edwards & Angell, LLP as to the material United States federal income tax consequences of the Merger.

         23.1                        Consent of PricewaterhouseCoopers LLP.

         23.2                        Consent of Ernst & Young LLP.

         23.3                        Consent of Nixon Peabody LLP (included in
                                     Exhibit 8.1 to this Registration
                                     Statement).

         23.4 Consent of Edwards & Angell, LLP (included in Exhibit 8.2 to this Registration Statement).

         23.5                        Consent of Salomon Smith Barney Inc.

         24.1                        Powers of Attorney.

         99.1 Form of Proxy Card for the Special Meeting of Stockholders of NetOptix Corporation

         99.2 Form of Chairman Letter to the Stockholders of NetOptix Corporation

         99.3 Form of Notice of Special Meeting of Stockholders of NetOptix Corporation

         99.4                        Opinion of Salomon Smith Barney Inc.


                                      -II-7-

                                     (attached as Annex B to the Proxy
                                     Statement/Prospectus).

         99.5 Stockholder Voting Agreement and Irrevocable Proxy (attached as Annex C To the Proxy Statement/Proxpectus)


                                     -II-8-